UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTICE OF 2016
ANNUAL SHAREHOLDER MEETING

March 10, 2016

DATE:	Tuesday, April 19, 2016
TIME:	2:00 p.m., local time
PLACE:	Corporate headquarters: Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland

ITEMS OF BUSINESS:

Elect the board of directors.
Elect the Chairman of the board of directors.
Elect the Compensation Committee members.
Elect the independent proxy.
Approve the 2016 compensation for executives as required under Swiss law.
Approve the 2016 compensation for directors as required under Swiss law.
Approve, on an advisory basis, 2015 executive compensation as required under U.S. securities laws.
Approve the 2015 Annual Report and financial statements.
Approve the retention of disposable profits.
Approve the payment of dividends to shareholders.
Approve the cancelling of treasury shares.
Approve a new share repurchase program.
Amend the Articles of Association relating to authorized share capital for general purposes.
Elect Deloitte & Touche LLP as independent auditor and Deloitte AG as statutory auditor.
Elect PricewaterhouseCoopers AG as special auditor.
Discharge of the board of directors and executive officers from liabilities for their actions during the year ended December 31, 2015.
Transact any further business that lawfully may be brought before the meeting.

RECORD DATE:	Only shareholders of record holding common shares, as shown on our transfer books, as of the close of business on March 2, 2016 are entitled to vote at the Annual Shareholder Meeting.
MATERIALS TO REVIEW:	This document contains our Notice of 2016 Annual Shareholder Meeting and Proxy Statement. Our 2015 Annual Report accompanies this Proxy Statement but is not a part of our proxy solicitation materials.
PROXY VOTING:
It is important that your shares be represented and voted at the Annual Shareholder Meeting. Please promptly sign, date and return the enclosed proxy card in the return envelope furnished for that purpose whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached proxy statement.

By Order of the Board of Directors,

Theodore Neos Corporate Secretary

-i-

PROXY STATEMENT SUMMARY

Allied World 2015 Highlights

              Although the market environment for insurers and reinsurers was more challenging than in years past, we continued to develop as a global specialty insurer with a broad range of product offerings and an ability to manage volatility and capital to drive profitability. In North America, we further increased scale and penetration in our specialty casualty and property lines. We also made progress in expanding our Global Markets Insurance segment in Asia with acquisitions in Hong Kong and Singapore, and in integrating and upgrading the infrastructure in the region to better position these operations.

              In 2015, we generated net income of $83.9 million and our year-end diluted book value per share was $37.78, a 1.3% decrease for the year, as Allied World was impacted by increasingly competitive underwriting conditions and investment volatility. Our combined ratio was 95.1% and underwriting performance benefitted from profitable growth across our insurance and reinsurance businesses. Favorable reserve releases of $81.6 million, total return on the company's investment portfolio of $54.4 million and successful management of expenses combined to contribute to our performance.

Financial Performance

              The following table contains key financial data for each of the last three fiscal years, including data as of each year end.

Operating Results	2015	2014	2013
	($ in millions, except share, per share and percentage data)
Total Assets	$13,512	$12,419	$11,942
Total Debt and Other Liabilities	$9,979	$8,641	$8,423
Total Shareholders' Equity	$3,533	$3,778	$3,520
Diluted Book Value per Share	$37.78	$38.27	$34.20
(Decrease)/Increase in Diluted Book Value per Share	(1.3)%	11.9%	10.8%
Gross Premiums Written	$3,093	$2,935	$2,739
Net Income	$84	$490	$418
Operating Income	$212	$415	$364
Total Return on Investments	0.6%	3.1%	2.6%
Net Income Return on Average Shareholders' Equity	2.3%	13.4%	12.2%
Operating Return on Average Shareholders' Equity	5.8%	11.4%	10.6%
Combined Ratio(1)	95.1%	85.2%	86.2%
Cash Dividends Paid	$114	$77	$47
Number of Common Shares Outstanding	90,959,635	96,195,482	100,253,646
Weighted Average Common Shares Outstanding - Diluted	94,174,460	99,591,773	104,865,834
Repurchase of Common Shares	$245	$175	$175

(1)
A measure of underwriting performance. The combined ratio represents the total cost per $100 of earned premium. A combined ratio below 100% demonstrates underwriting profit while a combined ratio above 100% demonstrates underwriting loss.

              Detailed information of our financial and operational performance is contained in our Annual Report on Form 10-K that is included in our 2015 Annual Report accompanying this Proxy Statement. See our Annual Report on Form 10-K for a reconciliation of the non-GAAP financial measures included in the table above.

Company's Performance Relative
to Its Peer Group as of December 31, 2015
(In quartiles. 1=first quartile, the highest level; 4=fourth quartile, the lowest level)

Performance Metric	2015 (one year) Rank	2013-2015 (three year) Rank	2011-2015 (five year) Rank
Diluted Book Value per Share Growth (adjusted for dividends)	4	2	1
Annualized Net Income Return on Average Equity (adjusted for other comprehensive income)	4	2	2
Combined Ratio	4	2	2
Total Shareholder Return	4	4	2

Shareholder Voting Recommendations

              Our Board of Directors unanimously makes the following recommendations:

	Proposal	Vote Recommendation	See Page Number for More Information
Proposal 1	Elect the Board of Directors	FOR EACH NOMINEE	p. 13
Proposal 2	Elect the Chairman of the Board of Directors	FOR	p. 24
Proposal 3	Elect the Compensation Committee Members	FOR EACH NOMINEE	p. 24
Proposal 4	Elect the Independent Proxy	FOR	p. 25
Proposal 5	Approve the 2016 Compensation for Executives as Required Under Swiss Law	FOR	p. 25
Proposal 6	Approve the 2016 Compensation for Directors as Required Under Swiss Law	FOR	p. 27
Proposal 7	Advisory Vote on 2015 Executive Compensation as Required Under U.S. Securities Laws	FOR	p. 28
Proposal 8	Approve the 2015 Annual Report and Financial Statements	FOR	p. 29
Proposal 9	Approve the Retention of Disposable Profits	FOR	p. 30
Proposal 10	Approve the Payment of Dividends to Shareholders	FOR	p. 30
Proposal 11	Approve the Cancelling of Treasury Shares	FOR	p. 32
Proposal 12	Approve a New Share Repurchase Program	FOR	p. 33
Proposal 13	Amend the Articles of Association Relating to Authorized Share Capital for General Purposes	FOR	p. 34
Proposal 14	Elect Deloitte & Touche LLP as Independent Auditor and Deloitte AG as Statutory Auditor	FOR	p. 35
Proposal 15	Elect PricewaterhouseCoopers AG as Special Auditor	FOR	p. 36
Proposal 16	Discharge of the Board of Directors and Executive Officers from Liabilities	FOR	p. 37

Corporate Governance Highlights

              The company is committed to strong corporate governance, which promotes the long-term interests of shareholders, strengthens the accountability of the board of directors (the "Board") and management and helps build public trust in the company. Highlights include the following:

Board and Other Governance Information	2016

Size of Board	9
Average Age of Directors	62.8
Percentage of Independent Directors	89%
Diverse Board (Gender, Experience and Skills)	Yes
Majority Voting for Directors	Yes
Annual Election of All Directors	Yes
Annual Election of Chairman of the Board	Yes
Annual Election of Compensation Committee Members	Yes
Use of Independent Proxy to Represent Shareholders	Yes
No Director Holds More than 3 Other Public Company Board Seats	Yes
Lead Independent Director	Yes
Separate Chairman and CEO	No
CEO Holds No Other Public Company Board Seat	Yes
Independent Directors Meet Without Management	Yes
Annual Board and Committees Self-Evaluations	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Board Orientation/Education Program	Yes
Number of Board Meetings Held in 2015	5
Code of Business Conduct and Ethics for Directors and Executives	Yes
Stock Ownership Policy for Directors and Senior Management	Yes
Disclosure Committee for Financial Reporting	Yes
Annual Approval of Executive Compensation	Yes
Shareholder Ability to Call Special Meetings	Yes
Policy Prohibiting Insider Pledging or Hedging of Company Common Shares	Yes

Our Director Nominees

              You are being asked to vote on the election of the following eight directors to the Board. All directors are elected annually by a majority of the votes cast. Detailed information about each director's background and key attributes, experience and skills can be found beginning on page 13 of this Proxy Statement.

		Director Since				Committees
Name	Age		Primary Occupation	Principal Skills	Independent	AC	CC	ERC	Exec	IC	N&CG
Barbara T. Alexander	67	2009	Independent Consultant	Corporate Finance, Investment, Strategic Planning	Yes	C	•	•		•
Scott Carmilani	51	2003	President, CEO and Chairman Allied World Assurance Company Holdings, AG	Insurance and Reinsurance Industry Leadership	No				C
Bart Friedman	71	2006	Partner Cahill Gordon Reindel LLP	Investment, Corporate Governance	Lead Independent Director		•			•	C
Patricia L. Guinn	61	2015	Former Managing Director Towers Watson	Insurance and Reinsurance, Risk Management	Yes	•		•			•
Fiona E. Luck	58	2015	Former Senior Executive XL Group plc	Insurance and Reinsurance, Corporate Finance	Yes		•	•	•
Patrick de Saint-Aignan	67	2008	Former Advisory Director Morgan Stanley	Corporate Finance, Risk Management, Investment	Yes	•	•	C		•
Eric S. Schwartz	53	2013	CEO and Founder 76 West Holdings	Corporate Finance, Investment	Yes		•			C
Samuel J. Weinhoff	65	2006	Independent Consultant	Corporate Finance, Insurance and Reinsurance, Strategic Planning	Yes	•	C	•	•	•	•

C	Chair
AC	Audit Committee	Exec	Executive Committee
CC	Compensation Committee	IC	Investment Committee
ERC	Enterprise Risk Committee	N&CG	Nominating & Corporate Governance Committee

Executive Compensation Philosophy and Goals

              The Compensation Committee believes that an effective executive compensation program is one that is designed to:

Reward strong company and individual performance,
Align the interests of the executive officers with the company's shareholders, and
Balance the objectives of pay-for-performance and retention.

              The Compensation Committee's objectives for the company's compensation programs are to:

Drive and reward employee performance that supports the company's business objectives and financial success;
Attract and retain talented and highly-skilled employees;
Align the interests of the named executive officers with the company's shareholders by:

•

having a substantial portion of compensation in long-term, performance-based equity awards, a large portion of which is " at risk" with vesting dependent on the company achieving certain performance targets over time, particularly at the senior officer level where such persons can more directly affect the company's financial success;

•	regularly evaluating the company's compensation programs to help ensure that they do not encourage excessive risk taking; and
•	tying incentive opportunity to a blend of metrics that focus on key company objectives, correlate with the creation of shareholder value and encourage prudent risk taking; and

Remain competitive with other insurance and reinsurance companies, particularly other insurance and reinsurance companies with which the company competes for talent.

PROXY STATEMENT

GENERAL MEETING INFORMATION

Q:
Why am I receiving these materials?

A:
You are receiving these materials because you are a shareholder of Allied World Assurance Company Holdings, AG as of the Record Date (as defined below). The Board is soliciting the enclosed proxy to be voted at the 2016 Annual General Meeting of the company's shareholders to be held at 2:00 p.m., local time, on Tuesday, April 19, 2016 at the company's corporate headquarters, Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland (the "Annual Shareholder Meeting"). This Proxy Statement summarizes the information you need to know to vote at the Annual Shareholder Meeting.

When the enclosed proxy card is properly executed and returned, the company's registered voting shares (the "common shares") it represents will be voted, subject to any direction to the contrary, at the Annual Shareholder Meeting FOR the matters specified in the Notice of Annual Shareholder Meeting attached hereto and described more fully herein.

This Proxy Statement, the attached Notice of Annual Shareholder Meeting and the enclosed proxy card are being first mailed to shareholders on or about March 10, 2016. A copy of the company's Annual Report to Shareholders for the fiscal year ended December 31, 2015 accompanies this Proxy Statement. The Annual Report contains the company's audited consolidated financial statements and its audited Swiss statutory financial statements prepared in accordance with Swiss law for the year ended December 31, 2015 as well as additional disclosures required under Swiss law.

Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Except as the context otherwise requires, references in this Proxy Statement to "we," "us," "our" and the "company" refer to Allied World Assurance Company Holdings, AG and its direct and indirect subsidiaries on a consolidated basis. Also, in this Proxy Statement, "$" and "USD" refer to U.S. dollars, "CHF" refers to Swiss francs and "local time" means the time in Switzerland.
Q:
Who is entitled to vote?

A:
The Board has set March 2, 2016, as the record date for the Annual Shareholder Meeting (the "Record Date"). Holders of our common shares as of the close of business on the Record Date will be entitled to vote at the Annual Shareholder Meeting. As of March 2, 2016, there were outstanding 90,334,973 common shares.

Beneficial owners of our common shares and shareholders registered in our share register with common shares at the close of business on the Record Date are entitled to vote at the Annual Shareholder Meeting. Shareholders not registered in our share register as of the Record Date will not be entitled to attend, vote or grant proxies to vote at the Annual Shareholder Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on the Record Date and the opening of business on the day following the Annual Shareholder Meeting. Continental Stock Transfer & Trust Company, as transfer agent, which maintains our share register, will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.
Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most of our shareholders hold their shares through a bank, brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your common shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy mentioned in the proxy card (see "How do I appoint and vote via an independent proxy if I am a shareholder of record?" below), grant your voting proxy to any other person (who does not need to be a shareholder) or vote in person at the Annual Shareholder Meeting.

Beneficial Owner

If your common shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your common shares and are also invited to attend the Annual Shareholder Meeting. However, since you are not the shareholder of record, you may only vote these common shares in person at the Annual Shareholder Meeting if you follow the instructions described below under the heading "How do I vote?" Your bank, brokerage firm or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your common shares, which may contain instructions for voting by telephone or electronically.
Q:
How many votes are required to transact business at the Annual Shareholder Meeting?

A:
A quorum is required to transact business at the Annual Shareholder Meeting. Without giving effect to the limitation on voting rights described below, the quorum required at the Annual Shareholder Meeting is two or more persons present in person and representing in person or by proxy throughout the meeting more than 50% of the total issued and outstanding common shares registered in our share register.
Q:
What will I be voting on, what vote is required and how will abstentions and "broker non-votes" be counted?

A:
The following chart describes the proposals to be considered at the meeting, the vote required to adopt each proposal and the manner in which the votes will be counted:

	Proposal	Vote Required	Effect of Abstentions	Effect of "Broker Non-Votes"

1	Elect the Board of Directors	Majority of votes cast	Vote not counted	Vote not counted
2	Elect the Chairman of the Board of Directors	Majority of votes cast	Vote not counted	Vote not counted
3	Elect the Compensation Committee Members	Majority of votes cast	Vote not counted	Vote not counted

	Proposal	Vote Required	Effect of Abstentions	Effect of "Broker Non-Votes"

4	Elect the Independent Proxy	Majority of votes cast	Vote not counted	Vote not counted
5	Approve the 2016 Compensation for Executives as Required Under Swiss Law	Majority of votes cast	Vote not counted	Vote not counted
6	Approve the 2016 Compensation for Directors as Required Under Swiss Law	Majority of votes cast	Vote not counted	Vote not counted
7	Advisory Vote on 2015 Executive Compensation as Required Under U.S. Securities Laws	Majority of votes cast	Vote not counted	Vote not counted
8	Approve the 2015 Annual Report and Financial Statements	Majority of votes cast	Vote not counted	Brokers have discretion to vote
9	Approve the Retention of Disposable Profits	Majority of votes cast	Vote not counted	Brokers have discretion to vote
10	Approve the Payment of Dividends to Shareholders	Majority of votes cast	Vote not counted	Brokers have discretion to vote
11	Approve the Cancelling of Treasury Shares	Majority of votes cast	Vote not counted	Brokers have discretion to vote
12	Approve a New Share Repurchase Program	Majority of votes cast	Vote not counted	Vote not counted
13	Amend the Articles of Association Relating to Authorized Share Capital for General Purposes	2/3 of votes cast	Vote against	Vote not counted
14	Elect Deloitte & Touche LLP as Independent Auditor and Deloitte AG as Statutory Auditor	Majority of votes cast	Vote not counted	Brokers have discretion to vote
15	Elect PricewaterhouseCoopers AG as Special Auditor	Majority of votes cast	Vote not counted	Brokers have discretion to vote
16	Discharge of the Board of Directors and Executive Officers from Liabilities	Majority of votes cast	Vote not counted	Vote not counted

  •
  Abstentions and "broker non-votes" will be counted toward the presence of a quorum at the Annual Shareholder Meeting.

  •
  "Broker non-votes" are shares held by banks or brokers for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the bank or broker does not have discretionary voting power under rules applicable to broker-dealers. If you own shares through a bank or brokerage firm and you do not instruct your bank or broker how to vote, your bank or broker will nevertheless have discretion to vote your shares on "routine" matters, such as the election of Deloitte & Touche LLP, our independent auditors. More importantly, without instructions from you, your bank or broker will not have discretion to vote on "non-routine" matters, such as the election of directors, the votes on executive compensation, the payment of the dividend to our shareholders and any shareholder proposals.

Q:
How does the voting take place at the Annual Shareholder Meeting?

A:
A vote will be taken on all matters properly brought before the Annual Shareholder Meeting. Each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each common share owned or represented.
Q:
How many votes do I have?

A:
Holders of our common shares are entitled to one vote per share on each matter to be voted upon by the shareholders at the Annual Shareholder Meeting, unless you own Controlled Shares that constitute 10% or more of the issued common shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define "Controlled Shares" generally to include all shares of the company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.
Q:
How do I vote?

A:
The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your common shares are represented by certificates or book entries in your name so that you appear as a shareholder of record in the company's share register maintained by our transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope. You may also vote your common shares in person at the Annual Shareholder Meeting.

If you own shares through a bank, brokerage firm or other nominee you may instead receive from your bank, brokerage firm or nominee a voting instruction form with this Proxy Statement that you may use to instruct them as to how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instruction form in the envelope provided. Many banks, brokerage firms and other nominees have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If you want to vote your shares in person at the meeting, you must obtain a proxy from your bank, broker or nominee giving you the right to vote your common shares at the Annual Shareholder Meeting.

We have requested that banks, brokers and other nominees forward solicitation materials to the beneficial owners of common shares and will reimburse the banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding the materials.
Q:
Who will count the vote?

A:
A representative from Baker & McKenzie Zurich, a law firm, will act as the inspector of elections and will be responsible for tabulating the votes cast by proxy (which will have been certified by our independent transfer agent) or in person at the Annual Shareholder Meeting. Under Swiss law, we are responsible for determining whether or not a quorum is present and the final voting results.
Q:
What does it mean if I receive more than one set of the Proxy Statement and proxy card?

A:
Generally, it means that you hold shares registered in more than one account. You should complete, sign and return each proxy card you receive to ensure that all of your shares are voted.
Q:
What happens if I sign and return my proxy card but do not indicate how to vote my shares?

A:
If no instructions are provided in an executed proxy card, the common shares represented by the proxy will be voted at the Annual Shareholder Meeting in accordance with the Board's recommendation for each proposal. As to any other business that may properly come before the Annual Shareholder Meeting, you may provide general instructions, as indicated on the proxy card, as to how such other business is to be voted. If you provide no instruction, the common shares represented by the proxy will be voted in accordance with the Board's recommendation as to such business.
Q:
How do I appoint and vote via an independent proxy if I am a shareholder of record?

A:
If you are a shareholder of record as of the Record Date, under Swiss law you may authorize the independent proxy, Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024 Zurich, Switzerland, e-mail at

proxy@bblegal.ch, with full rights of substitution, to vote your common shares on your behalf. If you authorize the independent proxy to vote your shares without giving instructions (or without giving clear instructions), your shares will be voted in accordance with the recommendations of the Board with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Annual Shareholder Meeting, you may provide general instructions, as indicated on the proxy card, as to how such other business is to be voted. If you provide no instruction, the common shares represented by the proxy will be voted in accordance with the Board's recommendation as to such business. Proxy cards authorizing the independent proxy to vote your shares must be sent directly to the independent proxy, arriving no later than 6:00 a.m., local time, on April 19, 2016. If sending by e-mail to the independent proxy, you must attach the executed proxy card in order for your vote to be counted.
Q:
Can I change my vote after I have mailed my signed proxy card or otherwise instructed how my shares are to be voted?

A:
Yes. You may change your vote:

•
By providing the Corporate Secretary with written notice of revocation, by voting in person at the Annual Shareholder Meeting or by executing a later-dated proxy card; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken;

•
If you have granted your proxy to the independent proxy, by providing Buis Buergi AG with written notice of revocation, by voting in person at the Annual Shareholder Meeting or by executing a later-dated independent proxy card. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by 6:00 a.m., local time, on April 19, 2016 either by mail to Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024 Zurich, Switzerland or by e-mail at proxy@bblegal.ch; or

  •
  If you own shares through a bank, brokerage firm or other nominee, by obtaining a proxy from your bank, broker or nominee giving you the right to vote your common shares at the Annual Shareholder Meeting.

Attendance at the Annual Shareholder Meeting by a shareholder who has executed and delivered a proxy card to the independent proxy shall not in and of itself constitute a revocation of such proxy. Only your vote at the Annual Shareholder Meeting will revoke your proxy.
Q:
What else will happen at the Annual Shareholder Meeting?

A:
At the Annual Shareholder Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2015.
Q:
Who pays the costs of soliciting proxies?

A:
We will bear the cost of the solicitation of proxies. Solicitation will be made by mail, and may be made by our directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which our directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of common shares through banks, brokers, custodians, nominees and other parties, and the company expects to reimburse such parties for their reasonable charges and expenses. Georgeson has been retained to assist us in the solicitation of proxies at a fee not expected to exceed $12,500, plus out-of-pocket expenses.
Q:
How may I receive a copy of the Company's Annual Report on Form 10-K?

A:
We will furnish without charge to any shareholder a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission ("SEC"). A copy of such report may be obtained upon written request to the Corporate Secretary, attention: Theodore Neos, at Allied World Assurance Company Holdings, AG, Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland, or via e-mail at secretary@awac.com. Each such request must include a representation that, as of March 2, 2016, the person making the request was an owner of our common shares. The Annual Report on Form 10-K, and all of the company's filings with the SEC, can be accessed through our website at www.awac.com under the "SEC Filings" link located in the section entitled "Investors." As permitted by the SEC's rules, we will not furnish any exhibits to the Annual Report on Form 10-K without charge, but will provide along with such report a list of such exhibits and information about the charges for providing them.

Organizational Matters Required by Swiss Law

Admission to the Annual Shareholder Meeting

               Shareholders who are registered in our share register on the Record Date will receive the Proxy Statement and proxy card from Continental Stock Transfer & Trust Company, our transfer agent. Beneficial owners of shares will receive instructions from their bank, brokerage firm or other nominee acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Annual Shareholder Meeting must obtain a power of attorney from their bank, brokerage firm or other nominee that authorizes them to vote the shares held by them on their behalf. In addition, you must bring to the Annual Shareholder Meeting an account statement or letter from your bank, brokerage firm or other nominee indicating that you are the owner of the common shares. Shareholders of record registered in our share register are entitled to participate in and vote at the Annual Shareholder Meeting. Each share is entitled to one vote. The exercise of voting rights is subject to the voting restrictions set out in the company's Articles of Association, a summary of which is contained in "— How many votes do I have?" Please see the questions and answers provided under "— General Meeting Information" for further information.

Granting a Proxy

               If you are a shareholder of record please see "— How do I vote?" and "— How do I appoint and vote via an independent proxy if I am a shareholder of record?" above in the Proxy Statement for more information on appointing an independent proxy.

               Registered shareholders who have appointed the independent proxy as a proxy may not vote in person at the Annual Shareholder Meeting or send a proxy of their choice to the meeting unless they revoke or change their proxies. Revocations to the independent proxy must be received by him by no later than 6:00 a.m., local time, on April 19, 2016 either by mail to Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024 Zurich, Switzerland or by e-mail at proxy@bblegal.ch.

               As indicated on the proxy card, with regard to the items listed on the agenda and without any explicit instructions to the contrary, the independent proxy will vote according to the recommendations of the Board. If new agenda items (other than those on the agenda) or new proposals or motions regarding agenda items set out in the invitation to the Annual Shareholder Meeting are being put forth before the meeting, the independent proxy will vote in accordance with the position of the Board in the absence of other specific instructions.

               Beneficial owners who have not obtained a power of attorney from their bank, brokerage firm or other nominee are not entitled to participate in or vote at the Annual Shareholder Meeting.

Admission Office

               The admission office opens on the day of the Annual Shareholder Meeting at 1:30 p.m. local time. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

Annual Report of Allied World Assurance Company Holdings, AG

               The company's 2015 Annual Report, which accompanies this Proxy Statement, contains the company's audited consolidated financial statements, its audited statutory financial statements prepared in accordance with Swiss law and the remuneration report of the board of directors and executives required under Swiss law. The 2015 Annual Report can be accessed through the company's website at www.awac.com under the "Financial Reports" link located in the section entitled "Investors." Copies of the 2015 Annual Report may be obtained without charge upon written request to the Corporate Secretary, attention: Theodore Neos, at Allied World Assurance Company Holdings, AG, Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland, or via e-mail at secretary@awac.com. The 2015 Annual Report may be physically inspected at the company's headquarters at Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland.

PROPOSAL 1
ELECT THE BOARD OF DIRECTORS

              Each member of our Board is being nominated for election at this Annual Shareholder Meeting. Each of the nominees is a current member of the Board and was recommended for appointment to the Board by the Nominating & Corporate Governance Committee to serve until the Annual Shareholder Meeting in 2017.

              Your Board unanimously recommends a vote FOR each of the nominees as listed on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted in accordance with the general instructions provided on the proxy card with regard to such other person as your Board shall recommend and nominate. In the absence of other specific instructions, proxies will be voted as your Board shall recommend.

              The biography of each nominee below contains information regarding the person's service as a director on the Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and his or her applicable experiences, qualifications, attributes and skills. James F. Duffy, a current director, is retiring from the Board and is not a nominee for re-election.

Nominees for Election

Barbara T. Alexander, 67

Position, Principal Occupation and Business Experience:

Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS AG and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander is currently a member of the board of directors of QUALCOMM Incorporated, where she is Chairperson of the Compensation Committee; and Choice Hotels International, Inc., where she is Chairperson of the Audit Committee and a member of the Diversity Committee. Ms. Alexander previously served on the board of directors of KB Home from October 2010 to April 2014, Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Burlington Resources Inc. from January 2004 to March 2006 and Harrah's Entertainment Inc. from February 2002 to April 2007. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. She has also served on the board of directors of HomeAid America, Habitat for Humanity International and Covenant House.

 Key Attributes, Experience and Skills:

Having been a member of numerous public company boards of directors, Ms. Alexander is familiar with a full range of corporate and board functions. She also has extensive experience in corporate finance, investment and strategic planning matters. The Board believes that, among other qualifications, Ms. Alexander's extensive experience in corporate finance, investment and strategic planning matters gives her the skills to serve as a director.	Director Since:
August 2009

 Board Committees:
Audit (Chair),
Compensation,
Enterprise Risk and
Investment

 Other Current
Public Boards:
QUALCOMM
Incorporated
(NASDAQ: QCOM)
and
Choice Hotels
International (NYSE:
CHH)

Scott A. Carmilani, 51

Position, Principal Occupation and Business Experience:

Mr. Carmilani was elected our President and Chief Executive Officer in January 2004 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining our company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. ("AIG") and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987. Mr. Carmilani is currently a member of the board of trustees of the Visiting Nurse Association (VNA) Health Group, Inc. of New Jersey.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Mr. Carmilani's extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.	Director Since: September 2003 Board Committees: Executive (Chair) Other Current Public Boards: None

Bart Friedman, 71

Position, Principal Occupation and Business Experience:

Mr. Friedman was elected Vice Chairman of the Board in July 2006 and was appointed Lead Independent Director of the Board in January 2008. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the SEC. Mr. Friedman is currently chairman of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and the Nominating and Governance Committee, and a member of the board of directors of Ovid Therapeutics Inc., where he is chairman of the Audit Committee. He is also the chairman of the Audit Committee of The Brookings Institution, a member of the board of directors of the Lincoln Center for the Performing Arts, where he is chairman of the Audit Committee and the Compensation Committee, and a member of the board of trustees of the Cooper-Hewitt Smithsonian Design Museum.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Mr. Friedman's extensive expertise and experience in corporate governance and investment matters give him the skills to serve as a director.	Director Since:
March 2006

 Lead Independent
Director

 Board Committees:
Compensation,
Investment and
Nominating &
Corporate
Governance (Chair)

 Other Current
Public Boards:
Sanford Bernstein
Mutual Funds

Patricia L. Guinn, 61

Position, Principal Occupation and Business Experience:

Ms. Guinn retired from Towers Watson in June 2015 where she served as Managing Director of its Risk and Financial Services segment and a member of its Management Committee since 2010. Prior to this, she held a variety of leadership roles at Towers Perrin, one of Towers Watson's predecessor companies, which she joined in 1976. For more than 30 years, Ms. Guinn has consulted on risk management, mergers and acquisitions, financial analysis and performance measurement for insurance companies. Ms. Guinn previously served on the board of directors of Towers Perrin from 2001 to 2005 and again from 2008 to 2010. Ms. Guinn is currently a director of the International Insurance Society. She is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Ms. Guinn's extensive experience in the insurance and reinsurance industry as well as expertise with risk management matters give her the skills to serve as a director.	Director Since: December 2015 Board Committees: Audit, Enterprise Risk and Nominating & Corporate Governance Other Current Public Boards: None

Fiona E. Luck, 58

Position, Principal Occupation and Business Experience:

Ms. Luck served as Executive Vice President and Chief of Staff at XL Group plc ("XL") from June 2006 until June 2009 and then Special Advisor to the Chief Executive Officer until January 2010. From 1999 to 2006, she served in various roles at XL, including as Executive Vice President of Group Operations and Interim Chief Financial Officer. From 1997 to 1999, she served as Senior Vice President of Financial Lines and later as Executive Vice President of Joint Ventures and Strategic Alliances at ACE Bermuda Insurance Ltd. From 1983 to 1997, she served in various roles at Marsh and McLennan, Inc., including as Managing Director and Head of the Global Broking operations in Bermuda. She is currently a member of the board of directors of the Bermuda Monetary Authority where she serves on its Audit & Risk Management Committee, Human Capital Committee and Non-Executive Directors Committee; and Gen Life Ltd and Gen Two Ltd. She previously served on the board of directors of Catlin Group Ltd from August 2012 until its merger with XL in May 2015 where she was Chair of the Compensation Committee and a member of the Audit, Investment and Nomination Committees. She also served on the board of directors of Kenbelle Capital LP from 2012 to 2015, Hardy Underwriting Bermuda Ltd. from 2010 to 2012 and Primus Guaranty Ltd. from 2007 to 2009. Ms. Luck also serves on the board of trustees of the David Shepherd Wildlife Foundation and the board of directors of Knowledge Quest. She is a member of the Institute of Chartered Accountants of Scotland.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Ms. Luck's extensive expertise and experience in the insurance and reinsurance industry give her the skills to serve as a director.	Director Since: December 2015 Board Committees: Compensation, Enterprise Risk and Executive Other Current Public Boards: None

Patrick de Saint-Aignan, 67

Position, Principal Occupation and Business Experience:

Mr. de Saint-Aignan held multiple positions at Morgan Stanley internationally from 1974 to 2007, where he was a Managing Director and, most recently, an Advisory Director. He held responsibilities in corporate finance and capital markets and headed successively Morgan Stanley's global fixed income derivatives and debt capital markets activities, its office in Paris, France, and the firm-wide risk management function. He was also a Founder, Director and Chairman of the International Swaps and Derivatives Association (1985-1992); Censeur on the Supervisory Board of IXIS Corporate and Investment Bank (2005-2007); a member of the board of directors of Bank of China Limited (2006-2008), where he was Chairman of the Audit Committee and a member of the Risk Policy Committee and the Personnel and Remuneration Committee; and a member of the board of directors and non-executive Chairman of the European Kyoto Fund (2010-2011). Mr. de Saint-Aignan is currently a member of the board of directors of State Street Corporation, where he is a member of its Risk and Capital Committee and its Examining and Audit Committee.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Mr. de Saint-Aignan's broad experience and expertise in corporate finance, risk management and investment matters as well as his international business background give him the skills to serve as a director.	Director Since: August 2008 Board Committees: Audit, Compensation, Enterprise Risk (Chair) and Investment Other Current Public Boards: State Street Corporation (NYSE: STT)

Eric S. Schwartz, 53

Position, Principal Occupation and Business Experience:

Mr. Schwartz is the founder and has been Chief Executive Officer of 76 West Holdings, a private investment company, since June 2008. In support of the activities of 76 West, he has served as Chairman of Applied Data Finance, LLC, a non-prime consumer finance company, since November 2014; as a director of Demica Limited, a trade finance company, since July 2014; as former Chairman and more recently a director of Jefferson National Financial Corp., an insurance company focused on the variable annuity market, since January 2012; as Chairman of Gold Bullion International LLC, a precious metals dealer, since January 2012; as a director of Indostar Capital Finance, a finance company based in India, since April 2011; and as a director of Binary Event Network, an electronic prediction marketplace, since May 2011. He served as a director of Atlanta Hawks Basketball & Entertainment, LLC from March 2014 to June 2015. He also served as Chairman-elect of Nikko Asset Management from June 2008 until its sale in June 2009; and as a director of Prosper Marketplace, an internet-based consumer lending company, from March 2012 until January 2013. Mr. Schwartz is a former Co-CEO of Goldman Sachs Asset Management. He joined The Goldman Sachs Group, Inc. ("Goldman Sachs") in 1984 and served in various leadership positions at the firm during his tenure at Goldman Sachs. In 1994, he became a partner in the Equity Capital Markets unit of Goldman Sachs' Investment Banking Division and later served as Co-Head of its Global Equities and Investment Management Divisions. He joined Goldman Sachs' Management Committee in 2001 and was named Co-Head of its Partnership Committee in 2005. In June 2007, he retired from Goldman Sachs. He serves as a director of the Food Bank for New York City and as a member of the Investment Committee for the endowment of UJA-Federation New York.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Mr. Schwartz's broad experience and expertise in corporate finance and investment matters as well as his international business background give him the skills to serve as a director.	Director Since: October 2013 Board Committees: Compensation and Investment (Chair) Other Current Public Boards: None

Samuel J. Weinhoff, 65

Position, Principal Occupation and Business Experience:

Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at the Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation where he is a member of the Executive Committee and the Nominating and Governance Committee and Chairman of the Audit Committee. Mr. Weinhoff served on the board of directors of Inter-Atlantic Financial, Inc. from July 2007 to October 2009.

 Key Attributes, Experience and Skills:

The Board believes that, among other qualifications, Mr. Weinhoff's extensive insurance and reinsurance industry experience as well as expertise in corporate finance and strategic planning matters give him the skills to serve as a director.	Director Since:
July 2006

 Board Committees:
Audit, Compensation
(Chair), Enterprise Risk,
Executive, Investment
and Nominating &
Corporate Governance

 Other Current
Public Boards:
Infinity Property and
Casualty Corporation
(NASDAQ: IPCC)

Board and Committee Membership(1)

Name	Audit	Compensation	Enterprise Risk	Executive	Investment	Nominating
Barbara T. Alexander*	C	•	•		•
Scott A. Carmilani				C
Bart Friedman**		•			•	C
Patricia L. Guinn*	•		•			•
Fiona E. Luck*		•	•	•
Patrick de Saint-Aignan*	•	•	C		•
Eric S. Schwartz*		•			C
Samuel J. Weinhoff*	•	C	•	•	•	•

Number of 2015 Meetings	5	5	4	0	4	4

• Member	C Chair	* Independent Director	** Lead Independent Director
(1)
All committees, except the Executive Committee, are comprised of independent directors only.

Director Independence

              The Board has determined that Mses. Alexander, Guinn and Luck, and Messrs. Duffy, Friedman, de Saint-Aignan, Schwartz and Weinhoff are independent directors under the listing standards of the New York Stock Exchange (the "NYSE"). We require that a majority of our directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and the NYSE, as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the company and these directors. A copy of the Board Policy on Director Independence was attached as an appendix to last year's Proxy Statement filed with the SEC on March 13, 2015.

Meetings and Committees of the Board

              During the year ended December 31, 2015, there were five meetings of our Board, five meetings of the Audit Committee, four meetings of the Compensation Committee, four meetings of the Enterprise Risk Committee, no meeting of the Executive Committee, four meetings of the Investment Committee and four meetings of the Nominating & Corporate Governance Committee. Each of our directors attended at least 75% of the aggregate number of Board meetings and committee meetings of which he or she was a member during the period he or she served on the Board. Our non-management directors meet separately from the other directors in an executive session at least quarterly. Mr. Friedman, our Vice Chairman of the Board and Lead Independent Director, or his designee, served as the presiding director of the executive sessions of our non-management and independent directors held in 2015. The Lead Independent Director also has the authority to call meetings of the independent directors or full Board.

Board Leadership Structure

              The Board has chosen a leadership structure that combines the role of the Chief Executive Officer and the Chairman of the Board while also having a Lead Independent Director. The Lead Independent Director assumes many of the responsibilities typically held by a non-executive chairman of the board and a list of his responsibilities is provided in the chart below. The company's rationale for combining the Chief Executive Officer and Chairman of the Board positions relates principally to the Board's belief that at this stage of our development and continued global expansion, the company and its shareholders will be best served if the Chairman is in close proximity to the senior management team on a regular and continual basis.

Lead Independent Director

The Lead Independent Director is elected solely by and from the independent directors. Responsibilities include:

• organizing and presiding over all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the non-management and independent directors;

• serving as the liaison between the Chairman of the Board and the non-management directors;

• overseeing the information sent to the Board by management;

• approving meeting agendas and schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

• facilitating communication between the Board and management;

• being available to communicate with and respond to certain inquiries of the company's shareholders; and

• performing such other duties as requested by the Board.

              Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. Printed copies of these documents as well as the committee charters discussed below are available by sending a written request to our Corporate Secretary. The foregoing information is available on our website at www.awac.com under "Investors — Corporate Information — Governance Documents".

              Audit Committee.    Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Each member of the Audit Committee has been determined by the Board to be "financially literate" within the meaning of the NYSE Listing Standards and each has been designated by the Board as an "audit committee financial expert," as defined by the applicable rules of the SEC, based on either their extensive prior accounting and auditing experience or having a range of experience in varying executive positions in the insurance or financial services industry.

              Compensation Committee.    Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all equity and incentive compensation plans of the company. Pursuant to its charter, the Compensation Committee also has the authority to review the competitiveness of the non-management directors' compensation programs and recommend to the Board these compensation programs and all payouts made thereunder. Additional information on the Compensation Committee's consideration of executive compensation, including a discussion of the roles of the company's Chief Executive Officer and the independent compensation consultant in such executive compensation consideration, is included in "Executive Compensation — Compensation Discussion and Analysis."

              Enterprise Risk Committee.    Pursuant to its charter, the Enterprise Risk Committee oversees management's assessment and mitigation of the company's enterprise risks and reviews and recommends to the Board for approval the company's overall firm-wide risk appetite statement and oversees management's compliance therewith.

              Executive Committee.    The Executive Committee has the authority to oversee the general business and affairs of the company to the extent permitted by Swiss law.

              Investment Committee.    Pursuant to its charter, the Investment Committee is responsible for adopting and overseeing compliance with the company's Investment Policy Statement, which contains investment guidelines and other parameters for the investment portfolio. The Investment Committee oversees the company's overall investment strategy and the company's investment risk exposures.

              Nominating & Corporate Governance Committee.    Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to oversee corporate governance matters and practices.

              The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual Shareholder Meeting in 2017 may do so by submitting in writing such nominees' names and other information required under SEC rules and our Articles of Association, in compliance with the procedures described under "Shareholder Proposals for 2017 Annual Shareholder Meeting" in this Proxy Statement.

              The criteria adopted by the Board for use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;
•

education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board;

•	ability and willingness to serve on any committees of the Board; and
•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

              In addition to considering candidates suggested by shareholders, the Nominating & Corporate Governance Committee considers candidates recommended by current directors, officers and others. The Nominating & Corporate Governance Committee screens all director candidates. The Nominating & Corporate Governance Committee determines whether or not the candidate meets the company's general qualifications and specific qualities for directors and whether or not additional information is appropriate.

              The Board and the Nominating & Corporate Governance Committee do not have a specific policy regarding diversity. Instead, in addition to the general qualities that the Board requires of all nominees and directors, such as high personal and professional ethics, values and integrity, the Board and the Nominating & Corporate Governance Committee strive to have a diverse group of directors with differing experiences, qualifications, attributes and skills to further enhance the quality of the Board. As we are an insurance and reinsurance company that (i) sells products that protect other companies and individuals from complex risks, (ii) has a significant investment portfolio and (iii) faces operational risks similar to those at other international companies, the Board and the Nominating & Corporate Governance Committee believe that having a group of directors who have the range of experience and skills to understand and oversee this type of business is critical. The Board and the Nominating & Corporate Governance Committee do not believe that each director must be an expert in every aspect of our business, but instead the Board and committee strive to have well-rounded, collegial directors who contribute to the diversity of ideas and strengthen the Board's capabilities as a whole. Through their professional careers and experiences, the Board and the Nominating & Corporate Governance Committee believe that each director has obtained certain attributes that further the goals discussed above.

Risk Oversight

              While the assumption of risk is inherent to our business, we believe we have developed a strong risk management culture throughout our organization that is fostered and maintained by our senior management, with oversight by the Board through its committees. The Board primarily delegates its risk management oversight to three of its committees: the Audit Committee, the Enterprise Risk Committee and the Investment Committee, who regularly report to the Board. The Audit Committee primarily oversees those risks that may directly or indirectly impact the company's financial statements, the Enterprise Risk Committee primarily oversees the company's business and operational risks and the Investment Committee primarily oversees the company's investment portfolio risks. The Enterprise Risk Committee also reviews and recommends for approval by the Board our overall firm-wide risk appetite statement, and oversees management's compliance with this statement. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter, including the ability to request reports from any officer or employee of the company and the authority to retain special counsel or other experts and consultants as it deems appropriate.

              Each of these committees receives regular reports from senior management who have day-to-day risk management responsibilities, including from our Chief Executive Officer. The Audit Committee receives reports from our Chief Executive Officer, Chief Financial Officer, Chief Actuary, General Counsel, Chief Information Officer, Head of Internal Audit and the company's independent auditors. These reports address various aspects of risk assessment and management relating to the company's financial statements. The Enterprise Risk Committee meets regularly with our Chief Executive Officer; President, Underwriting and Global Risk; Chief Risk Officer; and Chief Actuary as part of its oversight of the company's underwriting, pricing and claims risks. Throughout the year, the

Enterprise Risk Committee will also receive reports from other operational areas. To assist it in its oversight of the company's investment risk exposures, the Investment Committee receives reports from our Chief Investment Officer and external investment managers and advisors.

              As open communications and equal access to information can be an important part of the Board's risk oversight, all of the directors receive the information sent to each committee prior to any committee meeting. Board members are also encouraged to, and often do, attend all committee meetings regardless of whether he or she is a member of such committee.

Director Compensation

              In 2015, compensation for our non-management directors consisted of the following:

Fees for Non-Management Directors

Position	Annual Cash Retainers	Annual Value of RSU Award
Board Member	$85,000	$90,000
Lead Independent Director	$15,000	—
Audit Committee and Enterprise Risk Committee Chair	$50,000	—
Compensation Committee and Investment Committee Chair	$35,000	—
Nominating & Corporate Governance Committee Chair	$8,000	—
Audit Committee Member	$25,000	—

              Our non-management directors received $3,000 for each Board meeting attended and $2,000 for each committee meeting attended. We also provide to all non-management directors reimbursement of expenses incurred in connection with their service on the Board, including the reimbursement of director educational expenses.

              As discussed in footnote 2 to the "Stock Awards" column of the "Non-Management Directors Compensation" table below, in February 2015, each non-management director received an annual equity award of RSUs of the company worth approximately $90,000. Each RSU represents the right to receive one newly-issued, fully paid and non-assessable common share of the company at a future date and fully vests on the first anniversary of the date of grant, subject to continued service as a director through such date. The RSUs were awarded to our non-management directors pursuant to the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan (the "2012 Omnibus Plan") and, other than with respect to vesting terms, were granted on similar terms and conditions as those generally granted to our employees. In 2015, these annual equity awards were granted concurrently with the grant of equity awards to members of our senior management following the preparation and completion of the 2015 year-end financial statements. Consistent with past practice, on February 22, 2016, each of our non-management directors (other than Mr. Duffy who is retiring from the Board) received 2,737 RSUs under the 2012 Omnibus Plan.

              The following table provides information concerning the compensation paid to the company's non-management directors for fiscal year 2015.

Non-Management Directors Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Other Compensation(3)	Total
Barbara T. Alexander	$184,000	$92,995	$10,000	$286,995
James F. Duffy	$146,000	$92,995	$10,000	$248,995
Bart Friedman	$138,000	$92,995	$—	$230,995
Patricia L. Guinn(4)	$5,356	$5,655	$10,000	$21,011
Scott Hunter(5)	$90,166	$—	$—	$90,166
Fiona E. Luck(6)	$5,356	$5,655	$—	$11,011
Patrick de Saint-Aignan	$209,000	$92,995	$10,000	$311,995
Eric S. Schwartz	$144,000	$92,995	$—	$236,995
Samuel J. Weinhoff	$189,000	$92,995	$10,000	$291,995

(1)
In 2015, our non-management directors did not receive any non-equity incentive plan compensation and did not have any pension or deferred compensation plan compensation that would be required to be included in this table. Accordingly, other columns generally required pursuant to SEC rules are not included in the "Non-Management Directors Compensation" table.

(2)
As of December 31, 2015, our non-management directors held an aggregate of 14,182 RSUs under the 2012 Omnibus Plan, with each director (other than Ms. Guinn and Ms. Luck) holding 2,311 RSUs and each of Ms. Guinn and Ms. Luck holding 158 RSUs as they joined the Board in December 2015 and received a pro rata grant of RSUs for their service during 2015. In accordance with SEC rules, the amounts shown in the "Stock Awards" column equal the estimate of aggregate compensation costs to be recognized with respect to RSU awards granted in 2015 determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation ("FASB ASC Topic 718"), and excluding the effect of estimated forfeitures. The fair value has been calculated for purposes of the "Stock Awards" column in the table above by using the closing price of our common shares on the date of grant ($40.24 per common share for the awards issued on February 17, 2015, and $35.79 per common share for the awards to Ms. Guinn and Ms. Luck issued on December 9, 2015). In determining the fair value of awards for directors and all of our employees, the Board uses the daily volume-weighted average sales price of our common shares for the 20 consecutive trading days up to and including the second trading day prior to the date of grant ($38.94 per common share, or a $89,999 aggregate grant to each director (other than Ms. Luck and Ms. Guinn) on February 17, 2015, and $36.00 per common share, or a $5,689 aggregate grant to each of Ms. Guinn and Ms. Luck on December 9, 2015).

(3)
Reflects matching contributions made under the company's matching gift program, which is available to all employees and directors. Under this program, the company will match contributions to eligible non-profit organizations, up to a maximum of $10,000 per year.

(4)
Ms. Guinn joined the Board on December 9, 2015.

(5)
Reflects compensation for service through April 30, 2015, Mr. Hunter's date of resignation.

(6)
Ms. Luck joined the Board on December 9, 2015.

Stock Ownership Policy

              In order to promote equity ownership and further align the interests of the Board with our shareholders, the Board adopted a stock ownership policy for all non-management directors. Under this policy, a non-management director is expected to own, within five years after his or her joining the Board, equity interests of the company with a value equal to five times the then-current annual cash retainer for serving on the Board. Non-management directors are expected not to sell any common shares until they are in compliance with this policy. Mr. Carmilani, our President, Chief Executive Officer and Chairman of the Board, is subject to a stock ownership policy for senior employees as described in "Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Policy."

PROPOSAL 2
ELECT THE CHAIRMAN OF THE BOARD OF DIRECTORS

              Pursuant to Swiss law, the Chairman of the Board must be elected annually by our shareholders. The Nominating & Corporate Governance Committee has recommended electing Scott A. Carmilani to serve as Chairman of the Board until the Annual Shareholder Meeting in 2017. Mr. Carmilani has served as Chairman of the Board since January 2008. As noted in "Board Leadership Structure," our rationale for combining the CEO and Chairman of the Board positions relates principally to the Board's belief that at this stage of our development and continued global expansion, we and our shareholders will be best served if the Chairman is in close proximity to the senior management team on a regular and continual basis. Under Mr. Carmilani's leadership as President, CEO and Chairman of the Board, we have achieved considerable growth by expanding our business in Asia, Europe, Latin America and North America; have successfully responded to changes to the insurance and reinsurance industry as well as macroeconomic change; and have delivered superior value creation over the past several years. For additional information about our financial performance and our performance relative to our peers, please see the "Proxy Statement Summary" on page 1 of this Proxy Statement.

              This proposal may only be approved if our shareholders voting (in person or by proxy) at the Annual Shareholder Meeting first elect Mr. Carmilani as a director in Proposal 1 — "Elect the Board of Directors". If our shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR the nominee for Chairman of the Board, Mr. Scott A. Carmilani, as listed on the enclosed proxy card. It is not expected that Mr. Carmilani will become unavailable for election as Chairman of the Board but, if he should become unavailable prior to the meeting, proxies will be voted in accordance with the general instructions provided on the proxy card with regard to such other person as your Board shall recommend and nominate. In the absence of other specific instructions, proxies will be voted as your Board shall recommend.

PROPOSAL 3
ELECT THE COMPENSATION COMMITTEE MEMBERS

              Pursuant to Swiss law, the Compensation Committee members must be elected annually by our shareholders. The Nominating & Corporate Governance Committee has recommended electing Mses. Alexander and Luck, and Messrs. Friedman, de Saint-Aignan, Schwartz and Weinhoff to serve as members of the Compensation Committee until the Annual Shareholder Meeting in 2017. As noted in "Nominees for Election — Board and Committee Membership," the Compensation Committee is comprised entirely of independent directors. As noted in "Board Leadership Structure," the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board. Each of the proposed members currently serves on the Compensation Committee.

              This proposal may only be approved if our shareholders voting (in person or by proxy) at the Annual Shareholder Meeting elect each of the directors that are members of the Compensation Committee in Proposal 1 — "Elect the Board of Directors". If a director is not re-elected as a director in Proposal 1, he or she will be ineligible to serve on the Compensation Committee. If our shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR each of the nominees of the Compensation Committee, Mses. Alexander and Luck, and Messrs. Friedman, de Saint-Aignan, Schwartz and Weinhoff,

as listed on the enclosed proxy card. It is not expected that any nominee will become unavailable for election as a member of the Compensation Committee but, if any nominee should become unavailable prior to the meeting, proxies will be voted in accordance with the general instructions provided on the proxy card with regard to such other person as your Board shall recommend and nominate. In the absence of other specific instructions, proxies will be voted as your Board shall recommend.

PROPOSAL 4
ELECT THE INDEPENDENT PROXY

              Pursuant to Swiss law, the independent proxy must be elected annually by our shareholders. The Board has recommended electing Buis Buergi AG, a Swiss law firm, to serve as the independent proxy at and until the conclusion of the Annual Shareholder Meeting in 2017. Mr. Paul Buergi of Buis Buergi AG has served as independent proxy at our Annual Shareholder Meetings since 2012.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR Buis Buergi AG as the independent proxy at and until the conclusion of the 2017 Annual Shareholder Meeting.

PROPOSAL 5
APPROVE THE 2016 COMPENSATION FOR EXECUTIVES
AS REQUIRED UNDER SWISS LAW

              Pursuant to Swiss law, we are required to hold binding shareholder say-on-pay votes for executive compensation either prospectively or retrospectively. Accordingly, the proposal described in this Proposal 5 gives shareholders the opportunity to approve the maximum aggregate amount of compensation that can be paid to our executive officers for 2016. The executive officers currently include the following ten senior executives: Messrs. Scott A. Carmilani, John R. Bender, Thomas A. Bradley, Wesley D. Dupont, Frank N. D'Orazio, John J. Gauthier, Marshall J. Grossack, Louis P. Iglesias, Julian James and John J. McElroy.

              The general principles of the company's executive compensation programs are described in Article 20b of the amended Articles of Association attached hereto as Appendix A. A more detailed description of our executive compensation programs currently in effect and the actual amounts paid to our named executive officers for 2015 are described in "Executive Compensation — Compensation Discussion and Analysis" beginning on page 43 of this Proxy Statement (the "CD&A"). As described more fully in the CD&A, the Compensation Committee has established a compensation philosophy and related practices and follows a disciplined process in implementing our executive compensation programs and in making individual executive compensation determinations. Please read the amended Articles of Association and the CD&A to understand our executive compensation philosophy and process when considering this proposal.

              In addition, shareholders have had the opportunity since 2011 under U.S. securities law to cast a non-binding advisory vote to approve the compensation paid to our named executive officers. There are three primary differences between the votes under the U.S. securities laws and under the Swiss Ordinance in this Proxy Statement.

	U.S. Securities Laws	Swiss Ordinance

Effect of Vote	Advisory, non-binding	Binding
Persons Covered	Five named executive officers	All executive officers (currently ten in total)
Compensation Year Covered	2015	2016

              Our shareholders have strongly supported our executive compensation programs, providing approval in each year since the required vote became effective. At our Annual Shareholder Meeting held in 2015, the shareholder approval level on executive compensation was 99.1% and, at our Annual Shareholder Meetings held in 2013, 2014 and 2015, the shareholder approval levels for advisory votes on executive compensation have been 98.4%, 98.8% and 98.9%, respectively. The advisory vote required under the U.S. securities laws is still in effect, so our shareholders are again provided the opportunity to vote to approve the compensation paid to the named executive officers in 2015, as is more fully discussed in Proposal 7 "Advisory Vote on 2015 Executive Compensation as Required Under U.S. Securities Laws".

              For 2016, the company is proposing that shareholders approve the maximum aggregate compensation that can be paid to our executive officers in an amount not to exceed $39.0 million. This amount is the maximum amount that the Company can pay to our executive officers (other than additional amounts that may be payable to persons who newly assume executive officer functions after the Annual Shareholder Meeting) and has been calculated using conservative assumptions in order to provide the Board and the company's management flexibility to reward superior performance across all businesses and to address unforeseen circumstances that might arise during 2016. The table below provides the amounts approved at the Annual Shareholder Meeting in 2015 for compensation in 2015, the actual amounts of compensation that were paid during 2015 and our estimates for maximum compensation levels for 2016. The comments provide insight into the assumptions we have used to make these estimates.

	2015 Approved Compensation	2015 Actual Compensation	2016 Maximum Compensation for Approval	Comments
	($ in millions)	($ in millions)	($ in millions)

Base Salaries	$5.4	$5.4	$5.4	• 2015 and 2016 base salaries reflect actual salaries for our executive officers.

Annual Cash Bonus	$11.2	$2.4	$11.2

•

Cash bonuses for 2015 were received in February 2016 and cash bonuses for 2016 will be received in February 2017

•

2016 amount assumes maximum funding of the cash bonus pool at 200% upon achievement of superior performance

Equity Awards	$18.2	$12.0	$13.5

•

Includes stock options, time-vested RSU awards and performance-based awards

•

Performance-based awards are valued at 150% at the time of grant in 2016 because they can vest at 150% of target or value at grant

Other Compensation	$1.2	$0.9	$5.3

•

Includes benefits and perquisites that are described in more detail under "Executive Compensation — Compensation Discussion & Analysis — Retirement, Health and Welfare Benefits" and the Summary Compensation Table beginning on page 64.

Uplift	$3.6	N/A	$3.6	• A 10% increase has been added to the 2016 Maximum Compensation for Approval column to provide flexibility in the case of extraordinary circumstances or upon the achievement of superior performance

Total Compensation	$39.6	$20.7	$39.0	• Shareholders are being requested to approve the $39.0 million of total compensation for 2016

              We do not anticipate that the aggregate amount paid to our executive officers in 2016 will be at the maximum amount requested. Actual compensation paid to our executive officers in 2015 was $20.7 million. Actual 2016 compensation will be dependent on our performance pursuant to our compensation programs as described in the CD&A. For 2016, amounts paid to our executive officers will be awarded under the same executive compensation programs and under substantially the same terms as those in effect in 2015. Performance goals for 2016 were adjusted to reflect our financial plan and current strategy.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR the approval of the maximum aggregate compensation that can be paid, granted or promised to our executive officers in 2016 in an amount not to exceed $39.0 million.

PROPOSAL 6
APPROVE THE 2016 COMPENSATION FOR DIRECTORS
AS REQUIRED UNDER SWISS LAW

              Pursuant to Swiss law, we are required to hold binding shareholder say-on-pay votes for director compensation either prospectively or retrospectively. Accordingly, the proposal described in this Proposal 6 gives shareholders the opportunity to approve the aggregate amount of compensation that can be paid to our non-management directors in 2016.

              The general principles of the company's director compensation programs are described in Article 20b of the amended Articles of Association attached hereto as Appendix A. A more detailed description of our director compensation programs currently in effect and the actual amounts paid to our non-management directors for 2015 are described in Proposal 1 — "Elect the Board of Directors", which begins on page 13 of this Proxy Statement. The company does not currently have, and does not plan to implement, a retirement benefit scheme for non-management directors.

              For 2016, the company is proposing that shareholders approve maximum aggregate compensation that can be paid to our non-management directors in an amount not to exceed $2.65 million. This amount is the maximum amount that the company can pay to our non-management directors and has been calculated using conservative assumptions. The table below provides the amounts approved at the Annual Shareholder Meeting in 2015 for compensation in 2015, the actual amounts of compensation that were paid during 2015 and our estimates for maximum compensation levels for 2016. The comments provide insight into the assumptions we have used to make these estimates.

	2015 Approved Compensation	2015 Actual Compensation(1)	2016 Maximum Compensation for Approval(1)	Comments
	($ in millions)	($ in millions)	($ in millions)

Retainer Fees	$0.85	$0.85	$0.90

•

Includes (i) the annual cash retainer paid to each non-management director and (ii) the Lead Independent Director fee, committee chair fees and the fee paid to each member of the Audit Committee (other than the chairperson)

Attendance Fees	$0.33	$0.27	$0.43	• Includes $3,000 for each Board meeting attended and $2,000 for each committee meeting attended. Assumes six meetings in 2015

Equity Awards	$0.54	$0.55	$0.63	• Each non-management director received an annual equity grant valued at $90,000 in 2016 or a pro rata portion thereof

Other Compensation	$0.06	$0.05	$0.08	• Other compensation includes charitable matching grant contributions of $10,000 per year per director

Uplift	$0.53	N/A	$0.61

•

A 30% increase has been added to the 2016 "Maximum Compensation for Approval" column to provide flexibility in the case of extraordinary circumstances or if additional Board or committee meetings are necessary

Total Compensation	$2.31	$1.72	$2.65	• Shareholders are being requested to approve the $2.65 million of total compensation for 2016

(1)
All 2015 actual amounts reflect nine non-management directors, including Mr. Hunter who retired from the Board effective April 30, 2015, and all 2016 Maximum Amounts reflect seven non-management directors. Mr. Duffy is retiring from the Board effective April 19, 2016.

              We do not anticipate that the aggregate amount paid to our directors in 2016 will be at the maximum amount requested. Actual 2016 compensation may be dependent on extraordinary circumstances that will require the Board and its committees to meet more frequently. For 2016, amounts paid to our directors will be awarded under the same director compensation programs and under substantially the same terms as those in effect in 2015.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR the approval of the maximum aggregate compensation that can be paid, granted or promised to our directors in 2016 in an amount not to exceed $2.65 million.

PROPOSAL 7
ADVISORY VOTE ON 2015 EXECUTIVE COMPENSATION
AS REQUIRED UNDER U.S. SECURITIES LAWS

              As required under U.S. securities laws, the company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below. The company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the company's executive compensation programs.

              The objectives of the company's executive compensation programs are to attract and retain talented and highly-skilled employees, reward strong company and individual performance, align the interests of the executive officers and the company's shareholders and remain competitive with other insurance and reinsurance companies, particularly those with which the company competes. The company believes that its executive compensation programs, which emphasize long-term, performance-based equity awards, a significant portion of which is "at risk" with vesting dependent on the company achieving certain performance targets, meet this objective and are strongly aligned with the long-term interests of its shareholders. The "Compensation Discussion and Analysis" section of this Proxy Statement beginning on page 43 describes the company's executive compensation programs and the decisions made by the Compensation Committee in more detail.

              The table below reflects the company's performance on a relative basis against its peer group of 13 insurance and reinsurance companies (the "Peer Group") for the one, three and five-year periods ended December 31, 2015.

Company's Performance Relative
to Its Peer Group as of December 31, 2015
(In quartiles. 1=first quartile, the highest level; 4=fourth quartile, the lowest level)

Performance Metric	2015 (one year) Rank	2013-2015 (three year) Rank	2011-2015 (five year) Rank
Diluted Book Value per Share Growth (adjusted for dividends)	4	2	1
Annualized Net Income Return ROAE (adjusted for other comprehensive income)	4	2	2
Combined Ratio	4	2	2
Total Shareholder Return	4	4	2

              Your Board unanimously recommends the approval of the following resolution:

              RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, be, and hereby is, APPROVED.

              As an advisory vote, this proposal is not binding upon the company. However, the Compensation Committee, which is responsible for designing and administering the company's executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for the named executive officers.

PROPOSAL 8
APPROVE THE 2015 ANNUAL REPORT AND FINANCIAL STATEMENTS

              The 2015 Annual Report, which accompanies this Proxy Statement, contains our audited consolidated financial statements and our audited statutory financial statements prepared in accordance with Swiss law for the year ended December 31, 2015, as well as the reports of Deloitte & Touche LLP and Deloitte AG, our independent and statutory auditors, respectively. The 2015 Annual Report also contains information on our business activities and our business and financial condition.

Pursuant to Swiss law, the 2015 Annual Report, our audited consolidated financial statements and our audited Swiss statutory financial statements must be submitted to shareholders for approval at the Annual Shareholder Meeting. The 2015 Annual Report will be available for physical inspection at our offices at Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland. Representatives of Deloitte & Touche LLP and Deloitte AG will attend the Annual Shareholder Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR the approval of our 2015 Annual Report, including our audited consolidated financial statements and audited Swiss statutory financial statements prepared in accordance with Swiss law, each for the year ended December 31, 2015.

PROPOSAL 9
APPROVE THE RETENTION OF DISPOSABLE PROFITS

              As noted in Proposal 8 — "Approve the 2015 Annual Report and Financial Statements" above, the 2015 Annual Report that accompanies this Proxy Statement contains the company's audited statutory financial statements prepared in accordance with Swiss law for the year ended December 31, 2015, as well as the report of Deloitte AG, our statutory auditors. For the year ended December 31, 2015, on a standalone basis, we had disposable profits of CHF 366.4 million (or approximately $380.2 million). The Board proposes that the disposable profit on the company's audited statutory financial statements be carried forward as retained earnings for fiscal year 2015. The Board believes that it is in the best interests of the company and its shareholders to retain earnings for future investment in the growth of our business and for other attractive business opportunities. As noted in Proposal 10 — "Approve the Payment of Dividends to Shareholders" below, we are proposing that our shareholders receive cash dividends from general legal reserve from capital contributions. Accordingly, we are proposing that no dividend distribution be made at this time to shareholders from 2015 year-end disposable profits.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR carrying forward as retained earnings the company's disposable profits on its audited statutory financial statements for the year ended December 31, 2015.

PROPOSAL 10
APPROVE THE PAYMENT OF DIVIDENDS TO SHAREHOLDERS

General Explanation of the Dividend

              This agenda item calls for a distribution to shareholders out of general legal reserve from capital contributions, in an aggregate CHF amount equal to $1.04 per share (the "Base Annual Dividend"), using the USD/CHF currency exchange ratio as reported by The Wall Street Journal on the fourth New York business day prior to the date of the Annual Shareholder Meeting rounded down to the next cent amount (the "Foreign Exchange Rate") which can be divided by four, payable in four installments; provided that, each of the CHF installments will be adjusted pursuant to a formula so that the actual CHF amount for each installment will equal $0.26 per share, subject to an aggregate upward adjustment (the

"Dividend Cap"), for the four installments of 50% of the Base Annual Dividend. Application of the formula will mean that the CHF amount of each installment will be determined at the approximate time of distribution, while the U.S. dollar value of the installment will remain $0.26 per share unless and until the Dividend Cap is reached. A quarterly installment that would otherwise exceed the Dividend Cap will be reduced to equal the CHF amount remaining available under the Dividend Cap, and the U.S. dollar amount distributed will be the then-applicable U.S. dollar equivalent of that CHF amount.

Agenda Item

              The Board proposes that our shareholders voting (in person or by proxy) at our Annual Shareholder Meeting approve the following dividend in the form of a distribution from the company's "general legal reserve from capital contributions" account. The blank numbers in the following resolution will be completed based upon the company's actual share capital upon the date of the Annual Shareholder Meeting and applicable exchange rate calculations described below.

  1.
  The aggregate amount of CHF [    •     (number of common shares as registered in the Commercial Register on the date of the Annual Shareholder Meeting)] x [    •    (USD 1.04 × the Foreign Exchange Rate)] ("Aggregate Dividend Amount From Capital Contributions Reserves") shall be transferred from the company's "general legal reserve from capital contributions" account to a "dividends payable" liability account and then be distributed by way of a dividend of CHF [    •    (USD 1.04 × the Foreign Exchange Rate)] per share as follows:

  2.
  The Aggregate Dividend Amount From Capital Contributions Reserves shall be paid to shareholders in four installments in the amount of CHF [    •    (USD 0.26 per share × the Foreign Exchange Rate)] ("Quarterly Dividend Amount From Capital Contributions Reserves") in July 2016, in October 2016, in December 2016 and in March 2017.

  3.
  The Quarterly Dividend Amount From Capital Contributions Reserves equals USD 0.26 ("Quarterly Dollar Amount") based on a USD/CHF exchange ratio of CHF [    •    completed on the date of the Annual Shareholder Meeting] (rounded down to the next whole cent) per $1 (being the Foreign Exchange Rate). The Quarterly Dividend Amount From Capital Contributions Reserves and the Aggregate Dividend Amount From Capital Contributions Reserves are subject to the following adjustments as a result of USD/CHF currency fluctuations:

  (i)
  The Quarterly Dividend Amount From Capital Contributions Reserves is to be adjusted as a result of currency fluctuations such that each quarterly Dividend amount shall equal an amount calculated as follows (rounded down to the next whole cent):

  Quarterly Dividend Amount From Capital Contributions Reserves = Quarterly Dollar Amount × USD/CHF currency exchange ratio as reported by The Wall Street Journal on June 7, 2016, for the first quarterly dividend payment, on September 7, 2016, for the second quarterly dividend payment, on December 6, 2016, for the third quarterly dividend payment, and on March 7, 2017, for the fourth quarterly dividend payment.

  (ii)
  The adjustment of the Aggregate Dividend Amount From Capital Contributions Reserves shall be capped at CHF [    •    completed on the date of the Annual Shareholder Meeting] (corresponding to 50% of the Aggregate Dividend Amount From Capital Contributions Reserves set forth in paragraph 1). The cap is subject to further adjustment for new shares issued pursuant to paragraph 4 below.

  4.
  The Aggregate Dividend Amount From Capital Contributions Reserves pursuant to paragraph 1 (as adjusted pursuant to paragraph 3(i) and 3(ii)) shall be increased (to a maximum of CHF [    •    completed on the date of the Annual Shareholder Meeting]) by quarterly dividend payments on shares that are issued (i) in the course of capital increases (in relation to any merger, amalgamation, acquisition or other corporate reorganizations); (ii) from authorized share capital; or (iii) from conditional share capital after the Annual Shareholder Meeting and before the record date of the applicable Quarterly Dividend Amount From Capital Contributions Reserves. Quarterly Dividend Amounts From Capital Contributions Reserves that would otherwise exceed such maximum limit shall be reduced to equal the Swiss franc amount remaining available under such maximum limit, and the U.S. dollar amount distributed will be the then-applicable U.S. dollar equivalent of that Swiss franc amount. In addition, any Quarterly Dividend Amount From Capital Contributions Reserves shall be adjusted to reflect shares repurchased by the company after the Annual Shareholder Meeting and held in treasury on the record date of the applicable Quarterly Dividend Amount From Capital Contributions Reserves.

  5.
  Any Dividend Cap amount remaining after the payment of the final Quarterly Dividend Amount From Capital Contributions Reserves shall, by operation of this resolution, be immediately reallocated to the "general legal reserve from capital contributions" account included in the balance sheet of the company's Swiss statutory financial statements, without any requirement that such reallocation be approved by the Board or at any Annual Shareholder Meeting.

  6.
  The Board is instructed to determine the procedure for the payment of the Quarterly Distribution Amounts From Capital Contributions Reserves.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends a vote FOR the payment of the dividend as described above, such payment to be made in four quarterly installments.

PROPOSAL 11
APPROVE THE CANCELLING OF TREASURY SHARES

              The company holds in treasury 10,226,981 common shares as of January 31, 2016. The company is seeking approval of a capital reduction through a cancellation of 6,218,389 of these common shares held in treasury. The cancellation of these shares will be made against "reserve for treasury shares from capital contributions". The cancellation of the treasury shares will have the effect of reducing the current share capital of the company by an aggregate amount of CHF 25,495,394.90.

              Under Swiss law, a report from Deloitte AG, an auditor supervised by the Swiss government, will be available at the Annual Shareholder Meeting to confirm that the receivables of the creditors of the company are fully covered after the capital reduction resulting from the cancellation of the 6,218,389 common shares held in treasury. Upon satisfaction of all legal requirements, under Swiss law we will be required to submit an application to the Commercial Register in the Canton of Zug, Switzerland to register the amendments to our Articles of Association to cancel these treasury shares. Without effective registration, we will not be able to proceed with the cancellation of the treasury shares as described in this proposal. We cannot assure you that the Commercial Register in the Canton of Zug will approve the registration.

              Pursuant to Swiss law, we are required to submit to you for your approval both the English version and the (authoritative) German version of the proposed amendments to the company's Articles of Association. Upon the approval of this proposal, Article 3 of the Articles of Association will be amended to read as follows:

Artikel 3 Aktienkapital		Article 3 Share Capital
a)
	Das Aktienkapital der Gesellschaft beträgt CHF 387,683,154.70 und ist eingeteilt in 94,556,867 auf den Namen lautende Aktien im Nennwert von CHF 4.10 je Aktie. Das Aktienkapital ist vollständig liberiert.	a)	The share capital of the Company amounts to CHF 387,683,154.70 and is divided into 94,556,867 registered shares with a par value of CHF 4.10 per share. The share capital is fully paid-in.
b)	Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	b)	Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

              If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

              Your Board unanimously recommends that shareholders vote FOR the capital reduction by cancellation of 6,218,389 common shares held in treasury and the corresponding amendment to our Articles of Association.

PROPOSAL 12
APPROVE A NEW SHARE REPURCHASE PROGRAM

              The company is seeking the approval of its shareholders to establish a new share repurchase program for the repurchase of up to $500 million of the company's common shares. Under the terms of this new share repurchase program, the first three million common shares repurchased will remain in treasury and will be used by us to satisfy share delivery obligations under our equity-based compensation plans. Any additional common shares repurchased will be designated for cancellation and will be cancelled upon shareholder approval at a future annual shareholder meeting and therefore shall not be subject to the statutory provision of Swiss law that prohibits the company from holding in treasury more than 10% of its aggregate common shares. The repurchase of common shares will only be made from reserves from capital contributions. The company currently anticipates that the repurchases of common shares shall take place over a two-year period.

              In May 2014, the company established a $500 million share repurchase program. As of February 3, 2016, there was approximately $151.5 million in remaining capacity under the 2014 share repurchase program. If approved by shareholders at the Annual Shareholder Meeting, the new share repurchase program will supersede the 2014 share repurchase program and no further repurchases will be made under the 2014 share repurchase program.

              The Board is proposing that shareholders approve the new share repurchase program in order to provide the company with maximum capital management flexibility. The Board believes that the future repurchase of shares is advisable to the extent that market conditions, our financial condition and other factors so permit, in order to return excess capital to shareholders. The Board is therefore seeking shareholder approval to provide the company with the flexibility to repurchase common shares at any time after the Annual Shareholder Meeting.

              If the share repurchase program is approved by the shareholders, there can be no assurance that any common shares will actually be repurchased in the near term after the Annual Shareholder Meeting, or at all, and the repurchase program may be suspended or discontinued at any time.

              The Board or the company's management, as applicable, may decide, based upon general market conditions, the company's cash flow, the company's ongoing capital requirements, the price of the shares, regulatory considerations and other factors, that the company should retain cash, reduce debt, make capital investments or otherwise use cash for general corporate purposes, and consequently repurchase fewer common shares or not repurchase any shares. Decisions regarding the amount, if any, and timing of any share repurchases would be made from time to time based upon the factors set forth above.

              The Board has designated for cancellation any repurchased common shares in excess of three million shares. The benefit of this procedure is that by obtaining shareholder approval for the future cancellation of these repurchased shares, they no longer fall under the statutory provision of Swiss law that prohibits the company from holding in treasury an aggregate amount of common shares that exceeds 10% of the company's share capital. Please note that Proposal 11 — "Approve the Cancelling of Treasury Shares" relates to the cancellation of shares that we hold in treasury and which were repurchased under the 2014 share repurchase program.

              Your Board unanimously recommends a vote FOR the approval of the company's $500 million share repurchase program.

PROPOSAL 13
AMEND THE ARTICLES OF ASSOCIATION RELATING TO
AUTHORIZED SHARE CAPITAL FOR GENERAL PURPOSES

              The company's share capital prior to the Annual Shareholder Meeting will be CHF 413,178,549.60, or 100,775,256 common shares (the "Current Share Capital"). The company's share capital to be registered in the Commercial Register in the Canton of Zug, Switzerland after giving effect to the capital reduction resulting from the cancellation of the Treasury Shares described in Proposal 11 — "Approve the Cancelling of Treasury Shares" will be CHF 387,683,154.70, or 94,556,867 common shares (the "Post-Cancellation Share Capital").

              Under Swiss law, shareholders can authorize the board of directors of a company to issue new registered shares at any time within a period of no more than two years and, thereby, increase its share capital by a maximum amount of 50% of its then existing share capital. The Board has elected to request authority to increase our aggregate share capital by a maximum amount of 20% of our existing aggregate share capital. The Board was granted the authority to issue up to 20,485,190 authorized shares (i.e., 20% of our then existing aggregate share capital) on May 1, 2014 at our 2014 Annual Shareholder Meeting. This authority is set forth in Article 6 of our Articles of Association and will expire on May 1, 2016.

              The Board believes its authority to issue authorized common shares should be extended for an additional two-year period from the date of the Annual Shareholder Meeting until April 19, 2018. The Board proposes that our shareholders grant the Board the authority to issue up to 18,911,373 common shares until April 19, 2018 and approve a corresponding amendment to Article 6, sub-paragraph a) of our Articles of Association. This maximum number of common shares is less than the number currently authorized in our Articles of Association because the number of our common shares outstanding has decreased due to a cancellation of a portion of our treasury shares approved by shareholders at our 2015 Annual Shareholder Meeting and will decrease further after giving effect to the capital reduction resulting from the cancellation of the Treasury Shares described above, assuming that proposal is approved by shareholders and the Commercial Register in the Canton of Zug, Switzerland. The maximum number corresponds to approximately 18.8% of our aggregate Current Share Capital and approximately 20.0% of our aggregate Post-Cancellation Share Capital.

              The authorized share capital approved pursuant to this agenda item will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by the company's shareholders, except as may be required by applicable laws or regulations, including the rules of the NYSE. For example, the additional authorized share capital will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends or other corporate purposes. We believe this is an important step to help ensure that the Board can adapt and react quickly to a changing economic climate, business challenges, including increased catastrophes, and opportunities in capital and other relevant markets. The Board has not issued additional shares pursuant to its previous authorizations and does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the company and its shareholders.

              Pursuant to Swiss law, we are required to submit to you for your approval both the English version and the (authoritative) German version of the proposed amendments to the company's Articles of Association. Upon the approval of this proposal, Article 6(a) of the Articles of Association will be amended to read as follows:

Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	Article 6 Authorized Share Capital for General Purposes
a)	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis 19. April 2018 im Maximalbetrag von CHF 77,536,629.30 durch Ausgabe von höchstens 18,911,373 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie zu erhöhen.	a)	The Board of Directors is authorized to increase the share capital from time to time and at any time until April 19, 2018 by an amount not exceeding CHF 77,536,629.30 through the issue of up to 18,911,373 fully paid up registered shares with a par value of CHF 4.10 each.

              For purposes of this proposal, we have assumed that Proposal 11 — "Approve the Cancelling of Treasury Shares" has been approved by shareholders and the Commercial Register in the Canton of Zug, Switzerland. If either of these proposals is not approved, the amendment to our Articles of Association reflected in this proposal will be revised accordingly.

              Your Board unanimously recommends a vote FOR the extension of the Board's authority to issue authorized share capital until April 19, 2018.

PROPOSAL 14
ELECT DELOITTE & TOUCHE LLP AS
INDEPENDENT AUDITOR AND DELOITTE AG AS STATUTORY AUDITOR

              Pursuant to Swiss law, the appointment of our independent and statutory auditors is subject to approval annually by the company's shareholders. The company's shareholders must elect an independent auditing firm for purposes of SEC reporting. The company's shareholders must also elect an auditing firm that will be responsible for auditing the company's consolidated financial statements and statutory financial statements. At the recommendation of the Audit Committee, your Board unanimously recommends the election of Deloitte & Touche LLP as our independent auditor for purposes of SEC reporting and Deloitte AG as our statutory auditor for the fiscal year ending December 31, 2016.

Deloitte & Touche LLP has served as the company's independent auditor since April 2015, and Deloitte AG has served as the company's statutory auditor since May 2010.

              Representatives of Deloitte & Touche LLP and Deloitte AG will attend the Annual Shareholder Meeting and will have an opportunity to make a Swiss statutory disclosure statement if they wish. They will also be available to answer questions at the meeting. If approved, Deloitte & Touche LLP and Deloitte AG will serve as the company's independent and statutory auditors, respectively, for such compensation as the Audit Committee of your Board shall reasonably determine until the company's next Annual Shareholder Meeting.

              Your Board unanimously recommends a vote FOR the appointment of Deloitte & Touche LLP as the company's independent auditor and Deloitte AG as its statutory auditor.

Fees to Independent Registered Public Accountants for Fiscal 2015 and 2014

              The following table shows information about fees billed to us by Deloitte & Touche LLP and Deloitte AG and their affiliates for services rendered for the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees	$5,249,102	$4,501,735
Audit-Related Fees(1)	$405,000	$417,705
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)
Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the Audit Fees category, and includes in 2015 the services performed in connection with the filing of the company's shelf registration statement in June and the offering of senior notes in October.

              The Audit Committee has a policy to pre-approve all audit and non-audit services to be provided by the independent auditors and estimates therefor. The Audit Committee pre-approved all audit services and non-audit services and estimates therefor provided to the company by the independent auditors in 2015 and 2014.

PROPOSAL 15
ELECT PRICEWATERHOUSECOOPERS AG AS SPECIAL AUDITOR

              Under Swiss law, special reports by an auditor are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. federal securities laws, Deloitte AG cannot act as our special auditing firm with respect to certain types of capital increases.

              At the recommendation of the Audit Committee, your Board unanimously recommends the election of PricewaterhouseCoopers AG, an auditor supervised by the Swiss government, as the company's special auditing firm until the next Annual Shareholder Meeting. If the company's shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

              Your Board unanimously recommends a vote FOR the election of PricewaterhouseCoopers AG as the company's special auditors.

PROPOSAL 16
DISCHARGE OF THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS FROM LIABILITIES

              As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge from liability all the individuals who served as members of the Board or as executive officers of the company for their activities during the fiscal year ended December 31, 2015 that have been disclosed, or are otherwise known, to the shareholders. The release binds only the company and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with the knowledge of this resolution.

              Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

              Your Board unanimously recommends a vote FOR the discharge from liability of all the individuals who served as members of the Board or as executive officers of the company for their activities during the year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              The company has no related-party transactions to report.

Review, Approval or Ratification of Transactions with Related Persons

              Pursuant to our Audit Committee charter, the Audit Committee reviews and approves the related-party transactions we enter into. We do not have formal written standards in connection with the review and approval of related-party transactions as we believe each transaction should be analyzed on its own merits. In making its decision, the Audit Committee will review, among other things, the relevant agreement, analyze the specific facts and circumstances and speak with, or receive a memorandum from, management that outlines the background and terms of the transaction. As insurance and reinsurance companies enter into various transactions in the ordinary course of business, the Audit Committee does not review these types of transactions to the extent they are open-market transactions that happen to involve related parties.

PRINCIPAL SHAREHOLDERS

              The table below sets forth information as of February 23, 2016 regarding the beneficial ownership of our common shares by:

•	each person known by us to beneficially own more than 5% of our outstanding common shares,
•	each of our directors,
•

our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO") and our three other most highly compensated officers who were serving as executive officers at the end of our 2015 fiscal year (collectively, our "named executive officers" or "NEOs"), and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Beneficial Owner of Common Shares(1)

	Number of Common Shares		Percentage of Common Shares

Artisan Partners Holdings LP(2) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	3,688,736		4.1%
FMR LLC(3) 245 Summer Street, Boston, MA 02210	7,343,323		8.1%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd., Malvern, PA 19355	5,670,803		6.3%
Barbara T. Alexander	23,358	(5)	*
Scott A. Carmilani	1,525,638	(6)	1.7%
James F. Duffy	37,662		*
Bart Friedman	41,538		*
Patricia L. Guinn	0		*
Fiona E. Luck	0		*
Patrick de Saint-Aignan	26,553		*
Eric S. Schwartz	109,003	(7)	*
Samuel J. Weinhoff	39,432		*
Thomas A. Bradley	11,195		*
John R. Bender	148,920	(8)	*
Wesley D. Dupont	232,765	(9)	*
Frank N. D'Orazio	225,273	(10)	*
All directors and executive officers as a group (19 persons)	2,848,684	(11)	3.1%

*
Less than 1%.

(1)
Pursuant to the regulations promulgated by the SEC, our common shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of our common shares, whether or not such person has any pecuniary interest in our common shares, or the right to acquire the power to vote or dispose of our common shares within 60 days of February 23, 2016, including any right to acquire through the exercise of any option, warrant or right. As of February 23, 2016, we had 90,205,426 common shares issued and outstanding. All amounts listed represent sole voting and dispositive power unless otherwise indicated.

(2)
Based on information reported on Schedule 13G/A, as filed with the SEC on February 2, 2016 jointly by Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Partners Limited Partnership ("Artisan Partners"), Artisan Investments GP LLC ("Artisan Investments"), and Artisan Partners Asset Management Inc. ("Artisan Asset Management", which together with Artisan Holdings, Artisan Partners and Artisan Investments are referred to herein as the "Artisan Parties"), the Artisan Parties are the beneficial owners of 3,688,736 of our common shares. According to this Schedule 13G/A, the Artisan Parties have the following dispositive powers with respect to our common shares: (a) sole voting power: none; (b) shared voting power: 3,518,152; (c) sole dispositive power: none; and (d) shared dispositive power: 3,688,736.

(3)
Based on information reported on Schedule 13G/A, as filed by FMR LLC ("FMR") and Abigail P. Johnson with the SEC on February 12, 2016, FMR and Ms. Johnson are the beneficial owners of 7,343,323 of our common shares. According to this Schedule 13G/A, FMR has sole voting power over 35,829 common shares and sole dispositive power over 7,343,323 of our common shares and has no shared voting power and no shared dispositive power over any of these shares.

(4)
Based on information reported on Schedule 13G/A, as filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 10, 2016, Vanguard has the following powers with respect to the common shares: (a) sole voting power: 66,301; (b) shared voting power: 4,800; (c) sole dispositive power: 5,605,202; and (d) shared dispositive power: 65,601.

(5)
Includes 17,358 common shares held by Ms. Alexander as a co-trustee for the Stiles Family Trust dated November 20, 2007.

(6)
Includes stock options exercisable to purchase 134,415 common shares and 139,000 common shares held by an irrevocable trust for the benefit of Mr. Carmilani's spouse and children.

(7)
Includes 105,000 common shares held by 76 West Holdings LLC, in which Mr. Schwartz has 100% ownership.

(8)
Includes stock options exercisable to purchase 16,170 common shares.

(9)
Includes stock options exercisable to purchase 19,530 common shares.

(10)
Includes stock options exercisable to purchase 16,065 common shares.

(11)
Includes stock options exercisable to purchase 229,845 common shares.

EXECUTIVE OFFICERS

              Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the company, including their respective ages and positions as of the date hereof.

Name	Age	Position

Scott A. Carmilani(1)	51	President, Chief Executive Officer and Chairman of the Board
John R. Bender	51	Chief Executive Officer, Reinsurance, Allied World Reinsurance Management Company
Thomas A. Bradley	58	Executive Vice President & Chief Financial Officer
Wesley D. Dupont	47	Executive Vice President & General Counsel
Frank N. D'Orazio	47	President, Underwriting and Global Risk
John J. Gauthier	54	Executive Vice President & Chief Investment Officer
Marshall J. Grossack	56	Executive Vice President & Chief Actuary
Louis P. Iglesias	52	President, North America Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company
Julian James	53	President, Global Markets Allied World Assurance Company (Europe) Limited
John J. McElroy	51	Chief Operating Officer
Kent W. Ziegler	53	Senior Vice President, Finance and Chief Accounting Officer

(1)
Please see Mr. Carmilani's biography under Proposal 1 — "Elect the Board of Directors" earlier in this Proxy Statement.

              John R. Bender has been the Chief Executive Officer, Reinsurance of Allied World Reinsurance Management Company since August 2014 and oversees our reinsurance platform on a global basis. From February 2012 to August 2014, he served as the President of Allied World Reinsurance Management Company. From August 2009 to February 2012, he served as the President and Chief Operating Officer of Allied World Reinsurance Company, one of our subsidiaries. He joined us in November 2007 as the Chief Operating Officer of Allied World Reinsurance Company. From November 2007 through November 2011, Mr. Bender was responsible for establishing and expanding the company's U.S. reinsurance platform and for overseeing its day-to-day operations. Since December 2011, Mr. Bender has assumed responsibility for providing strategic leadership and executing business strategies for our global reinsurance operations. Prior to joining us, Mr. Bender held several senior management positions at Platinum Underwriters Holdings, Ltd., including Chief Underwriting Officer, Casualty from November 2005 to October 2007 and Senior Vice President, Commercial Liability Products from October 2002 to November 2005. From 1989 to October 2002, he held numerous claims and underwriting positions with St. Paul Reinsurance Management Company.

              Thomas A. Bradley joined the company as Executive Vice President & Chief Financial Officer in September 2012. Prior to joining us, Mr. Bradley had served as the Chief Financial Officer of Dorsey & Whitney LLP, a large international law firm, since August 2011. From April 2009 to April 2011,

Mr. Bradley served in various financial positions at the Fair Isaac Corporation, a business services company, including as its Executive Vice President and Chief Financial Officer. From April 2004 to February 2009, Mr. Bradley served in various financial and operational positions at Zurich Financial North America, a financial services company, including as its Executive Vice President and Chief Financial Officer. Prior to that, he held a host of senior financial and operational positions at USF&G Corporation/St. Paul Companies.

              Wesley D. Dupont has been our Executive Vice President & General Counsel since September 2009 and presently oversees our legal, compliance, claims and human resources functions on a global basis. From December 2005 to September 2009, he served as our Senior Vice President, General Counsel and served as our Corporate Secretary through May 2012. In November 2003, Mr. Dupont began working for American International Company Limited, a subsidiary of AIG, and began providing legal services to us pursuant to an administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

              Frank N. D'Orazio has been the President, Underwriting and Global Risk since December 31, 2014 and is responsible for the oversight and governance of our underwriting activities, enterprise risk management and ceded reinsurance strategies globally. From September 2009 to December 2014, Mr. D'Orazio served as the President — Bermuda and International Insurance of Allied World Assurance Company, Ltd, one of our subsidiaries, where he was responsible for providing strategic leadership and executing business strategies for the Bermuda, Europe and Asia insurance platforms. Prior to that, he served as the Chief Underwriting Officer of Allied World Assurance Company, Ltd since September 2008. From March 2005 to September 2008, Mr. D'Orazio was the company's Senior Vice President — General Casualty where he was responsible for managing the company's general casualty and healthcare operations in Bermuda, Europe and the United States. Mr. D'Orazio joined the company in June 2003 as Vice President — General Casualty. Prior to joining our company, Mr. D'Orazio worked for the retail insurance market arm of Munich-American Re-Insurance from August 1994 to May 2003, where he held a succession of underwriting and management positions. Mr. D'Orazio held various underwriting positions in the excess casualty division of Chubb from June 1990 to July 1994.

              John J. Gauthier, CFA, has been our Executive Vice President & Chief Investment Officer since May 2011 and oversees the management of the company's investment portfolio. In September 2012, he was also named President of Allied World Financial Services, Inc. and Allied World Financial Services, Ltd, subsidiaries of the company. Since March 2010, he has served as the Executive Vice President and Chief Investment Officer of AWAC Services Company, a subsidiary of the company. From October 2008 through February 2010, he served as Senior Vice President and Chief Investment Officer of AWAC Services Company. Previous to joining our company, Mr. Gauthier was Global Head of Insurance Fixed Income Portfolio Management at Goldman Sachs Asset Management from February 2005 to September 2008. Prior to that position, from 1997 to January 2005 he was Managing Director and Portfolio Manager at Conning Asset Management where he oversaw investment strategy for all property and casualty insurance company clients. Mr. Gauthier also served as Vice President at General Reinsurance/New England Asset Management, as well as a Portfolio Manager at General Reinsurance.

              Marshall J. Grossack has been our Executive Vice President-Chief Actuary since September 2009. He served as our Senior Vice President and Chief Corporate Actuary from July 2004 to September

2009. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited, a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.

              Louis P. Iglesias has been the President, North America for Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company, two of our subsidiaries, since January 31, 2014 and is responsible for providing strategic leadership and executing business strategies for our United States and Canada insurance platforms. Since December 31, 2014, he has also been responsible for providing strategic leadership and executing business strategies for our Bermuda insurance platform. From April 2012 through January 2014, he was the President, U.S. Property & Casualty for Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company. From 1994 to April 2012, Mr. Iglesias served in various senior management positions at AIG, including Chief Executive Officer for Commercial Casualty, President for the Risk Management Group, President for AIG Environmental and President of AIG Construction. Prior to AIG, Mr. Iglesias worked at Travelers and Reliance insurance companies.

              Julian James has been the President, Global Markets of Allied World Assurance Company (Europe) Limited since December 31, 2014 and is responsible for providing strategic leadership and executing business strategies for our direct insurance operations in Europe and Asia Pacific, which includes offices in Australia, Hong Kong, Labuan and Singapore. In addition, Mr. James has served as the Chief Executive Officer of Allied World Managing Agency Limited since April 2014. From March 2013 to December 2014, Mr. James served as the President of Allied World Assurance Company (Europe) Limited and was responsible for providing strategic leadership and executing business strategies for the company's European insurance platform. From September 2007 to January 2013, Mr. James served as the Chief Executive Officer at Lockton International. From 1997 to April 2007, Mr. James held senior management positions at Lloyd's, most recently as Director, Worldwide Markets, where he was responsible for all of Lloyd's commercial activities outside of the United Kingdom, including the management of its trading licenses as well as oversight of its global branding and communications. Before joining Lloyd's, Mr. James was the Development Director of brokers Sedgwick Energy and Marine Limited and a member of the division's Executive Management Committee. Prior to that, he spent five years working in senior positions with Sedgwick, where he began his career in 1981, in North America. In February 2016, he was elected to serve on the Council of Lloyd's.

              John J. McElroy was appointed our Chief Operating Officer in March 2012. In this role, he oversees the company's operations and administration, information technology, new product development, marketing, broker relations and project management on a global basis. From May 2008 through February 2012, Mr. McElroy served as President, Professional Lines, of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company and oversaw the underwriting of all directors and officers liability, errors and omissions liability and medical malpractice liability insurance products by the company's U.S. insurance operations. From June 2004, when he joined us, through April 2008, Mr. McElroy served as our Senior Vice President, Field Operations Officer, during which time he was responsible for expanding our U.S. insurance operations, developing our network of U.S. offices and increasing brand and product visibility. Prior to joining us, Mr. McElroy worked with Gulf Insurance Group for 12 years where he held various underwriting and other senior management positions. He began his career at AIG underwriting directors and officers liability insurance for large commercial risks.

              Kent W. Ziegler has been our Senior Vice President, Finance and Chief Accounting Officer since February 2013. Prior to joining us, from January 2010 through January 2013, Mr. Ziegler served as the Senior Vice President and Chief Financial Officer of the Retail Real Estate Division of JPMorgan Chase & Co. From 2005 to 2009, Mr. Ziegler served in JPMorgan Chase's Business Banking Division, most recently as the Senior Vice President and Chief Financial Officer. From 1989 to 2004, Mr. Ziegler served in various financial and operational positions at Gulf Insurance Group, including as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He began his career in public accounting at Ernst & Young.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

              Our executive compensation programs reflect a strong pay-for-performance philosophy. By linking a significant portion of target compensation for our executives to the company's financial performance, as well as to strategic and operational results that drive shareholder value, we seek to align the interests of our executives closely with shareholder interests.

              In 2015, we generated net income of $83.9 million, or $0.89 per diluted common share, down from the prior year as Allied World was impacted by increasingly competitive underwriting conditions, investment volatility and poor performance in certain lines of business. The company's quartile rank in performance relative to its Peer Group is shown in the chart below:

Company's Performance Relative
to Its Peer Group as of December 31, 2015
(In quartiles. 1=first quartile, the highest level; 4=fourth quartile, the lowest level)

Performance Metric	2015 (one year) Rank	2013-2015 (three year) Rank	2011-2015 (five year) Rank
Diluted Book Value per Share Growth (adjusted for dividends)	4	2	1
Annualized Net Income ROAE (adjusted for other comprehensive income)	4	2	2
Combined Ratio	4	2	2
Total Shareholder Return	4	4	2

              Management has taken steps to address operating and market challenges and has positioned the company for future performance by continuing to develop as a specialty insurer with a broad range of product offerings across global markets and an ability to manage volatility and capital to drive profitability. Highlights of some of our achievements in 2015 are that we:

•	Successfully completed the acquisitions of Hong Kong and Singapore operations from Royal & Sun Alliance Insurance plc and managed the integration of these operations,
•	Successfully managed probable maximum losses within prescribed limits based on our economic capital model and established risk tolerances,
•	Continued to expand our insurance and reinsurance product offerings across a wide array of specialty coverages and jurisdictions,
•	Successfully supported our growth initiatives through the continued development of our information technology systems and modeling capabilities, and
•	Successfully completed an offering of $500 million of 4.35% senior notes due in 2025 to refinance the existing $500 million of 7.50% senior notes due in August 2016.

              Based on the company's 2015 operating results further described below in this "Compensation Discussion & Analysis" section, the Compensation Committee recommended, and the Board approved, lower levels of cash and equity grants to the CEO and other NEOs relative to last year. In particular, the cash bonuses earned by our CEO and other NEOs for 2015 performance were significantly lower relative to those that were paid last year for 2014 performance, as shown in the table below:

Name	2014 Cash Bonus	2015 Cash Bonus	% Difference
CEO	$1,884,000	$500,000	(73)%
Average of Other NEOs	$841,250	$212,500	(75)%

              The equity awards granted to our CEO and other NEOs are substantially performance-based and were also lower in 2016 relative to those that were granted last year, as shown in the table below:

Name	2015 Total Equity Awards	2016 Total Equity Awards	% Difference
CEO	$5,799,451	$2,849,973	(51)%
Average of Other NEOs	$937,423	$761,238	(19)%

              As a result, the total direct compensation for our CEO and other NEOs (comprised of base salary, annual cash bonus and equity-based incentive compensation) for the 2015 performance year was substantially lower relative to the total direct compensation for the 2014 performance year, as shown in the graphs below:

Scott A. Carmilani	Average of Other NEOs

              On February 22, 2016, the performance-based awards granted to certain NEOs in 2013 vested at 113% of target, based on a book value growth on a compounded annual growth rate ("CGAR") basis of 7.5% over the 2013-2015 performance period and ROE relative to the company's Peer Group in 2013. The length of the three-year performance period is designed to promote sustainable growth and profitability over the long term. While our 2015 results were down from recent performance, 2013 and 2014 were successful years that delivered profitable growth. The 113% vesting of the performance-based awards for the 2013-2015 performance period reflects our historically solid performance relative to our Peer Group.

Net Income Return on Equity (Adjusted for other comprehensive income)	Diluted Book Value per Share Growth (Adjusted for dividends)

              For more information on the compensation awards discussed in this "Executive Summary", please see the relevant sections under this "Compensation Discussion and Analysis", including "— Compensation Discussion and Analysis — 2015 Cash Compensation — 2015 Annual Cash Bonus" for cash bonus awards and "— Compensation Discussion and Analysis — Equity-Based Compensation — 2015 Equity Awards" for the grants and vesting of equity awards.

Compensation Program Overview

              In accordance with the rules of the NYSE, a majority of the members of the Board are independent and the Compensation Committee is presently comprised of seven independent Board members. The Board has adopted a Compensation Committee Charter discussed earlier in this Proxy Statement. The Compensation Committee oversees our compensation programs and makes recommendations to the Board. Pursuant to Swiss law, the Board is required to make all final compensation decisions regarding the NEOs. We have achieved considerable growth since our inception in November 2001 and our compensation programs have been designed to reward executives who contribute to our continuing success.

              The Compensation Committee has selected Farient Advisors, LLC ("Farient") as its independent compensation advisor. At the committee's direction, Farient has conducted an extensive review of our executive compensation strategy and programs to ensure strong alignment between executive compensation, business strategy and long-term shareholder value creation.

              Compensation Philosophy.    The insurance and reinsurance industry is very competitive, cyclical and often volatile, and our success depends in substantial part on our ability to attract and retain talented, high-achieving employees who will remain motivated and committed to the company during all insurance industry cycles. We have a strong pay-for-performance philosophy. Given our historically strong performance, we have set salaries and target bonuses for our executives as a group at approximately the median of the market, and total direct compensation, which includes salaries, target bonuses and the grant date value of equity, at between the 50th and 75th percentiles of the market. Total direct compensation for our executives as a group is delivered at the higher end of this pay positioning range following years in which performance is high relative to our Peer Group and at the lower end of this range following years in which performance is low relative to our Peer Group. Accordingly, the Compensation Committee believes that an effective executive compensation program is one that is designed to:

Reward strong company and individual performance,
Align the interests of the executive officers with the company's shareholders, and
Balance the objectives of pay-for-performance and retention.

              The Compensation Committee's objectives for the company's compensation programs are to:

Drive and reward employee performance that supports the company's business objectives and financial success;
Attract and retain talented and highly-skilled employees;
Align the interests of the NEOs with the company's shareholders by:

•

having a substantial portion of compensation in long-term, performance-based equity awards, a large portion of which is "at risk" with vesting dependent on the company achieving certain performance targets over time, particularly at the senior officer level where such persons can more directly affect the company's financial success;

•	regularly evaluating the company's compensation programs to help ensure that they do not encourage excessive risk taking; and
•	tying incentive opportunity to a blend of metrics that focus on key company objectives, correlate with the creation of shareholder value and encourage prudent risk taking; and

Remain competitive with other insurance and reinsurance companies, particularly other insurance and reinsurance companies with which the company competes for talent.

              Components of Executive Compensation.    The components of our executive compensation programs and the terms of each are shown in the table below:

Components of Executive Compensation

Element	Type	Terms

Cash	Base Salary	• The fixed element of each NEO's annual cash compensation.

Annual Cash Bonus

•

A cash incentive opportunity based upon the achievement of annual goals.

•

The performance measures used to fund the bonus pool include:

o

Earnings before interest and taxes ("EBIT") (weighted one-third);

o

Return on equity ("ROE") relative to our Peer Group (weighted one-third); and

o

A corporate scorecard of financial, operational and strategic objectives (weighted one-third).

•

Individual performance is used to determine the allocation of the bonus pool.

For more information, please see "2015 Cash Compensation — "How is EBIT Calculated?" and "2015 Cash Compensation — How is ROE calculated and defined?"

Equity-Based Incentive Compensation	Performance-Based Equity Awards

•

An opportunity to earn shares in the company (or an equivalent value in cash) with vesting dependent upon our achieving certain performance targets over a three-year performance period.

•

The performance measures used to determine the actual versus target number of shares earned include:

o

Book value growth calculated on a CAGR basis (weighted one-half); and

o

ROE relative to our Peer Group (weighted one-half).

For more information, please see "2015 Equity-Based Compensation — "How is Book Value Calculated?" and "2015 Equity-Based Compensation — How is ROE calculated and defined?"

Restricted Stock Units (time-vested)

•

An opportunity to earn shares in the company (or an equivalent value in cash) with vesting dependent upon our NEOs satisfying time-based vesting conditions.

•

RSUs generally vest pro rata over four years.

Retirement	401(k) Plan

•

A qualified savings plan that provides participants with the opportunity to defer a portion of their compensation, up to the U.S. Internal Revenue Service ("IRS") tax code limitations, and receive a company matching contribution.

	Supplemental Executive Retirement Plan	• A plan that supplements the 401(k) plan by providing, on a non-qualified basis, for deferral of compensation in excess of the IRS tax code limitations.

Other	Perquisites	• Certain other benefits provided to executives by the company.

              The mix of our total direct compensation (comprised of base salary, annual cash bonus and equity-based incentive compensation) for our NEOs at grant value is shown below:

              As shown in the charts above, the Compensation Committee manages the pay mix such that a substantial portion of pay is dedicated to "at risk" compensation, including annual cash bonuses and equity-based incentive compensation. The Compensation Committee believes that this mix of pay best aligns the interests of our executives, including the NEOs, with those of our shareholders over time.

              We use ROE relative to our Peer Group for both our short-term cash bonus program and our long-term, equity-based compensation program because:

•	The measure correlates closely with shareholder value over both the short- and longer-term;
•

The Compensation Committee believes that utilizing the same metric for both the short- and long-term compensation programs ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance;

•	By using the same metric, the Compensation Committee is promoting sustained performance of the company in this area over both the short- and longer-term;
•	ROE is a widely used financial metric in the insurance and reinsurance industry in assessing company performance; and
•

The Compensation Committee believes that it is important to use both absolute and relative performance measures to help ensure that our compensation programs are linked to key internal objectives while also being sensitive to how we perform relative to our Peer Group.

              Our Compensation Practices.    We continue to implement and maintain what we believe are leading practices in our compensation programs and related areas. These practices include the following:

•	We prohibit our employees and directors from pledging our securities and hedging and other derivative transactions in our securities (see "Stock Ownership Policy" below).

•

We require our executive officers to meet stock ownership requirements, and we prohibit them from selling any shares if doing so would cause them to fall below required levels (see "Stock Ownership Policy" below). We also have stock ownership requirements for our directors, as discussed earlier in this Proxy Statement.

•	We prohibit the repricing or exchange of stock options or similar equity awards without shareholder approval.
•	We do not pay dividends or dividend equivalents on unvested equity awards.
•

Our annual equity awards provide for four-year vesting and our performance-based equity awards have a three-year performance period, except in limited circumstances involving certain terminations of employment. This time horizon encourages long-term sustained performance and retention of our executives.

•

We can recover, or "clawback", equity-based compensation paid to executives for fraud, intentional misconduct or actions that contribute materially to any financial restatement (see "2012 Omnibus Plan" below).

•	The Compensation Committee has engaged an independent compensation consultant that has no other ties to the company or its management.

              The Role of Shareholder Say-on-Pay Votes.    We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (the "say-on-pay proposal") under U.S. securities laws in addition to binding say-on-pay votes required under Swiss law. At our Annual Shareholder Meeting held in May 2015, 98.9% of the votes cast were in favor of the say-on-pay proposal. The Compensation Committee believes this affirms our shareholders' support of our approach to executive compensation, and the committee did not change its approach in 2015. The Compensation Committee will continue to consider the outcome of the company's say-on-pay votes when making future compensation decisions for the NEOs and other senior officers at the company.

Compensation Oversight and Process

              The Compensation Committee has established a number of processes to assist it in ensuring that NEO compensation is achieving its objectives. Among those are:

•	Assessment of the company's performance on both an absolute and relative basis;
•	Assessment of individual performance via interactions with the CEO and other NEOs;
•	Engaging an independent compensation consultant that reports directly to the committee;
•	Assessment of risks associated with the company's compensation programs;
•	Pay-for-performance analysis;
•	Assessment of benefits and perquisites;
•	Analyzing the relationship of actual pay to performance; and

•	Total compensation review, which includes:

•

Benchmarking target pay levels for base salary, annual cash bonuses, long-term incentive compensation and total direct compensation;

•

Reviewing perquisites and contributions to retirement plans; and

•

Reviewing the design of the compensation programs, including goal-setting and calibrating the level of pay with performance.

              In determining the level of compensation for the NEOs, both quantitative and qualitative factors of the company's and each NEO's performance are analyzed. The Compensation Committee primarily uses formulaic factors to assess company performance. However, due to the potential volatility of the insurance and reinsurance industry and thus the company's financial results, the Compensation Committee believes that it is appropriate to also use non-formulaic factors to assess company and individual performance.

              Relationship Between Pay and Performance.    The success of the company's business and resulting value for our shareholders is contingent upon our successfully selecting, pricing and managing insurance and reinsurance risks over the long-term. Our business requires that we assess, select and respond to identified market opportunities in a highly disciplined and cost-effective manner. To reinforce this approach, our executive compensation programs are designed to align executives' interests closely with shareholder interests by tying executive compensation directly to equity results, as well as to those financial and strategic results that drive shareholder value, including sustainable, profitable growth; high returns; efficient, risk-adjusted capital deployment; and the company's strategic positioning. In this regard, key features of our executive compensation programs include:

•	A significant portion of target compensation being "at risk" (80% for the CEO and 72%, on average, for our other NEOs).
•	A significant portion of target compensation linked to long-term performance (67% for the CEO and 44%, on average, for other NEOs).
•	A balance of measures (mostly formulaic, with some non-formulaic) that encourage short-term actions that will benefit shareholders in the long-run.
•

Use of performance measures in our annual cash bonus and equity incentive compensation programs that have been demonstrated analytically to be relevant to creating shareholder value, including EBIT, growth in book value, ROE, and in our corporate scorecard, combined ratio, which is a measure of our underwriting performance.

•	Performance goals set at competitive levels.
•	Linking the funding of the annual cash bonus pool to corporate results (with award allocation tied to individual results).

              For 2015 performance year, the Compensation Committee reviewed an assessment conducted by Farient on the company's pay and performance alignment. Farient determined that the company's pay actions reflect a challenging 2015 performance year. As a result, cash bonuses were down over 70% from 2014 and new equity award grants were down substantially as well. Notwithstanding these results, the Compensation Committee determined that the company made significant progress in key areas of strategic importance, including further expansion in Asia; the successful integration of key acquisitions; adoption of enhanced risk management tools; scaling back on lines of business that have performed or are anticipated to perform poorly; and pursuing those lines of business that we believe best enable us to optimize profitability.

              Given our relative performance described in "— Compensation Discussion and Analysis — Executive Summary" above, as well as the Compensation Committee's philosophy that pay should be commensurate with performance, the committee determined that our CEO's total direct compensation should be reduced and positioned below the median of our Peer Group on a performance year basis, which includes 2015 salary, cash bonus for 2015 and the grant date value of the equity granted in February 2016 for 2015 performance. The Compensation Committee is committed to ensuring that CEO and other NEO compensation are appropriately aligned with performance, and will continue to monitor our pay-for-performance alignment as an input in making pay decisions.

              Assessment of Individual Performance.    All of our NEOs have specific objectives that are established at the beginning of each year. Each NEO's performance (other than our CEO's performance) is reviewed annually by Mr. Carmilani, our CEO, based on his individual skills and qualifications, management responsibilities and initiatives, staff development and the achievement of departmental, geographic and/or established business goals and objectives, depending on the role of the NEO. Each NEO's performance was assessed on both company and individual achievements in light of current market conditions. Mr. Carmilani's performance was reviewed by the Compensation Committee and was also assessed on both the company's achievements and his individual achievements in light of current market conditions in the insurance and reinsurance industry. In 2015, these performance reviews formed the basis on which compensation-related decisions were made for annual cash bonuses and grants of performance-based and time-vested RSU awards, as well as 2016 base salaries and target bonus opportunities.

              Roles of the CEO and the Compensation Committee.    The Compensation Committee recommends to the Board for approval the company's compensation programs and the total amount available for the base salaries, cash bonuses and equity-based compensation for the NEOs and the other executive officers as a group. The Compensation Committee also determines the company's compensation philosophy and objectives and sets the framework for the NEOs' compensation structure. Within this framework, Mr. Carmilani, our CEO, recommends to the Compensation Committee all aspects of compensation for each NEO, excluding himself. He reviews the recommendations, survey data and other materials provided to him by our Human Resources Department and Farient as well as proxy statements and other publicly available information of our industry peers. He also assesses the company's and each NEO's performance as described above. The conclusions and recommendations resulting from these reviews and consultations, including proposed salary adjustments, annual cash bonus amounts and equity award amounts, are then presented to the Compensation Committee for its review and consideration. The Compensation Committee has discretion to modify any recommendation it receives from Mr. Carmilani, but strongly relies on his recommendations.

              The Board and NEO Interactions.    The Board has the opportunity to meet with the NEOs regularly during the year. In 2015, the company's NEOs met with and made presentations to the Board regarding their respective business lines or responsibilities. The company believes that the interaction among its NEOs and the Board is important in enabling the Board, including the members of the Compensation Committee, to form its own assessment of each NEO's performance.

              The Role of Our Independent Advisor.    The Compensation Committee directed Farient to conduct analyses on key aspects of NEO and other senior officer pay and performance, and to provide recommendations about compensation plan design. Farient reports directly to the Compensation Committee and in 2015 did not provide any non-executive consulting services to the company that would require disclosure under SEC rules. Farient meets with members of senior management to gain a greater understanding of key issues facing the company and to review its cash and equity compensation programs. The Compensation Committee meets separately with Farient to review in detail all compensation-related decisions regarding the CEO as well as the structure of the company's compensation programs. During this review, the Compensation Committee also receives Farient's analyses of the Peer Group, NEO pay and performance for the company and its peers, a compensation risk assessment, analyses of compensation best practices and current compensation trends.

              The Compensation Committee has assessed the independence of Farient pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Farient from serving as an independent advisor to the Compensation Committee.

              Timing of Awards.    The Compensation Committee believes that compensation decisions regarding employees should be made after year-end results have been determined to better align employee compensation with company performance and shareholder value. This requires that annual cash bonuses, equity awards and base salary adjustments be determined after year-end financials have been prepared and completed. The Compensation Committee's policy is to approve compensation decisions at its regularly scheduled meeting during the first quarter of the year.

              Benchmarking.    The Compensation Committee reviews our competitive pay positioning annually based on a report prepared by Farient. Farient compiles data on over 40 of our top positions, including our NEOs, using a number of nationally recognized surveys covering the property and casualty insurance and reinsurance industry as well as general industry surveys. In addition, Farient uses proxy data for the CEO and CFO positions from our Peer Group. Farient compiles data on base salaries, target annual bonus opportunities, target equity-based incentive compensation values and total direct compensation, which is the sum of all three components. The Compensation Committee uses this information as one input, among others, such as individual performance and retention requirements, for making compensation decisions regarding salary increases, target bonus opportunities and equity-based incentive compensation awards each year.

              Peer Group.    The Compensation Committee asks Farient to review the company's Peer Group on an annual basis. For 2015, the company's Peer Group is comprised of 13 insurance and reinsurance companies, selected primarily because they are similar to the company in terms of property and casualty insurance and reinsurance business mix; percentage of U.S. and non-U.S. business written; focus on specialty insurance; high-quality financial strength; and size, as measured by gross premiums written, total revenue and market capitalization. Farient uses the Peer Group for purposes of assessing total direct compensation for the CEO and CFO positions; program design, including measures and goals; pay practices; equity plan burn-rate and share overhang; business performance; an analysis of pay and performance; and Board compensation.

              The 13 Peer Group companies used by the Compensation Committee as inputs for 2015 pay design and pay level decisions are as follows:

Peer Group

Arch Capital Group Ltd.	Markel Corporation
Argo Group International Holdings, Ltd.	The Navigators Group, Inc.
Aspen Insurance Holdings Limited	Pro Assurance Corporation
Axis Capital Holdings Limited	RLI Corp.
Endurance Specialty Holdings Ltd.	W. R. Berkley Corporation
The Hanover Insurance Group, Inc.	XL Group plc
HCC Insurance Holdings, Inc.(1)

(1)
HCC Insurance Holdings, Inc. was included in the company's Peer Group until June 30, 2015 prior to the closing of its acquisition by Tokio Marine Holdings, Inc. in October 2015.

              Assessment of Risks Associated with Compensation.    The Compensation Committee has evaluated whether our compensation policies and programs encourage excessive risk taking. As part of this evaluation, the Compensation Committee reviewed a detailed compensation risk assessment conducted by Farient. In its assessment, Farient established both quantitative and qualitative criteria for assessing the company's compensation programs, and evaluated numerous elements of the company's pay mix, its compensation-related performance measurements, its governance and its processes and procedures that mitigate risk in its compensation programs. In addition to the above assessment, at the Compensation Committee's request, Farient also conducted a review of the pay programs and risk mitigation policies covering certain executives that have direct responsibility for decisions that impact the company's risk position. Based on these assessments, Farient concluded and the Compensation Committee concurred that the company's balanced pay and performance program coupled with its risk mitigation policies effectively prevent excessive risk taking.

              Total Compensation Review.    Each year, the Compensation Committee reviews a summary report or "tallysheet" prepared by the company for each NEO as well as the other executive officers. The purpose of a tallysheet is to show the aggregate dollar value of each officer's total annual compensation, including base salary, annual cash bonus, equity-based compensation, perquisites and all other compensation earned over the past two years. The tallysheet also shows amounts payable to each NEO upon termination of his employment under various termination scenarios. Tallysheets are reviewed by our Compensation Committee for informational purposes.

              The table below reflects the process and philosophy by which the Compensation Committee calculated executive compensation in 2015 for our NEOs and is intended to assist shareholders in understanding the elements of total compensation as determined by the Compensation Committee. This information differs from the calculation of total compensation in accordance with the disclosure rules of the SEC, primarily by disclosing the grant date fair value of equity awards granted in 2016 for the prior year 2015 performance. A table further on in this Proxy Statement under the heading "Summary Compensation Table" reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables. While the table below is presented to explain how the Compensation Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC's rules. The tables and related disclosures required by the SEC's rules begin on page 64.

Named Executive Officer	Base Salary(1)	Cash Bonus Paid in 2016 for 2015 Performance(2)	Time-Vested RSUs Granted in 2016 for 2015 Performance(3)(4)	Performance- Based Awards Granted in 2016 for 2015 Performance(3)(4)	2015 Total Compensation(5)
Scott A. Carmilani	$1,000,000	$500,000	$712,477	$2,137,496	$4,349,973
Thomas A. Bradley	$500,000	$210,000	$193,729	$581,253	$1,484,982
John R. Bender	$500,000	$220,000	$179,985	$540,021	$1,440,006
Wesley D. Dupont	$500,000	$210,000	$193,729	$581,253	$1,484,982
Frank N. D'Orazio	$500,000	$210,000	$193,729	$581,253	$1,484,982

(1)
The base salary amounts set forth in this column represent the 2015 base salary rates for the applicable NEO.

(2)
The amounts disclosed above in the "Cash Bonus Paid in 2016 for 2015 Performance" column represent cash bonuses earned under our 2016 annual cash bonus program with respect to 2015 performance that were paid in March 2016. In accordance with SEC disclosure rules, these payments are also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below for 2015.

(3)
As to equity compensation, the columns above reflect equity-based awards granted in the year for which they were awarded. Although the Compensation Committee granted time-vested RSUs and performance-based awards in 2016 with respect to the performance of the NEOs during 2015, under SEC rules these awards will be reflected in the Summary Compensation Table in our 2017 Proxy Statement.

(4)
The dollar values disclosed above in the "Time-Vested RSUs Granted in 2016 for 2015 Performance" column and "Performance-Based Awards Granted in 2016 for 2015 Performance" column have been calculated using a fair value as of February 22, 2016 of $32.88 per common share, the daily volume-weighted average sales price of the common shares for the 20 consecutive trading days up to and including the second trading day prior to such date. The amounts disclosed in the Stock Awards column of the Summary Compensation Table below reflect the full grant date fair value of awards issued in February 2015. In February 2016, Mr. Carmilani received 21,669 RSUs and 65,009 performance-based awards; Mr. Bradley received 5,892 RSUs and 17,678 performance-based awards; Mr. Bender received 5,474 RSUs and 16,424 performance-based awards; Mr. Dupont received 5,892 RSUs and 17,678 performance-based awards; and Mr. D'Orazio received 5,892 RSUs and 17,678 performance-based awards. For the RSU awards and the performance-based awards, the NEOs will receive 80% in common shares and 20% in cash on the applicable vesting date. For more information on these equity-based awards, please see "— 2016 Equity-Based Compensation — 2016 Equity Awards".

(5)
The amounts disclosed in the table above under the heading "2015 Total Compensation" and the amounts reported in the Total column of the Summary Compensation Table below differ for two principal reasons. The first is due to the SEC's disclosure requirements with respect to equity awards, as described above in footnote 3 to this table. The second is that the Total column in the Summary Compensation Table includes other amounts of compensation deemed by the SEC's disclosure rules to have been earned in 2015, including certain other compensation that the Compensation Committee does not consider conceptually as a component of total compensation, as such amounts are viewed by the Compensation Committee as either de minimis or provided to all employees (such as company contributions under the company's 401(k) plan) or a necessary result of certain of our executive officers being located outside the United States and not related to an executive's performance with respect to a given year.

2015 Cash Compensation

              2015 Base Salaries.    As part of its assessment in late 2015 in preparation for pay actions in early 2016, the Compensation Committee determined that our CEO's and NEOs' annual base salaries were at approximately the 50th percentile of the market and that no change in salaries was warranted. In addition, the Compensation Committee determined that Messrs. Bradley, Bender, Dupont and D'Orazio continue to be positioned similarly to one another at approximately one-half of the CEO's salary. The Compensation Committee made this decision in order to (i) achieve its objective of internal equity; (ii) position average salaries between the 50th and 75th percentiles of the market; and (iii) avoid the need to increase salaries annually, unless dictated by significant competitive or internal considerations. Annual base salaries for the CEO and the other NEOs have not been increased in the last three years.

              2015 Annual Cash Bonus.    The company has established a structured, yet flexible, cash bonus program that has two facets: (1) an overall cash bonus pool that is funded based on the company's financial and qualitative performance and (2) a process by which the overall cash bonus pool is allocated to individuals based on individual target awards and performance. As in prior years, a target bonus percentage was established in February 2015 for each employee, including the NEOs, who were eligible to participate in the plan. The CEO's target bonus as a percentage of salary was based on the Compensation Committee's competitive assessment of the market and was set to be commensurate with the market. The target bonus as a percentage of salary for the other NEOs was set with the view that there should be a reasonable separation between the percentages for the CEO and the other NEOs, and that the target bonus percentages for all other NEOs should be the same given the relative importance and impact of each NEO's role. Target bonus percentages for the NEOs and other senior officers were recommended by the CEO and approved by the Compensation Committee. The CEO's target bonus percentage was determined solely by the Compensation Committee.

              Our NEOs were eligible to receive an annual cash bonus based on a percentage of their annual base salary as follows:

Name	2015 Bonus Target Percentage
Scott A. Carmilani	120%
Thomas A. Bradley	100%
John R. Bender	100%
Wesley D. Dupont	100%
Frank N. D'Orazio	100%

              The methodology used to determine the 2015 annual cash bonus pool from which individual bonuses were paid is shown below:

2015 Annual Cash Bonus Plan

	EBIT ($ in Millions)	EBIT Goal Range	EBIT Funding Level (% of Target)	Adjusted ROE Relative to the Peer Group	ROE Funding Level (% of Target)	Corporate Scorecard	Scorecard Funding Level (% of Target)	Total Cash Bonus Funding

Weight	33.3%			33.3%		33.3%
Maximum	≥ $440M	160%	200%	≥ 75th Percentile	200%		150%
Target	$275M	100%	100%	50th Percentile	100%		100%
Threshold	$192.5M	70%	50%	30th Percentile	20%		0%
Below Threshold	< $192.5M	N/A	0%	< 30th Percentile	0%		0%
Actual	$151.1M	55%	0%	0th Percentile	0%		125%	42%

              The maximum funding for each formulaic (i.e., financial) metric was 200%, the maximum funding for the non-formulaic (i.e., corporate scorecard) metric was 150% and the aggregate maximum funding for the 2015 annual cash bonus plan was capped at 183%. The objective of this structure was to provide predictability of award outcomes for participants while also permitting the Compensation Committee to take into consideration non-formulaic objectives.

               Why use EBIT as a financial metric?

              The Compensation Committee selected EBIT as one of the financial metrics for the 2015 fiscal year because it believed it was the most comprehensive and relevant measure of our annual results and also correlated closely with shareholder value. In previous years, the Compensation Committee selected EBIT plus other comprehensive income ("CIBIT") as the financial metric. The change to EBIT from CIBIT was due to the fact that the company did not have "other comprehensive income" since 2013.

              In 2016, the Compensation Committee will again use CIBIT as the financial metric because, following the completion of the acquisitions in Hong Kong and Singapore in 2015, the company anticipates larger exposures to movements in foreign exchange rates that can cause comprehensive income or loss.

               How is EBIT calculated?

              EBIT is calculated by taking the company's net income and adding back interest expense and tax expense.

               What was the level of EBIT achievement in 2015?

              In 2015, EBIT was $151.1 million, derived as follows (based on approximate totals): $83.9 million of net income, plus $61.4 million of interest expense, plus $5.8 million of income tax expense, equals $151.1 million of EBIT. Based on the $192.5 million Threshold Target reflected in the table above, this portion of the cash bonus pool was not funded.

               How were the EBIT goals for 2015 determined?

              The target for the 2015 annual cash bonus pool was based on budgeted EBIT for the company. The Compensation Committee determined that this target was a fair yet demanding goal, consistent with its philosophy to reward strong company and individual performance, and recognizing that the company continued to face significant challenges in growing its business at a time of heavy competition, excess capacity in the insurance and reinsurance marketplace, and a low fixed-income rate environment. The threshold and maximum goals were selected based on typical ranges used by the Peer Group to ensure that the company's cash bonus program remained competitive.

               Why use ROE relative to the Peer Group as a financial metric?

              The Compensation Committee selected ROE relative to the Peer Group because it believes that it is important to have relative performance measures and because it believes this metric strongly correlates with long-term shareholder value. ROE is also a common measure used in the industry and, as a measurement of return, complements well with the EBIT metric by emphasizing profitable growth.

               How is ROE calculated and defined?

              For purposes of the company's annual cash bonus plan, "ROE" is defined as the one-year average adjusted net income divided by the two-year average shareholders' equity for the period then ending. Please see "— 2015 Equity-Based Compensation — 2015 Equity Awards — How is ROE calculated and defined?" for the definition of "Adjusted net income." Based on the company's ROE relative to the Peer Group, the Threshold Target reflected in the table above was not achieved and this portion of the cash bonus pool was not funded.

               How were the relative ROE goals for 2015 determined?

              Given the competitive insurance and reinsurance marketplace, the Compensation Committee believed that the target goal would be challenging yet obtainable, and that the goal would neither sacrifice management's discipline in its efforts to grow the business nor promote short-term gain over long-term shareholder returns. The threshold and maximum goals were selected based on typical ranges used by the Peer Group to ensure that the company's cash bonus program remained competitive.

               Why is there a non-formulaic (i.e., corporate scorecard) element to the Annual Bonus Pool funding formula?

              The non-formulaic portion of the award is intended to take into account other quantitative and qualitative financial, operational and strategic measures to allow the Compensation Committee to assess the company's performance in ways that may not manifest in near-term financial performance. In 2015, non-formulaic measures included financial metrics, product innovation, international expansion, staff development and internal efficiency.

              Based on these measures and other considerations, the Compensation Committee funded the non-formulaic component of the annual cash bonus pool at 125%, which resulted in the annual cash bonus pool being funded at 42% of the Target column. Once the Compensation Committee determined the overall cash bonus pool funding level, awards to individual officers then were made based on the CEO's assessments of individual performance. The annual cash bonus earned for 2015 by each of the NEOs as a percentage of his salary and as a percentage of target bonus was as follows:

Name	Bonus as a Percentage of Base Salary	Bonus as a Percentage of Target
Scott A. Carmilani	50%	42%
Thomas A. Bradley	42%	42%
John R. Bender	44%	44%
Wesley D. Dupont	42%	42%
Frank N. D'Orazio	42%	42%

2015 Equity-Based Compensation

              The Compensation Committee believes that a substantial portion of each NEO's compensation should be in the form of long-term, equity-based awards, the largest portion of which should be "at risk" awards with vesting dependent on the company achieving certain performance targets. Equity-based grants have generally been awarded as a combination of performance-based equity awards and time-vested RSUs. Each year, the Compensation Committee sets a mix between the various equity-based vehicles to ensure that a substantial portion of the awards to each NEO is comprised of performance-based awards. The value of each NEO's individual awards is based on an assessment of each individual's performance for the prior year, contribution to the business, experience level and external market information.

              Equity-based awards serve to better align the interests of the NEOs and our shareholders. Equity-based awards also help to ensure a strong connection between NEO compensation and our financial performance because the value of the award depends on our future performance and share price. Long-term, equity-based awards, meaning awards that vest over a period of years, also serve as a management retention tool. The Compensation Committee utilizes equity-based awards to accomplish its compensation objectives while recognizing its duty to the company's shareholders to limit diluting their holdings in the company. Each year, the Compensation Committee reviews analyses from its compensation consultant on relevant factors of its equity compensation program, including the competitiveness of equity awards by position, overall share usage, burn rates and comparisons to the equity compensation programs of the Peer Group.

              2015 Equity Awards.    In February 2015, the Compensation Committee set the mix among performance-based equity awards and time-vested RSU awards at approximately 75% and 25%, respectively. No stock options were granted to any employees.

              The total number of performance-based equity awards available for grant each year is determined by the Board based upon the recommendation of the Compensation Committee. In making its recommendation to the Board, the Compensation Committee may consider the number of available shares remaining under the company's equity plans, the number of employees who will be eligible to receive such awards, market data from competitors with regard to the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees.

              Performance-based equity awards were granted to our NEOs in February 2015 under the 2012 Omnibus Plan, of which 60% will be eligible to settle in common shares and 40% will be eligible to settle in cash. Awards issued in 2015 will vest after the fiscal year ending December 31, 2017 in accordance with the terms and performance conditions set forth in the Performance-Based Award Agreement under the 2012 Omnibus Plan and as described in more detail below. These performance-based awards are "at risk," meaning that, should the company fail to perform at the minimum prescribed level, no performance-based awards will vest and no compensation will be paid to the NEOs from these awards. The Compensation Committee believes that performance-based equity awards serve to promote the company's growth and profitability over the long term. By having a three-year vesting period, these awards also encourage sustainable performance and employee retention.

              The company granted the following performance-based equity awards to the NEOs in 2015:

Name	Target Awards
Scott A. Carmilani	111,700
Thomas A. Bradley	19,258
John R. Bender	17,333
Wesley D. Dupont	19,258
Frank N. D'Orazio	17,333

              The methodology by which these grants will be earned is shown in the table below:

	Adjusted Book Value on a CAGR Basis			Adjusted ROE Relative to the Peer Group

	Book Value Growth (%)		Number of Shares Earned (% of Target)	Percentile		Number of Shares Earned (% of Target)

Weight		50%			50%
Maximum	≥ 15%		150%	≥ 75th		150%
Target	9%		100%	50th		100%
Threshold	3%		50%	25th		20%
Below Threshold	< 3%		0%	< 25th		0%

               Why use Book Value as a 2015-2017 financial metric?

              Based on consultations with Farient and senior management, the Compensation Committee decided to continue to utilize growth in "book value" as one of the financial metrics for the 2015 grant of performance-based equity awards because this metric strongly correlates with long-term shareholder value and the long- term health of the company. Book value growth of the common shares will be measured on a CAGR basis.

               How is Book Value calculated?

              For purposes of the performance-based equity awards, "book value" is defined as "total shareholders' equity" adjusted for (1) any special, one-time dividends declared; and (2) any capital events (such as capital contributions or share repurchases). In addition to the two factors above, the Compensation Committee may consider in its discretion any other extraordinary events that may affect the computation.

               Why use ROE relative to the Peer Group as a 2015-2017 financial metric?

              The Compensation Committee also approved using the company's ROE relative to the Peer Group as another financial metric. ROE relative to the Peer Group was included as a component of the financial metric for the 2015 grant of performance-based equity awards as this metric correlates with long-term shareholder value. ROE is also a common measure used in the industry and, as a measurement of return, complements our growth measure, book value growth, by emphasizing profitable growth.

               How is ROE calculated and defined?

              For purposes of the performance-based equity awards, "ROE" is defined as the three-year average adjusted net income divided by the four-year average shareholders' equity for the period then ending. "Adjusted net income" is defined as "net income" adjusted by (1) adding or subtracting unrealized gains or losses on investments, respectively, within "other comprehensive income"; (2) subtracting the portion of other-than-temporary impairment losses on investments recognized within "other comprehensive income"; and (3) adding or subtracting any reclassification adjustment for net realized losses or gains on investments, respectively, included in "net income", each net of applicable income tax.

               How were the Adjusted Book Value Growth and Relative ROE target goals for 2015-2017 determined?

              Goals for the 2015-2017 performance-based awards were chosen by the Compensation Committee based on a comprehensive competitive analysis of performance, the company's long-term plans and a competitive review of the calibration of pay to performance.

              2013–2015 Performance-Based Equity Awards.    The performance period for the performance-based equity awards issued under the company's 2012 Omnibus Plan in 2013 ended as of December 31, 2015. These awards vested based on: (1) a book value growth on a CAGR basis of 7.5%, which exceeded the 3% threshold but fell below the 9% target category established by the Compensation Committee at the grant date; and (2) ROE relative to the company's Peer Group in 2013, which exceeded the 50th percentile target but fell below the 75th percentile category established by the Compensation Committee at the grant date. These awards vested at 113% of targeted shares, with 216,958 shares earned in the aggregate by recipients.

              2015 Time-Vested RSU Awards.    A time-vested RSU gives a holder the right to receive a specified number of common shares at no cost (or, in the company's sole discretion, an equivalent cash amount) if the holder remains employed at the company through the applicable vesting date. Because time-vested RSUs do not have a performance component (unlike our performance-based equity awards), they will generally have value in the future. We believe these awards encourage employee retention. We have historically settled RSUs in common shares and/or cash equal to the "fair market value" of the common shares on the applicable vesting date. Fair market value is defined as the daily volume-weighted average sales price of the common shares for the five consecutive trading days up to and including the applicable vesting date. While the bulk of the company's RSU awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to recommend to our Board additional awards at other times. The company also grants RSUs as part of its equity-based compensation package to its employees, including the NEOs.

              The company granted the following RSU awards to the NEOs in 2015:

Name	2015 Time-Vested RSUs
Scott A. Carmilani	37,233
Thomas A. Bradley	6,420
John R. Bender	5,778
Wesley D. Dupont	6,420
Frank N. D'Orazio	5,778

              Sensitivity Analysis of Our Compensation Programs.    The Compensation Committee is interested in ensuring that our incentive plans are appropriately sensitive to performance. If the plans are too sensitive to performance, they could pay too much for small changes in performance. Plans that are too sensitive to performance may also encourage excessive risk taking. If the plans are not sufficiently sensitive to performance, they may not adequately motivate executives. In order to test the pay-for-performance sensitivity of our incentive plans, in 2014, the Compensation Committee analyzed the impact of a large catastrophic event and changing interest rates on both the cash bonus program as well as the equity-based compensation program. The analysis showed that the company's financial performance and annual and long-term incentive payouts are affected significantly by both catastrophic events and interest rates, but that the more severe impact is from catastrophic events. We believe this is because the company, given its strategy, is more exposed to catastrophic risk than many of its peers. As a result, in years when such events are minimal, the company is likely to benefit relative to its Peer Group. And conversely, in years when such events are significant, the company is likely to be more negatively affected relative to its Peer Group. Moreover, while the negative and positive impact on the company's financial performance and incentive payouts are likely to even out over the long term, a major catastrophic event is likely to eliminate the annual cash bonus payout entirely in the year in which it occurs, and materially reduce payouts under its performance-based equity awards for all three ongoing performance year cycles.

              While the Compensation Committee believes that such an event should have a major negative impact on incentive payouts, it also believes that materially reducing the incentive payouts for three years is particularly severe. For this reason, the Compensation Committee determined that it was in the best interests of shareholders to lower the relative ROE performance threshold for its performance-based equity awards from the 30th to the 25th percentile beginning with the 2014 grants. This change will still result in a significant negative impact on the payouts for all ongoing long-term equity compensation performance cycles for a catastrophic event (including the likely elimination of any payment for the cycle ending in the year of the event).

2016 Equity-Based Compensation

              2016 Equity Awards.    In February 2016, the Compensation Committee set the mix among performance-based awards and time-vested RSU awards at approximately 75% and 25%, respectively. No stock options were granted to any employees.

              The company granted the following performance-based equity awards to the NEOs in 2016:

Name	Target Awards
Scott A. Carmilani	65,009
Thomas A. Bradley	17,678
John R. Bender	16,424
Wesley D. Dupont	17,678
Frank N. D'Orazio	17,678

              The company granted the following RSU awards to the NEOs in 2016:

Name	2016 Time-Vested RSUs
Scott A. Carmilani	21,669
Thomas A. Bradley	5,892
John R. Bender	5,474
Wesley D. Dupont	5,892
Frank N. D'Orazio	5,892

Stock Ownership Policy

              In order to promote equity ownership and further align the interests of management with our shareholders, senior executives are expected to own a significant amount of equity interests in the company. Under the company's stock ownership policy, all of our employees with titles of senior vice president and above are expected to own within five years after his or her joining us or after a promotion, equity interests in the company, expressed as a multiple of base salary as follows:

Title	Multiple of Base Salary
CEO	5 times
Executive Management of the Company(1)	3 times
Other Presidents, Executive Vice Presidents or Senior Vice Presidents	2 times

(1)
For 2015, executive management was comprised of the company's ten most senior officers.

              Equity interests in the company include unvested RSUs, performance-based awards and exercisable stock options. Employees are expected not to sell any common shares if they will not be in compliance with this policy. If a covered employee previously achieved compliance under the policy but wishes to sell a certain portion of his or her holdings of common shares at a time when he or she is not in compliance with the policy solely as a result of a significant decrease in the price of common shares, the policy allows the General Counsel of the company to exercise his discretion to allow such sale to occur. All NEOs currently meet or exceed the requirements of the stock ownership policy.

              Under the company's Policy Regarding Insider Trading for all Directors, Officers and Employees and its Code of Conduct and Business Ethics, employees are prohibited from engaging in speculative or "in and out" trading in securities of the company. In addition, the company also prohibits pledging of its securities and hedging and derivative transactions in its securities (other than transactions in the company's employee stock options) and trading in or through margin accounts. These transactions are characterized by short sales, buying or selling publicly traded options, swaps, collars or similar derivative transactions.

Retirement, Health and Welfare Benefits

              The company offers a variety of health and welfare programs to all eligible employees. The NEOs are generally eligible for the same benefit programs on the same basis as the rest of the company's employees. The health and welfare programs are intended to protect employees against catastrophic loss and include medical, pharmacy, dental, vision, life insurance, accidental death and disability, and short- and long-term disability. Senior employees earning over certain salary levels per year contributed to the cost of their medical insurance based upon a sliding scale tied to their salary level. We offer a qualified 401(k) savings and retirement plan for our employees who are U.S. citizens (wherever they may be located) and similar plans for our other employees. All company employees, including the NEOs, are generally eligible for these plans. The company contributes to such employees' accounts as well in the form of a matching contribution and up to a 2% profit sharing contribution.

              We have established the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the "SERP") for our employees who are U.S. citizens and who reside in the United States. We contribute under the SERP up to 10% of a participant's annual base salary in excess of the then-effective maximum amount of annual compensation that could be taken into account under a qualified plan under the U.S. Internal Revenue Code of 1986 (the "Code"), as established by the IRS from time to time (the "IRS Compensation Limit"), with an annual base salary cap of $600,000. This means that we will start making contributions under the SERP to a participant only after such participant has earned annual base salary in excess of the IRS Compensation Limit ($265,000 in 2015) and will stop making such contributions once a participant has earned $600,000. Under the SERP, an eligible NEO may voluntarily contribute up to 25% of his or her annual base salary up to a maximum of $600,000.

              There is a five-year cumulative vesting period for all company contributions so that upon completion of five years of service, a participant will be 100% vested in all prior and future contributions made on his or her behalf by the company or its subsidiaries. The company contributions shall also fully vest upon a participant's retiring after attaining the age of 65. Executives may defer receipt of part of their cash compensation under the SERP. The program allows U.S. officers to save for retirement in a tax-effective way at minimal cost to the company. The investment alternatives under the SERP are the same choices available to all participants under the 401(k) plan, and the NEOs do not receive preferential treatment on their investments. The SERP is intended to comply with Sections 409A and 457A of the Code. The company believes that contributing to a participant's retirement and having a five-year cumulative vesting for the company's contributions on behalf of a participant attracts senior officers who want to remain with the company for the long term and help it achieve its business objectives.

              Effective as of January 1, 2016, we amended the SERP so that, subject to the approval of Proposal 5 — "Approve the 2016 Compensation for Executives as Required under Swiss Law" by the company's shareholders, certain executives, including the NEOs, will be entitled to receive a one-time contribution from us. This contribution is in addition to the ordinary contributions made by us under the SERP and is subject to forfeiture in the event the NEO's employment is terminated prior to January 1, 2020 by us with cause or by the NEO without good reason as follows: 100% will be forfeited if such termination occurs prior to January 1, 2017, 75% will be forfeited if such termination occurs on or after January 1, 2017 and prior to January 1, 2018, 50% will be forfeited if such termination occurs on or after January 1, 2018 and prior to January 1, 2019 and 25% will be forfeited if such termination occurs on or after January 1, 2019 and prior to January 1, 2020.

Perquisites

              The Compensation Committee and senior management assess the prevalence and costs of each perquisite provided to the NEOs to ensure that any perquisites remain reasonable and in-line with marketplace practices. The company has eliminated or reduced a number of perquisites in recent years.

              Perquisites for Mr. D'Orazio.    For Mr. D'Orazio, one of our NEOs who relocated out of Bermuda in December 2014, perquisites included a temporary relocation allowance in line with our past practice for other NEOs who were requested to relocate out of Bermuda. Mr. D'Orazio's relocation allowance included a monthly payment for a period of four months from the date he relocated from Bermuda and terminated in April 2015. The company believed this perquisite to Mr. D'Orazio is important for transition and retention purposes.

              Financial and Tax Planning.    Our NEOs receive financial and tax planning. Because many of the company's senior officers are subject to complicated tax issues from working abroad on a full-time or part-time basis, the company provides reimbursement or payment of the cost for financial and tax planning to certain of the senior officers. In 2015, the company reimbursed up to $10,000 for financial planning for its NEOs. The company believes this perquisite is important for retention purposes and for helping to ensure the long-term financial security of the NEOs.

Summary Compensation Table

              The following table provides information concerning the compensation for services in all capacities earned by the NEOs for fiscal years 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Scott A. Carmilani(1)	2015	$1,000,000	$5,993,064	$—	$500,000	$107,861	$7,600,925
President, Chief Executive	2014	$1,000,000	$5,763,225	$—	$1,884,000	$102,940	$8,750,165
Officer and Chairman of the Board	2013	$1,000,000	$5,989,064	$—	$1,884,000	$98,278	$8,971,342
Thomas A. Bradley	2015	$500,000	$1,033,283	$—	$210,000	$52,354	$1,795,637
Executive Vice President and	2014	$500,000	$993,712	$—	$855,000	$53,159	$2,401,871
Chief Financial Officer	2013	$500,000	$774,393	$—	$800,000	$42,303	$2,116,696
John R. Bender(2)	2015	$500,000	$929,987	$—	$220,000	$51,699	$1,701,685
Chief Executive Officer, Reinsurance, Allied World Reinsurance Management Company
Wesley D. Dupont	2015	$500,000	$1,033,283	$—	$210,000	$61,205	$1,804,488
Executive Vice President and	2014	$500,000	$993,712	$—	$855,000	$56,110	$2,404,822
General Counsel	2013	$489,423	$1,032,670	$—	$800,000	$108,578	$2,430,671
Frank N. D'Orazio	2015	$500,000	$929,987	$—	$210,000	$99,658	$1,739,645
President, Underwriting and	2014	$500,000	$794,969	$—	$825,000	$420,131	$2,540,100
Global Risk	2013	$490,000	$826,066	$—	$785,000	$368,081	$2,469,147

(1)
Mr. Carmilani receives no additional compensation for serving as our Chairman of the Board.

(2)
Mr. Bender was not an NEO prior to 2015.

(3)
The amounts shown in the "Stock Awards" column equal the estimate of aggregate compensation cost to be recognized with respect to RSU and performance-based awards granted in such year determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The following portion of the value shown in the "Stock Awards" column in 2015 represents the grant date value of performance-based awards ($40.24 per common share, the closing price for the awards issued on February 17, 2015) based upon the probable outcome of such performance criteria: $4,494,808 for Mr. Carmilani, $774,942 for Mr. Bradley, $697,480 for Mr. Bender, $774,942 for Mr. Dupont and $697,480 for Mr. D'Orazio. The remaining amounts reflected in the "Stock Awards" column represent the grant date fair value of RSU awards that are not subject to performance vesting conditions.

Assuming the highest level of performance, the grant date fair value of performance-based awards granted in 2015 would equal $6,742,212 for Mr. Carmilani, $1,162,413 for Mr. Bradley, $1,046,220 for Mr. Bender, $1,162,413 for Mr. Dupont and $1,046,220 for Mr. D'Orazio. For additional information on the calculation of compensation expenses, please refer to note 13(b), (c) and (d) of the company's consolidated financial statements contained in the Form 10-K for the year ended December 31, 2015, as filed with the SEC.

(4)
The amounts shown in the "Non-Equity Incentive Plan Compensation" column represent cash bonuses earned under our 2015, 2014 and 2013 cash bonus plans and were paid in February 2016, February 2015 and February 2014, respectively. For a description of our annual cash bonus plan, see "— Compensation Discussion and Analysis — 2015 Cash Compensation — 2015 Annual Cash Bonus."

(5)
The amounts shown in the "All Other Compensation" column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the Summary Compensation Table. The table below shows certain components of the "All Other Compensation" column.

Name	Year	401(k)/ Company Contributions	SERP/ Pension Plan Company Contributions	Perquisites(a)	Tax Payments(b)	Aggregate "All Other Compensation"
Scott A. Carmilani	2015	$18,450	$33,499	$55,912	$—	$107,861
Thomas A. Bradley	2015	$18,450	$23,500	$10,404	$—	$52,354
John R. Bender	2015	$18,450	$23,500	$9,749	$—	$51,699
Wesley D. Dupont	2015	$18,450	$23,500	$19,255	$—	$61,205
Frank N. D'Orazio	2015	$18,450	$23,500	$56,311	$1,397	$99,658

(a)
Perquisites in 2015 for the NEOs include reimbursements for amounts for certain tax preparation, financial planning, and life and executive disability insurance premiums. In addition, Mr. Carmilani received a benefit of $26,861 for personal use of the company's aircraft and Mr. D'Orazio received a temporary relocation allowance of $36,000 in connection with his relocation out of Bermuda in December 2014.

(b)
Consists of gross-up payments to Mr. D'Orazio, our NEO who relocated out of Bermuda in December 2014 and who is a U.S. taxpayer for additional tax obligations incurred in 2015 as a result of the U.S. Tax Increase Prevention and Reconciliation Act of 2005 (the "Tax Act"). The gross-up payments are estimates based on advice from an independent tax advisor and our current understanding of the Tax Act. Accordingly, the "gross-up" amounts provided above are subject to revision. For more information on personal benefits and perquisites, please see "— Compensation Discussion and Analysis — Perquisites."

Grants of Plan-Based Awards

              The following table provides information concerning grants of plan-based awards made to our NEOs in fiscal year 2015.

									All Other Option Awards: Number of Securities Underlying Options (#)
								All other Stock Awards: Number of Shares of Stock or Units (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott A. Carmilani		$276,000	$1,200,000	—	—	—	—	—	—	—	—
	2/17/2015	—	—	—	39,095	111,700	167,550	—	—	—	$4,494,808
	2/17/2015	—	—	—	—	—	—	37,233	—	—	$1,498,256
Thomas A. Bradley		$115,000	$500,000	—	—	—	—	—	—	—	—
	2/17/2015	—	—	—	6,740	19,258	28,887	—	—	—	$774,942
	2/17/2015	—	—	—	—	—	—	6,420	—	—	$258,341
John R. Bender		$115,000	$500,000	—	—	—	—	—	—	—	—
	2/17/2015	—	—	—	6,067	17,333	26,000	—	—	—	$697,480
	2/17/2015	—	—	—	—	—	—	5,778	—	—	$232,507
Wesley D. Dupont		$115,000	$500,000	—	—	—	—	—	—	—	—
	2/17/2015	—	—	—	6,740	19,258	28,887	—	—	—	$774,942
	2/17/2015	—	—	—	—	—	—	6,420	—	—	$258,341
Frank N. D'Orazio		$115,000	$500,000	—	—	—	—	—	—	—	—
	2/17/2015	—	—	—	6,067	17,333	26,000	—	—	—	$697,480
	2/17/2015	—	—	—	—	—	—	5,778	—	—	$232,507

(1)
The company's 2015 cash bonus plan provided for funding of the pool based on target EBIT and ROE goals and a non-formulaic portion that is intended to take into account other measurers of performance. The NEOs are eligible for annual cash bonuses as a percentage of their base salaries. For more information on the target EBIT goals and percentages, see "— Compensation Discussion and Analysis — 2015 Cash Compensation — 2015 Annual Cash Bonus."

The amounts provided in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns above assume that the same percentage of funding of the annual cash bonus pool will be applied to each NEO.

Threshold. The amounts provided in the applicable "threshold" column above assume that the annual cash bonus pool will be funded based on the minimum targets, with Mr. Carmilani receiving 27.6% and each other NEO receiving 23% of the target cash bonus that he is eligible to receive. The difference in the threshold percentages for Mr. Carmilani and the other NEOs is due to Mr. Carmilani having a target bonus of 120% of his base salary and the other NEOs having a target bonus of 100% of their base salaries. Accordingly, we have reduced by 72.4% for Mr. Carmilani and by 77% for each other NEO the amount he would be eligible to receive based on his target bonus as a percentage of base salary, as reflected below in the "adjusted bonus" column below.

Name	Bonus Target as a Percentage of Base Salary	Adjusted Bonus Target as a Percentage of Base Salary
Scott A. Carmilani	120%	27.6%
Thomas A. Bradley	100%	23%
John R. Bender	100%	23%
Wesley D. Dupont	100%	23%
Frank N. D'Orazio	100%	23%

  The amounts provided in the applicable "threshold" column above indicate the dollar amount calculated by multiplying the "adjusted bonus target as a percentage of base salary" (as set forth in the table in this footnote) by the NEO's base salary.

  Target. The amounts provided in the applicable "target" column above assume that the annual cash bonus pool will be 100% funded and that each NEO will receive the full amount of the cash bonus that he or she is eligible to receive. The dollar amount for each NEO is calculated by multiplying the "bonus target as a percentage of base salary" (as set forth in the table in this footnote) by the NEO's base salary.

  Maximum. If we achieve or exceed the "maximum" threshold, the annual cash bonus plan may be 183% funded as described in greater detail in "— Compensation Discussion and Analysis — 2015 Cash Compensation — 2015 Annual Cash Bonus." However, individual bonuses under the annual cash bonus plan are not capped or subject to any maximums, so long as the aggregate amount of the bonus pool is not exceeded. Accordingly, no information appears in the applicable column above.

(2)
Amounts disclosed in these columns represent a target performance-based award granted under the 2012 Omnibus Plan, 60% of which is eligible to settle in our common shares and 40% of which is eligible to settle in cash. The vesting of these performance-based awards is currently based on "book value" growth and "ROE", as described in greater detail in "— Compensation Discussion and Analysis — 2015 Equity-Based Compensation — 2015 Equity Awards."

The vested share amounts disclosed in the applicable columns of the "Estimated Future Payouts Under Equity Incentive Plan Awards" assumes as follows: for the "threshold" column, the book value of 3% measured on a CAGR basis and an ROE in the 25th percentile relative to the Peer Group; for the "target" column, a book value of 9% measured on a CAGR basis and an ROE in the 50th percentile relative to the Peer Group; and for the "maximum" column, a book value of 15% measured on a CAGR basis and an ROE in the 75th percentile relative to the Peer Group. The performance-based awards had a grant date fair value equal to the closing price of our common shares on February 17, 2015 ($40.24). In calculating the grant date value, it was assumed that the performance target regarding such awards will be attained.

(3)
Represents each NEO's annual grant of RSUs on February 17, 2015 pursuant to the company's 2012 Omnibus Plan. In accordance with FASB ASC Topic 718, the grant date fair value included in the table reflects the closing price of our common shares on the grant date ($40.24) multiplied by the number of RSUs granted to the NEO. Of the aggregate amount of such RSUs, 60% will settle in common shares and 40% will settle in cash equal to the fair market value of our common shares on the applicable vesting date. For more information on these grants, please see "— Compensation Discussion and Analysis — Equity-Based Compensation — 2015 Equity Awards — 2015 Time-Vested RSU Awards."

2012 Omnibus Plan

              We maintain the 2012 Omnibus Plan, which was approved by our shareholders on May 3, 2012. Under the 2012 Omnibus Plan, up to 4,500,000 of our common shares may be issued, subject to adjustment as described below. During 2015, we granted 506,505 time-vested RSUs and 234,361 performance-based awards under the 2012 Omnibus Plan that settle in common shares. The 2012 Omnibus Plan provides for the grant of options intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code nonqualified stock options ("NSOs"), stock appreciation rights ("SARs"), restricted shares, RSUs, deferred share units, cash incentive awards, performance-based compensation awards and other equity-based and equity-related awards. These awards will generally vest pro rata over four years from the date of grant, except for performance-based awards that will generally vest over a three-year period based on the achievement of certain performance conditions. However, the Compensation Committee may determine the terms and conditions under which certain awards are eligible to vest. Awards may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. The Compensation Committee may grant ISOs, NSOs and SARs to purchase common shares (at the price set forth in the award agreement, but in no event less than 100% of the fair market value of the common shares on the date of grant) subject to the terms and conditions as it may determine. For performance-based awards, performance conditions will be selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics. These awards will be intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code. While the Board retains the right to terminate the 2012 Omnibus Plan at any time, in any case the 2012 Omnibus Plan will terminate on May 3, 2022.

              The shares subject to the 2012 Omnibus Plan are authorized but unissued common shares. If any award is forfeited or is otherwise terminated or canceled without the delivery of common shares, then such shares will again become available under the 2012 Omnibus Plan. Unless otherwise provided in an award agreement or a participant's employment agreement, in the event of our change of control, (i) any options or SARs outstanding as of a termination of a participant's employment by the company without "cause" or by the participant for "good reason" (as each term is defined in the 2012 Omnibus Plan), in each case, that occurs within two years following the date the change of control occurs, will automatically vest and become exercisable at the time of such termination; (ii) any performance compensation awards outstanding as of a termination of a participant's employment by the company without cause or by the participant for good reason, in each case, that occurs within two years following the date the change of control occurs, will automatically vest and be paid out at the time of such termination at the same percentage at which the company is expensing such award for financial reporting purposes immediately prior to such termination; and (iii) all other awards outstanding as of a termination of a participant's employment by the company without cause or by the participant for good reason, in each case, that occurs within two years following the date the change of control occurs, will automatically vest and become exercisable and all restrictions and forfeiture provisions related thereto will lapse at the time of such termination.

              Pursuant to the 2012 Omnibus Plan, if a participant who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") engages in any act of fraud or intentional misconduct that contributes materially to any financial restatement of the company, any portion of an award that previously vested and was paid to such participant will immediately terminate and the participant will be required to repay to the company the difference between any amount paid within the one-year period preceding the financial restatement and the amount that should have been paid with respect to the participant's award based on the financial restatement.

              Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of common shares covered by each outstanding award and the number of common shares issuable under the 2012 Omnibus Plan as it deems appropriate for any increase or decrease in the number of issued common shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation or consolidation, the sale of a majority of the company's securities or the reorganization or liquidation of the company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event.

2008 Employee Share Purchase Plan

              On February 28, 2008, the Board adopted the Amended and Restated 2008 Employee Share Purchase Plan ("ESPP"), which was approved by our shareholders on May 8, 2008. The purposes of the ESPP are to provide our employees with an opportunity to purchase common shares, help such employees to provide for their future security and encourage such employees to remain in the employment of the company and its subsidiaries. The ESPP is designed to qualify as an "employee share purchase plan" under Section 423 of the Code. A total of 3,000,000 common shares are reserved for issuance under the plan. Of that amount, 2,484,216 common shares remained available for issuance as of December 31, 2015. The ESPP provides for consecutive six-month offering periods (or other periods of not more than 27 months as determined by the Compensation Committee) under which participating employees can elect to have between 1% and 10% of their base salary withheld and applied to the purchase of common shares at the end of the period. Unless otherwise determined by the Compensation Committee before an offering period, the purchase price will be 85% of the fair market value of the common shares at the end of the offering period. Applicable Code limitations specify, in general, that a participant's right to purchase shares under the plan cannot accumulate at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

Equity Compensation Plan Information

              The following table presents information concerning our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders	3,379,599	$16.86	5,453,872	(3)
Equity compensation plans not approved by Shareholders	—	—	—

Total	3,379,599	$16.86	5,453,872	(3)

(1)
Represents 1,968,607 stock options granted under the company's Third Amended and Restated 2001 Employee Stock Option Plan (the "Stock Option Plan"), which have a weighted average remaining contractual life of 4.0 years, and 819,309 RSUs and 591,683 performance-based awards granted under the 2012 Omnibus Plan and the Third Amended and Restated 2004 Stock Incentive Plan (the "Stock Incentive Plan").

(2)
The weighted average exercise price reported in the column does not take into account RSUs or performance-based awards.

(3)
Includes 2,969,656 common shares available for issuance under the 2012 Omnibus Plan and 2,484,216 common shares available for purchase under the ESPP.

Employment Agreements

              On January 1, 2016, we entered into an amended employment agreement with each of our NEOs (the "Amended Employment Agreement"), which amended and superseded the prior employment agreement between us and each of our NEOs (the "Prior Employment Agreement").

              Employment Agreements in Effect in 2015.    Each Prior Employment Agreement provided for base salary, discretionary annual cash bonuses and reimbursement for business expenses. Each NEO was subject to a non-interference covenant during the term of employment or, for Mr. Bradley, the three-year term of his agreement, and ending on the 24-month anniversary following any termination of employment or, for Mr. Bradley, the expiration of his employment agreement. Generally, the non-interference covenant prevented the NEO from soliciting or inducing any of our employees or other service providers to reduce or terminate their employment or service with us, from soliciting or inducing any of our customers or other third parties with whom we have a business relationship to reduce or cease their business with us or from otherwise interfering with our business relationships. During the term of employment and ending following the Non-Compete Period (as defined below), each NEO was subject to a non-competition covenant. Generally, the non-competition covenant prevented the NEO from engaging in activities that compete with our business in certain jurisdictions. Each Prior Employment Agreement also contained standard confidentiality and assignment of inventions provisions. In addition, each Prior Employment Agreement provided that we would generally indemnify the NEO to the fullest extent permitted, except in certain limited circumstances.

              The "Non-Compete Period" meant the period commencing on the date of the employment agreement and (i) in the case of the NEO's termination of employment by us with cause, ending on the date of such termination; (ii) in the case of an NEO's termination of employment by us without cause or by the NEO for good reason, ending on the 24-month anniversary of his termination; and (iii) in the case of an NEO's termination of employment by the NEO without good reason or as a result of a disability, ending on the date of such termination; provided, however, in the case of clause (iii) above, we could elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period we would be required to continue to pay the NEO his base salary and provide coverage under our company's health and insurance plans (or the equivalent of such coverage).

              Each Prior Employment Agreement would have terminated upon the earliest to occur of (i) the NEO's death, (ii) a termination by reason of a disability, (iii) a termination by us with or without cause and (iv) a termination by the NEO with or without good reason (other than for Mr. Bradley who had a three-year employment agreement that could be terminated earlier for the reasons set forth in clauses (i) through (iv) above). Each NEO was entitled to cash payments and accelerated vesting of equity awards based on the reason for his termination of employment. If an NEO was terminated by us with cause or if he left without good reason, the NEO would only have been entitled to reimbursement of prior accrued obligations (i.e., legitimate business expenses). The amounts to which an NEO would have been entitled under various other termination scenarios are set forth in the "Potential Payments Upon a Termination or Change in Control" table further on in this Proxy Statement as well as the footnotes thereto. In addition, upon the occurrence of a change in control, all equity-based awards received by the NEO would have fully vested immediately prior to such change in control.

              Amended Employment Agreements Effective January 1, 2016.    Each Amended Employment Agreement is for a three-year term, subject to earlier termination as set forth therein. Each Amended Employment Agreement requires a one-year notice by us for termination without cause or by the executive for termination for any reason. During the one-year notice period (the "Notice Period"), we may place the executive on Garden Leave (i.e., relieve the executive of his obligation to provide services to us). During the Notice Period, the executive will be entitled to (i) base salary, (ii) accrued but unpaid obligations, (iii) any unpaid annual bonus with respect to any completed fiscal year determined using the actual annual bonus or the average annual bonus paid in the last two years if the actual annual bonus has not been finalized, (iv) a pro rata annual bonus determined using the average annual bonus paid in the last two years, (v) a full-year annual bonus using the average annual bonus paid in the last two years, (vi) continued participation in health and insurance plans, (vii) continued vesting of equity-based awards and (viii) vesting in the number of equity-based awards that would otherwise have vested during the two-year period immediately following the Notice Period, subject to the Change in Control Acceleration (as defined below). Upon termination due to the executive's death or disability, he (or his estate or beneficiaries) will be entitled to the same benefits described above, except that he (or his estate or beneficiaries) will receive one year, rather than two years, of vesting of equity-based awards and will not be entitled to base salary. Upon any termination (other than by the company with cause or by the executive without good reason) within two years following a change in control, all equity-based awards granted to the executive will vest (the "Change in Control Acceleration"). Except as described above, all terms and conditions of the Amended Employment Agreements remain materially unchanged from the Prior Employment Agreements.

Outstanding Equity Awards at Fiscal Year-End

              The following table summarizes the number of securities underlying awards for each NEO as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
Scott A. Carmilani	134,415	—	$20.50	02/22/2021	16,965	(2)	$630,928	128,799	(7)	$4,790,035
					25,602	(3)	$952,138	111,700	(8)	$4,154,123
					32,202	(4)	$1,197,592
					37,233	(5)	$1,384,695
Thomas A. Bradley	—	—	—	—	3,312	(3)	$123,173	22,206	(7)	$825,841
					5,556	(4)	$206,628	19,258	(8)	$716,205
					6,420	(5)	$238,760
John R. Bender	—	—	—	—	2,340	(2)	$87,025	17,766	(7)	$660,718
					3,531	(3)	$131,318	17,333	(8)	$644,614
					4,446	(4)	$165,347
					5,778	(5)	$214,884
Wesley D. Dupont	19,530	—	$20.50	02/22/2021	2,634	(2)	$97,958	22,206	(7)	$825,841
					4,416	(3)	$164,231	19,258	(8)	$716,205
					5,556	(4)	$206,628
					6,420	(5)	$238,760
Frank N. D'Orazio	16,065	—	$20.50	02/22/2021	2,340	(2)	$87,025	17,766	(7)	$660,718
					3,531	(3)	$131,318	17,333	(8)	$644,614
					4,446	(4)	$165,347
					5,778	(5)	$214,884

(1)
All of the stock options listed in the table above have fully vested.

(2)
These RSUs vest on February 22, 2016.

(3)
These RSUs vest pro rata on February 19, 2016 and 2017.

(4)
These RSUs vest pro rata on February 18, 2016, 2017 and 2018.

(5)
These RSUs vest pro rata on February 17, 2016, 2017, 2018 and 2019.

(6)
Assumes a price of $37.19 per common share, the closing price as of December 31, 2015.

(7)
These performance-based equity awards are not eligible to vest until after December 31, 2016. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals.

(8)
These performance-based equity awards are not eligible to vest until after December 31, 2017. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see "— Compensation Discussion and Analysis — 2015 Equity-Based Compensation."

Option Exercises and Stock Vested

              The following table summarizes information underlying each exercise of stock options, vesting of RSUs or vesting of performance-based awards for each NEO in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott A. Carmilani	—	—	7,827	$317,307(1)
			18,003	$728,221(2)
			12,801	$518,825(3)
			5,364	$218,047(4)
			5,364	$216,974(5)
			69,428	$2,582,027(6)
			104,141	$3,946,038(7)
Thomas A. Bradley	—	—	1,656	$67,118(3)
			924	$37,561(4)
			924	$37,376(5)
			8,977	$333,855(6)
			13,466	$510,244(7)
John R. Bender	—	—	1,002	$40,621(1)
			2,406	$97,323(2)
			1,767	$71,617(3)
			738	$30,000(4)
			738	$29,852()5)
			9,577	$356,169(6)
			14,364	$544,271(7)
Wesley D. Dupont	—	—	1,170	$47,432(1)
			2,751	$111,278(2)
			2,208	$89,490(3)
			924	$37,561(4)
			924	$37,376(5)
			11,971	$445,201(6)
			17,957	$680,414(7)
Frank N. D'Orazio	—	—	999	$40,499(1)
			2,403	$97,201(2)
			1,767	$71,617(3)
			738	$30,000(4)
			738	$29,852()5)
			9,577	$356,169(6)
			14,364	$544,271(7)

(1)
RSUs that settled in common shares. Assumes a price of $40.54 per common share, the closing price immediately prior to February 22, 2015, the RSU vesting date, which was on a Sunday.

(2)
RSUs that settled in cash. Assumes a price of $40.45 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days prior to February 22, 2015, the vesting date, which was on a Sunday.

(3)
RSUs that settled in cash. Assumes a price of $40.53 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including February 19, 2015, the vesting date.

(4)
RSUs that settled in common shares. Assumes a price of $40.65 per common share, the closing price on February 18, 2015, the RSU vesting date.

(5)
RSUs that settled in cash. Assumes a price of $40.45 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including February 18, 2015, the vesting date.

(6)
Performance-based awards that settled in common shares. Assumes a price of $37.19 per common share, the closing price on December 31, 2015, and relates to performance-based awards granted to certain NEOs in 2013. These awards vested at 113% of target.

(7)
Performance-based awards that settled in cash. Assumes a price of $37.8913 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including December 31, 2015, and relates to performance-based awards granted to certain NEOs in 2013. These awards vested at 113% of target.

Non-Qualified Deferred Compensation

              The following table summarizes information regarding each NEO's participation in the SERP in 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Scott A. Carmilani	$ —	$33,499	$(2,802)	$—	$734,508
Thomas A. Bradley	$ —	$23,500	$(193)	$—	$76,757
John R. Bender	$ —	$23,500	$(4,512)	$—	$199,766
Wesley D. Dupont	$ —	$23,500	$2,439	$—	$166,656
Frank N. D'Orazio	$ —	$23,500	$4,688	$—	$219,319

(1)
Reflects amount of base salary voluntarily deferred by the NEO under the SERP in 2015.

(2)
Reflects amounts contributed by us on behalf of the NEO. All amounts that we contributed on behalf of the NEO under the SERP or cash payments to the NEO in lieu thereof have also been reported in the Summary Compensation Table.

(3)
Represents capital gains (losses) and dividends on and earnings (losses) from the investments made in one or more investment alternatives selected by the NEO.

              Investment Alternatives Under the SERP.    Under the SERP, each NEO that is eligible to participate has the option to select a variety of investment alternatives. Each NEO is permitted to change, on a monthly basis, his investment choices in which individual and company contributions are to be invested. These investment alternatives are the same as those offered under our 401(k) plan.

              Payouts and Withdrawals.    Subject to earlier payout required pursuant to Section 457A of the Code described above, each NEO may elect to receive at retirement amounts deferred and contributions credited to his account in either a lump sum or in annual installments over a period of up to ten years. For more information regarding the SERP, please see "— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits."

Potential Payments Upon a Termination or Change in Control

              The table below reflects the amount of compensation and benefits payable as of December 31, 2015 to each NEO in the event of (i) a termination by the NEO without good reason (a "voluntary termination"), (ii) a termination without cause or with good reason ("involuntary termination") other than within 12 months of a change in control, (iii) an involuntary termination within 12 months of a change in control, (iv) a termination due to death and (v) a termination due to disability. As required by the disclosure rules of the SEC, the amounts shown assume that the applicable triggering event occurred on December 31, 2015, the last business day of the year, and therefore are estimates of the amounts that would be paid to the applicable NEO under the Prior Employment Agreements, assuming a price of $37.19 per common share, the closing price as of December 31, 2015. As of January 1, 2016, potential payments upon a termination or change in control have changed. Please see "— Employment Agreements" for more information.

Name	Type of Payment	Voluntary Termination(1)	Involuntary Termination(2)	Change in Control(3)	Death(4)	Disability(5)
Scott A. Carmilani	Cash Severance:	$1,000,000	$5,768,000	$8,652,000	$1,884,000	$2,884,000
	Continued Benefits:	$26,630	$53,259	$79,889	$1,500,000	$26,630
	Equity Acceleration:	$—	$12,143,701	$13,244,252	$9,940,465	$9,940,465

	TOTAL:	$1,026,630	$17,964,960	$21,976,141	$13,324,465	$12,851,095
Thomas A. Bradley	Cash Severance:	$500,000	$2,710,000	$4,065,000	$855,000	$1,355,000
	Continued Benefits:	$26,733	$53,466	$80,199	$1,000,000	$26,733
	Equity Acceleration:	$—	$1,941,544	$2,131,424	$1,561,825	$1,561,825

	TOTAL:	$526,733	$4,705,010	$6,276,623	$3,416,825	$2,943,558
John R. Bender	Cash Severance:	$500,000	$2,650,000	$3,975,000	$825,000	$1,325,000
	Continued Benefits:	$25,683	$51,366	$77,049	$1,000,000	$25,683
	Equity Acceleration:	$—	$1,759,286	$1,923,211	$1,431,425	$1,431,425

	TOTAL:	$525,683	$4,460,652	$5,975,260	$3,256,425	$2,782,108
Wesley D. Dupont	Cash Severance:	$500,000	$2,710,000	$4,065,000	$855,000	$1,355,000
	Continued Benefits:	$25,584	$51,168	$76,751	$1,000,000	$25,584
	Equity Acceleration:	$—	$2,082,811	$2,272,692	$1,703,092	$1,703,092

	TOTAL:	$525,584	$4,843,979	$6,414,443	$3,558,092	$3,083,676
Frank N. D'Orazio	Cash Severance:	$500,000	$2,650,000	$3,975,000	$825,000	$1,325,000
	Continued Benefits:	$24,895	$49,790	$74,685	$1,000,000	$24,895
	Equity Acceleration:	$—	$1,759,286	$1,923,211	$1,431,425	$1,431,425

	TOTAL:	$524,895	$4,459,076	$5,972,896	$3,256,425	$2,781,320

(1)
Under the Prior Employment Agreement with each NEO, in the case of a voluntary termination, such NEO was entitled only to the prior accrued obligations. However, for purposes of precluding the NEO from joining an organization that competes with the company, the company could elect to extend a non-compete period for up to 12 months from the date of such voluntary termination. The amounts included in the voluntary termination column above under "Cash Severance" represent the NEO's base salary as of December 31, 2015 (the amount to which the NEO would be entitled for the entire non-compete period) and the amounts included under "Continued Benefits" represent participation in the company's health and insurance plans, based on current health and insurance premiums for the NEO projected over the applicable period, and such amounts assume that the company elected to extend the non-compete period for the full 12 months. Please see "— Employment Agreements" for more information on the Prior Employment Agreements.

(2)
Under the Prior Employment Agreement with each NEO, upon an involuntary termination, such NEO was entitled to: (i) his current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by two; (ii) participation in the company's health and insurance plans (or the economic equivalent of such participation) for a period of two years from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the two-year period from the date of such termination.

  The dollar value reflected under the Involuntary Termination column above for "Equity Acceleration" assumes all equity awards (i) that settle in common shares vested, were exercised and sold as of December 31, 2015 and (ii) that settle in cash vested as of December 31, 2015 and were paid to the NEO based on the fair market value of $37.8913 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including December 31, 2015.

(3)
Under the Prior Employment Agreement with each NEO, upon the occurrence of our change in control, all equity awards held by the NEO would fully vest immediately prior to such change in control. If within 12 months of a change in control the NEO undergoes an involuntary termination, such NEO was entitled to: (i) his current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by three and (ii) participation in the company's health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination. The dollar value reflected under the Change in Control column above for "Equity Acceleration" assumes all equity awards (i) that settle in common shares vested, were exercised and sold as of December 31, 2015; and (ii) that settle in cash vested as of December 31, 2015 and were paid to the NEO based on the fair market value of $37.8913 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including December 31, 2015.

Under the 2012 Omnibus Plan, if an employee is terminated without cause by the company or by the employee with good reason within two years of a change of control, all outstanding RSU awards will automatically vest and become exercisable upon such termination and all outstanding performance-based awards will automatically vest and be paid out at the same percentage at which the company is expensing such award for financial reporting purposes immediately prior to such termination.

(4)
The amounts included under the Death column above for "Cash Severance" represent the highest cash bonus paid or payable for the two immediately prior fiscal years to which the NEO would be entitled under his Prior Employment Agreement and which would be received by the NEO's estate or beneficiary. Under the Prior Employment Agreements, upon the NEO's death, the NEO's estate or beneficiary was also entitled to receive a pro rata annual bonus for that portion of the year that the NEO worked.

Under the Prior Employment Agreements, as of the date of the NEO's death, his estate or beneficiaries would also be entitled to the number of equity awards held by the NEO that otherwise would have vested during the one-year period following such date. In addition, the 2012 Omnibus Plan, Stock Option Plan and Stock Incentive Plan provides for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his death. Performance-based awards vest on a proportional basis depending on the date of death in relation to the three-year performance period. If the NEO were to die in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Death column above for "Equity Acceleration" assumes all equity awards (i) that settle in common shares vested, were exercised and sold as of December 31, 2015; and (ii) that settle in cash vested as of December 31, 2015 and were paid to the NEO based on the fair market value of $37.8913 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including December 31, 2015.

  In addition, each employee has life insurance paid by the company or our subsidiaries for the employee's benefit (or the benefit of his estate or beneficiaries). Assuming the death of each NEO as of December 31, 2015, the estate or beneficiaries of such NEO would be entitled to the amounts reflected in the Death column above for "Continued Benefits" for our NEOs.

(5)
Under the Prior Employment Agreement with each NEO, in the case of a termination of employment as a result of the NEO's disability, the NEO was entitled to: (i) his highest annual cash bonus paid or payable for the two immediately prior fiscal years and (ii) the number of equity awards held by the NEO that otherwise would have vested during the one-year period following the date of disability. For purposes of precluding the NEO from joining an organization that competes with us, we may elect to extend a non-compete period for up to 12 months from the date the NEO's employment is terminated as a result of a disability. The amounts included in the disability column above under "Cash Severance" represent the NEO's current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years and "Continued Benefits" represent participation in the company's health and insurance plans (or the economic equivalent of such participation) and assumes that the company has elected to extend the Non-Compete Period for the full 12 months. The company pays on behalf of our employees, including the NEOs, short-term and long-term disability insurance. Under this insurance, if the NEO (other than Mr. D'Orazio) is considered disabled, he will be entitled to $2,500 per week for the first 26 weeks after a disability and thereafter he will be entitled to $15,000 per month until the age of 65. Mr. D'Orazio would be entitled to his full monthly salary for the first 90 days after a disability and thereafter would be entitled to receive 75% of his monthly salary up to a maximum of $15,000 per month until the age of 65. For our NEOs and other senior officers resident in the United States, the company has purchased a supplemental long-term disability plan that applies to certain absences extended beyond 180 days. In the event of an extended disability, the supplemental policy pays up to 60% of the NEO's monthly salary up to a maximum of $10,000 per month.

The 2012 Omnibus Plan, Stock Option Plan and Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his disability. Performance-based awards vest on a proportional basis depending on the date of disability in relation to the three-year performance period. If the NEO were to be disabled in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Disability column above for "Equity Acceleration" assumes all equity awards (i) that settle in common shares vested at the applicable levels described above, were exercised and sold as of December 31, 2015; and (ii) that settle in cash vested at the applicable levels described above as of December 31, 2015 and were paid to the NEO based on the fair market value of $37.8913 per common share, which is the daily volume-weighted average sales price of a common share for the five consecutive trading days up to and including December 31, 2015.

              Under the Prior Employment Agreements, if the applicable NEO was terminated for cause, he was entitled only to the prior accrued obligations. Under the Prior Employment Agreements, the NEO was subject to certain restrictive covenants, including non-compete, non-interference, confidentiality and assignment of inventions provisions. In the case where the NEO is terminated by the company without cause or by the NEO with good reason, should the NEO breach these restrictive covenants, the payments and benefits described above would have ceased immediately.

              Under the RSU Award Agreement to the 2012 Omnibus Plan, each employee agrees that the company may terminate the NEO's right to any RSU he holds (whether or not vested) upon the occurrence of: (i) any event that constitutes cause, (ii) the NEO's violating the non-solicitation provision set forth in the RSU Award Agreement or (iii) the NEOs' interfering with a relationship between the company and one of its clients.

              Under the Stock Option Plan, a participant retiring after attaining the age of 65 is entitled to accelerated vesting of all stock options held by him. Under the Stock Incentive Plan, upon a participant attaining the age of 65, the service-based vesting component is waived, and a portion of the RSUs awarded will be settled on an accelerated basis to cover any tax obligations of the participant pursuant to Section 457A of the Code. The remaining portion of the RSUs awarded will vest according to the schedule established on the date of grant. Under the employment agreements, there are no additional compensation provisions for retirement. None of our NEOs was 65 as of December 31, 2015. Accordingly, if any of our NEOs had retired as of such date, he would not have been entitled to the acceleration or continued vesting of equity awards or any additional compensation.

              In addition to the payments and benefits described above, upon the NEO's retirement at or after age 65, termination of employment (other than with cause), change in control or death or disability of the NEO, the NEO (or his estate or beneficiaries) would be entitled to the distribution of the vested contributions we made to the SERP on his behalf. The NEO would also be entitled to receive his own contributions to the SERP.

Compensation Committee Interlocks and Insider Participation

              None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.

Compensation Committee Report on Executive Compensation

              The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the company specifically incorporates this report by reference therein.

              We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Samuel J. Weinhoff (Chair) Barbara T. Alexander James F. Duffy Bart Friedman Fiona E. Luck Patrick de Saint-Aignan Eric S. Schwartz

Audit Committee Report

              The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act or the Exchange Act, except to the extent the company specifically incorporates this report by reference therein.

              The Audit Committee is comprised of Ms. Barbara T. Alexander (Chair), James F. Duffy, Patricia L. Guinn, Patrick de Saint-Aignan and Samuel J. Weinhoff, each of whom has been determined by the Board to be "independent" under the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and Rule 10A-3 promulgated under the Exchange Act. The Board adopted an Audit Committee Charter, which is available on our website at www.awac.com under "Investors — Corporate Information — Governance Documents".

              The role of the Audit Committee is to assist the Board in its oversight of the company's financial reporting process. The management of the company is responsible for the preparation, presentation and integrity of the company's financial statements, the company's accounting and financial reporting principles and policies, and its internal controls and procedures. The independent auditors are responsible for auditing the company's financial statements, reviewing the company's quarterly financial statements, annually auditing management's assessment of the effectiveness of internal controls over financial reporting and other procedures. Members of the Audit Committee are entitled to rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The independent auditors have access to the Audit Committee to discuss any matters they deem appropriate.

              As set forth in the Audit Committee Charter, in the performance of its oversight function, the Audit Committee reviews and discusses the company's audited financial statements with management and the independent auditors. The Audit Committee also discusses with the independent auditors the matters required to be discussed by Auditing Standard AU-C Section 260 published by the American Institute of Certified Public Accountants, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee receives the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, considers whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditors' independence and discusses with the auditors the auditors' independence.

              Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2015 that was filed with the SEC.

Barbara T. Alexander (Chair) James F. Duffy Patricia L. Guinn Patrick de Saint-Aignan Samuel J. Weinhoff

SHAREHOLDER COMMUNICATION

              Shareholders and other interested parties may communicate directly with the Board by sending a written notice to our General Counsel at our executive offices. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the Lead Independent Director or to any other director. Except as provided below, if any written communication is received by us and addressed to the persons listed above (or addressed to our General Counsel with a request to be forwarded to the persons listed above), our General Counsel shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the company to respond, to bona fide shareholder and other interested party communications that express legitimate concerns or questions about us.

              The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual Shareholder Meeting. All of the Company's directors attended the Annual Shareholder Meeting in 2015.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL SHAREHOLDER MEETING

              Submission of an Additional Item for the 2017 Proxy Statement or for the Agenda for the 2017 Annual Shareholder Meeting

              If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2017 Annual Shareholder Meeting or propose a nominee for the Board, please send such proposal to the Corporate Secretary, attention: Theodore Neos, at Allied World Assurance Company Holdings, AG, Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland, or via e-mail at secretary@awac.com. Under the rules of the SEC, proposals must be received by no later than November 11, 2016 to be eligible for inclusion in the proxy statement and form of proxy for the 2017 Annual Shareholder Meeting.

              Under Swiss law, one or more shareholders of record owning registered common shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. However, any such requests received after November 11, 2016 may not be eligible for inclusion in the company's proxy statement and form of proxy for the 2017 Annual Shareholder Meeting. If a shareholder wishes to submit a proposal to the 2017 Annual Shareholder Meeting without including such proposal in the proxy statement for that meeting, that proposal must be made at least 60 days prior to the shareholders meeting and sent to the Corporate Secretary, attention: Theodore Neos, at Allied World Assurance Company Holdings, AG, Park Tower, 15th floor, Gubelstrasse 24, 6300 Zug, Switzerland, or via e-mail at secretary@awac.com. In that case, the proxies solicited by the Board will confer discretionary authority on persons named in the accompanying form of proxy to vote on that proposal as they see fit.

OTHER MATTERS

              Your Board does not know of any matters that may be presented at the Annual Shareholder Meeting other than those specifically set forth in the Notice of Annual Shareholder Meeting attached hereto. If matters other than those set forth in the Notice of Annual Shareholder Meeting come before the meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website under the "SEC Filings" link under "Investors".

              Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during the fiscal year 2015.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

              Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Shareholder Meeting to be held on Tuesday, April 19, 2016. The Proxy Statement and Annual Report are available at http://www.awac.com/proxy.aspx.

              For the date, time and location of the Annual Shareholder Meeting, please see "General Meeting Information." For information on how to attend and vote in person at the Annual Shareholder Meeting, an identification of the matters to be voted upon at the Annual Shareholder Meeting and the Board's recommendations regarding those matters, please also refer to "General Meeting Information."

Appendix A

STATUTEN der Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG		ARTICLES OF ASSOCIATION of Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG

I. Firma, Sitz und Zweck der Gesellschaft		I. Name, Domicile and Purpose of the Company
Artikel 1 Firma, Sitz und Dauer der Gesellschaft		Article 1 Corporate Name, Registered Office and Duration
Unter der Firma		Under the corporate name
Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG		Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG
besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Zug. Die Dauer der Gesellschaft ist unbeschränkt.		a Company exists pursuant to Article 620 et seq. of the Swiss Code of Obligations (hereinafter "CO") having its registered office in Zug. The duration of the Company is unlimited.
Artikel 2 Zweck		Article 2 Purpose
a)	Hauptzweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, insbesondere, jedoch nicht ausschliesslich, solcher der Direkt- und Rückversicherungsbranche.	a)	The main purpose of the Company is to acquire, hold, manage and to sell equity participations, including in insurance and reinsurance companies as well as in other companies.
	Die Gesellschaft kann Finanz- und Management-Transaktionen ausführen. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.		The Company may carry out finance and management transactions and set up branches and subsidiaries in Switzerland and abroad.
	Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, halten und veräussern.		The Company may acquire, hold and sell real estate in Switzerland and abroad.
b)	Die Gesellschaft kann alle Geschäfte tätigen, die geeignet sind, den Zweck der Gesellschaft zu fördern und mit dem Zweck im Zusammenhang stehen.	b)	The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.
II. Aktienkapital und Aktien		II. Share Capital and Shares
Artikel 3 Aktienkapital		Article 3 Share Capital
a)
	Das Aktienkapital der Gesellschaft beträgt CHF ~~413'178'549.60~~387'683'154.70 und ist eingeteilt in ~~100'775'256~~94'556'867 auf den Namen lautende Aktien im Nennwert von CHF 4.10 je Aktie. Das Aktienkapital ist vollständig liberiert.	a)
The share capital of the Company amounts to CHF ~~413,178,549.60~~387,683,154.70 and is divided into ~~100,775,256~~94,556,867 registered shares with a par value of CHF 4.10 per share. The share capital is fully paid-in.
b)	Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	b)	Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 4 Bedingtes Aktienkapital für Anleihensobligationen und ähnliche		Article 4 Conditional Share Capital for Bonds and Similar Debt Instruments
Instrumente der Fremdfinanzierung
a)
	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 12'300'000 durch Ausgabe von höchstens 3'000'000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.	a)
The share capital of the Company shall be increased by an amount not exceeding CHF 12,300,000 through the issue of a maximum of 3,000,000 registered shares, payable in full, each with a par value of CHF 4.10 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.
b)
	Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre und, soweit vorhanden, dasjenige der Partizipanten in Bezug auf neue Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen kann durch Beschluss des Verwaltungsrats zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen, von durch die Gesellschaft geplanten neuen Investitionen oder bei der Emission von Options- und Wandelanleihen über internationale Kapitalmärkte sowie im Rahmen von Privatplatzierungen. Der Ausschluss des Vorwegszeichnungsrechts ist ausschliesslich unter folgenden kumulativen Bedingungen zulässig: (1) Die Instrumente müssen zu Marktkonditionen emittiert werden, (2) die Frist, innerhalb welcher die Options- und Wandelrechte ausgeübt werden können, darf ab Zeitpunkt der Emission des betreffenden Instruments bei Optionsrechten 10 Jahre und bei Wandelrechten 20 Jahre nicht überschreiten und (3) der Umwandlungs- oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis zum Zeitpunkt der Emission des betreffenden Instruments zu entsprechen.	b)
Shareholders' pre-emptive rights are excluded with respect to these shares. Shareholders' advance subscription rights and, if existing, such rights of participants with regard to new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.
c)
	Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	c)
The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.
Artikel 5 Bedingtes Aktienkapital für Mitarbeiterbeteiligungen		Article 5 Conditional Share Capital for Employee Benefit Plans
a)
	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 51'660'000 durch Ausgabe von höchstens 12'600'000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.	a)
The share capital of the Company shall be increased by an amount not exceeding CHF 51,660,000 through the issue from time to time of a maximum of 12,600,000 registered shares, payable in full, each with a par value of CHF 4.10, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.

b)	Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre ausgeschlossen. Neue Aktien dieser Art können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Preis der Aktien.	b)	Shareholders' pre-emptive rights shall be excluded with regard to the issuance of these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.
c)	Der Erwerb von Namenaktien im Zusammenhang mit Mitarbeiterbeteiligungen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	c)
The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.
Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken		Article 6 Authorized Share Capital for General Purposes
a)
	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis ~~1. Mai 2016~~19. April 2018 im Maximalbetrag von CHF ~~92'258'954.40~~77'536'629.30 durch Ausgabe von höchstens ~~22'502'184~~18'911'373 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie zu erhöhen.	a)
The Board of Directors is authorized to increase the share capital from time to time and at any time until ~~May 1,2016~~April 19, 2018 by an amount not exceeding CHF ~~92,258,954.40~~77,536,629.30 through the issue of up to ~~22,502,184~~18,911,373 fully paid up registered shares with a par value of CHF 4.10 each.
b)
	Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.	b)
Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non-exercised pre-emptive rights shall be determined by the Board of Directors.
c)
	Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats, oder (4) zum Zwecke der Mitarbeiterbeteiligung.	c)
The Board of Directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements); (2) improving the regulatory capital position of the company or its subsidiaries (including by way of private placements); (3) broadening the shareholder constituency; or (4) the participation of employees.
d)
	Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	d)
The subscription as well as the acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 7 Form der Aktien, Bucheffekten		Article 7 Form of Shares, Intermediated Securities
a)
	Die Gesellschaft kann ihre Namenaktien in der Form von Einzelurkunden, Globalurkunden oder Wertrechte ausgeben und jederzeit ohne Genehmigung der Aktionäre eine bestehende Form in eine andere Form von Namenaktien umwandeln. Ein Aktionär oder eine Aktionärin hat keinen Anspruch auf Umwandlung seiner oder ihrer Namenaktien in eine andere Form oder auf Druck und Auslieferung von Urkunden. Mit der Zustimmung des Aktionärs oder der Aktionärin kann die Gesellschaft ausgestellte Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren. Jeder Aktionär und jede Aktionärin können jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm oder ihr gemäss Aktienregister gehaltenen Namenaktien verlangen.	a)
The Company may issue its registered shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of registered shares at any time and without the approval of the shareholders. A shareholder has no entitlement to demand a conversion of the form of the registered shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates which are returned to it without replacement. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register of the Company.
b)
	Die Gesellschaft kann für die Namenaktien Bucheffekten schaffen. Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Die Gesellschaft kann als Bucheffekten ausgestaltete Namenaktien aus dem entsprechenden Verwahrungssystem zurückziehen.	b)
The Company may create intermediated securities for the registered shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediary-Held Securities Act. The Company may withdraw registered shares issued as intermediary-held securities from the respective custody system.
c)
	Die Übertragung von Namenaktien, einschliesslich der daraus entspringenden Rechte, richtet sich nach dem anwendbaren Recht und diesen Statuten. Eine Übertragung durch Zession bedarf zusätzlich der Anzeige an die Gesellschaft; die Bank, welche abgetretene Namenaktien für die Aktionäre verwaltet, kann von der Gesellschaft über die erfolgte Zession benachrichtigt werden. Die Übertragungen unterliegen den Beschränkungen von Artikel 8 der Statuten.	c)
Transfers of registered shares and the rights arising therefrom are subject to the applicable law and these Articles of Association. A transfer by way of assignment, in addition, requires notice of the assignment to the Company; the bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of such assignment. Transfers are subject to the limitations of Article 8 of the Articles of Association.
d)
	Für den Fall, dass die Gesellschaft Aktienzertifikate druckt und ausgibt, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss Mitglied des Verwaltungsrats sein. Faksimile-Unterschriften sind erlaubt.	d)
If the Company prints and issues share certificates, such share certificates shall bear the signature of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.
Artikel 8 Aktienregister und Beschränkungen der Übertragbarkeit		Article 8 Share Register and Transfer Restrictions
a)
	Für die Namenaktien wird ein Register (Aktienbuch) geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Sitz) eingetragen.	a)
Registered shares are registered in a share register. The name of the owner or the usufructuary shall be entered in the share register with his/her name, address, domicile and citizenship (domicile in case of legal entities).

b)	Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in Artikel 8 lit. c), e), f) und g) der Statuten festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtigt er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten.	b)	Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in Article 8 paragraph c), e), f) and g) of the Articles of Association. If the Board of Directors refuses to register the acquirer as shareholder with voting rights it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.
c)
	Eine natürliche oder juristische Person wird in dem Umfang nicht als Aktionärin mit Stimmrecht im Aktienbuch eingetragen, in welchem die von ihr direkt oder indirekt im Sinne von Artikel 14 der Statuten gehaltene oder sonstwie kontrollierte Beteiligung 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals beträgt. Dabei gelten Personen, die durch Absprache, Kapital, Stimmkraft, Leitung, Syndikat oder auf andere Weise miteinander verbunden sind, als eine Person. Im Umfang, in welchem eine derartige Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.	c)
No individual or legal entity may, directly or through Constructive Ownership (as defined in Article 14 of the Articles of Association below) or otherwise control voting rights with respect to 10% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.
d)	[reserviert]	d)	[reserved]
e)
	Die oben erwähnte 10%-Limite gilt auch bei der Zeichnung oder dem Erwerb von Aktien, welche mittels Ausübung von Options- oder Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.	e)
The limit of 10% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased pre-emptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.
f)
	Der Verwaltungsrat verweigert die Eintragung ins Aktienbuch als Aktionär mit Stimmrecht oder entscheidet über die Löschung eines bereits eingetragenen Aktionärs mit Stimmrecht aus dem Aktienbuch, wenn der Erwerber auf sein Verlangen hin nicht ausdrücklich erklärt, dass er die Aktien im eigenen Namen und auf eigene Rechnung erworben hat.	f)
The Board of Directors shall reject entry of registered shares with voting rights in the share register or shall decide on their cancellation when the acquirer or shareholder upon request does not expressly state that he/she has acquired or holds the shares in his/her own name and for his/her own account.

g)	Der Verwaltungsrat verweigert die Eintragung natürlicher und juristischer Personen, welche Namenaktien für Dritte halten und dies schriftlich gegenüber der Gesellschaft erklären, als Treuhänder/Nominees mit unbeschränktem Stimmrecht ins Aktienbuch oder entscheidet über die Löschung aus dem Aktienbuch, wenn sie sich nicht dazu verpflichten, gegenüber der Gesellschaft auf deren schriftliches Verlangen hin jederzeit die Namen, Adressen und Beteiligungsquoten derjenigen Personen offenzulegen, für welche sie die Namenaktien halten.	g)	The Board of Directors shall reject entry of individuals and legal entities who hold registered shares for third parties and state this in writing to the Company, as nominees in the share register with voting rights without limitation or shall decide on their cancellation when the nominee does not undertake the obligation to disclose at any time to the Company at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares.
h)
	Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den obgenannten Beschränkungen (Artikel 8 lit. c), e), f) und g) der Statuten) genehmigen. Sodann kann der Verwaltungsrat nach Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind oder wenn die betroffene Person die Auskunft gemäss Artikel 8 lit. f) der Statuten verweigert.	h)
The Board of Directors may in special cases approve exceptions to the above regulations (Article 8 paragraph c), e), f) and g) of the Articles of Association). The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information and/or to delete entries in case the respective person refuses to make the disclosers according to Article 8 paragraph f) of the Articles of Association.
i)
	Solange ein Erwerber nicht Aktionär mit Stimmrecht im Sinne von Artikel 8 der Statuten geworden ist, kann er weder die entsprechenden Stimmrechte noch die weiteren mit diesem in Zusammenhang stehenden Rechte wahrnehmen.	i)
Until an acquirer becomes a shareholder with voting rights for the shares in accordance with this Article 8 of the Articles of Association, he/she may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.
III. Organisation		III. Organization
A. Die Generalversammlung		A. The General Meeting of Shareholders
Artikel 9 Befugnisse		Article 9 Authorities
Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:		The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:
1.	die Festsetzung und Änderung der Statuten;	1.	to adopt and amend the Articles of Association;
2.	die Wahl und Abberufung (i) der Mitglieder des Verwaltungsrats, (ii) des Präsidenten des Verwaltungsrates, (iii) der Mitglieder des Vergütungsausschusses, (iv) der Revisionsstelle und (v) eines unabhängigen Stimmrechtsvertreters und etwaiger Stellvertreter;	2.
to elect and remove (i) the members of the Board of Directors, (ii) the Chairman, (iii) the members of the Compensation Committee, (iv) the Auditors and (v) the Independent Proxy and his, her or its substitutes;
3.	die Genehmigung des Jahresberichts, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;	3.
to approve the statutory required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4.	die Entlastung der Mitglieder des Verwaltungsrats; und	4.	to grant discharge to the members of the Board of Directors; and
5.	die Genehmigung der Vergütungen der Mitglieder des Verwaltungsrates und der Personen, die vom Verwaltungsrat ganz oder teilweise mit der Geschäftsführung betraut sind ("Geschäftsleitung"); und	5.
to approve the compensation of the members of the Board of Directors and the persons entrusted by the Board of Directors in whole or in part with the management of the Company's business operations ("Executive Management"); and
6.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	6.	to pass resolutions regarding items which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.
Artikel 10 Generalversammlungen sowie deren Einberufung		Article 10 Meetings and Convening the Meeting
a)
	Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort, welcher im In- oder Ausland sein kann, werden durch den Verwaltungsrat bestimmt.	a)
The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.
b)
	Ausserordentliche Generalversammlungen werden gemäss den gesetzlichen Bestimmungen durch Beschluss der Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat einberufen. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10% des Aktienkapitals vertreten, es verlangen.	b)
Extraordinary General Meetings of Shareholders may be called in accordance with statutory provisions by resolution of the General Meeting of Shareholders, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital.
Artikel 11 Einladung		Article 11 Notice
Die Einladung erfolgt mindestens 20 Tage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt (SHAB).		Notice of the General Meeting of Shareholders shall be given by publication in the Swiss Official Gazette of Commerce (SOGC) at least 20 days before the date of the meeting.
Artikel 12 Traktanden		Article 12 Agenda
a)	Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	a)	The Board of Directors shall state the matters on the agenda.
b)
	Ein oder mehrere mit Stimmrecht eingetragene Aktionäre können, gemäss den gesetzlichen Bestimmungen, vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Begehren um Traktandierung ist schriftlich unter Angabe der Verhandlungsgegenstände und der Anträge an den Präsidenten des Verwaltungsrats mindestens 60 Tage vor der Generalversammlung einzureichen.	b)
One or more registered shareholders may in compliance with the legal requirements demand that matters be included in the agenda. Such demands shall be in writing and shall specify the items and the proposals and has to be submitted to the Chairman up to 60 days before the date of the meeting.
c)
	Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.	c)
No resolution shall be passed on matters proposed only at the General Meeting of Shareholders and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

d)	In der Einberufung der Versammlung werden die Traktanden und die Anträge des Verwaltungsrats sowie derjenigen Aktionäre bekanntgegeben, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben.		d)	The notice of the meeting shall state the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda.
Artikel 13 Vorsitz und Protokoll			Article 13 Chair, Minutes
a)
	Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrats, bei dessen Verhinderung ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrats oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.		a)
The General Meeting of Shareholders shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors, or by another Chairman elected for that day by the General Meeting of Shareholders.
b)	Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmenzähler, welche keine Aktionäre sein müssen.		b)	The Chairman designates a Secretary for the minutes as well as the scrutinizers who need not be shareholders.
c)	Der Verwaltungsrat ist verantwortlich für die Protokollführung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.		c)	The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.
Artikel 14 Stimmrecht und Vertreter			Article 14 Voting Rights and Shareholders Proxies
a)
	Jede Aktie berechtigt, unter Vorbehalt der Einschränkungen gemäss Artikel 8 der Statuten und Artikel 14 lit. b) und c) untenstehend, zu einer Stimme. Jeder stimmberechtigte Aktionär kann seine Aktien durch einen unabhängigen Stimmrechtsvertreter oder eine andere von ihm schriftlich bevollmächtigte Person vertreten lassen, welche kein Aktionär sein muss.		a)
Each share is entitled to one vote subject to the provisions of Article 8 of the Articles of Association and Article 14 paragraph b) and c) below. Each shareholder may be represented at the General Meeting of Shareholders by an Independent Proxy or another person who is authorized by a written proxy and who does not need to be a shareholder.
b)
	Ungeachtet lit. a) vorstehend gilt Folgendes: Sobald und solange eine natürliche oder juristische Person Namenaktien entsprechend 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft kontrolliert, ist diese bei ordentlichen oder ausserordentlichen Generalversammlungen maximal zu den gemäss nachfolgender Formel zu eruierenden Stimmen (abgerundet auf die nächst tiefere, runde Zahl) berechtigt:		b)
Notwithstanding paragraph a) above, if and so long as there are Controlled Shares representing 10% or more of the registered share capital recorded in the Commercial Register, regardless of the identity of the holder thereof, such Controlled Shares shall be entitled to cast votes at any General Meeting of Shareholders or Extraordinary General Meeting of Shareholders in the aggregate equal to the number (rounded down to the nearest whole number) obtained from the following formula:
	[(T ÷ 100) × 10] – 1			[(T ÷ 100) × 10] – 1
	Wobei gilt:	"T" ist gleich der Gesamtanzahl der Stimmrechte, welche auf dem im Handelsregister eingetragenen gesamten Aktienkapital der Gesellschaft verliehen werden.		Where:	"T" is the aggregate number of votes conferred by all the registered share capital recorded in the Commercial Register.
c)	Als "kontrolliert" im Sinne dieser Statuten gilt die Gesamtheit der einer stimmberechtigten Klasse angehörenden Aktien der Gesellschaft, welche von einer Person:		c)	For purposes of these Articles, "Controlled Shares" means all shares of the Company, of all classes entitled to vote owned by a person in the aggregate whether:
	(aa) direkt, als auch			(aa) directly or
	(bb) indirekt, definiert aufgrund der nachfolgenden Zuordnungskriterien, gehalten werden:			(bb) due to Constructive Ownership, defined as ownership deemed to exist after application of the following rules of ownership attribution:

(i)	Zuordnung aufgrund einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Trust oder eines Nachlasses.		(i)	Attribution from any partnership, estate, trust, or corporation.
	Mit Ausnahme der Regelung in Unterabsatz (D) untenstehend:			Except as provided in subparagraph (D) below:
(A)
		Aktien, welche direkt oder indirekt von oder für einer/eine Personengesellschaft (Partnership) oder einem/einen Nachlass gehalten werden, gelten als anteilsmässig von den betreffenden Partnern oder Begünstigten gehalten.		(A)	Shares owned, directly or indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.
(B)
		Aktien, welche direkt oder indirekt von oder für einem/einen Trust gehalten werden, gelten als von den Begünstigten dieses Trusts im Verhältnis ihres rechnungsmässigen Anteils gehalten; allerdings gelten Aktien, welche direkt oder indirekt von oder für einem/einen Teil eines Trusts gehalten werden, der gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuerrechts) einer Person gehört, als von dieser Person gehalten gelten. Im hier verwendeten Sinne wird unter einem Trust, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.		(B)
Shares owned, directly or indirectly by or for a trust shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust; provided, however, that shares owned, directly or indirectly, by or for any portion of a trust of which a person is considered to be the owner by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by such person. For purposes of the foregoing, if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.
(C)
		Wenn eine Person direkt oder indirekt wertmässig mit 10% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten, dies im Verhältnis des Werts der dieser Person gehörenden Aktien zum Gesamtwert aller Aktien der Gesellschaft.		(C)
If 10% or more in value of the shares in a corporation is owned directly or indirectly, by or for any person, such person shall be considered as owning the shares owned, directly or indirectly, by or for such corporation, in that proportion which the value of the shares which such person so owns bears to the value of all the shares in such corporation.
(D)
		Wenn mehr als 50% der Stimmrechte aller stimmberechtigten Aktienklassen einer Gesellschaft von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder einem Trust direkt oder indirekt gehalten werden, so werden Betreffenden im Rahmen dieses Unterabsatzes (i) sämtliche Stimmrechte der betreffenden Gesellschaft zugerechnet.		(D)
For purposes of this subparagraph (i), if a partnership, estate, trust, or corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of shares entitled to vote in a corporation, it shall be considered as owning all the shares entitled to vote.

(ii)	Zuordnung bei Personengesellschaften (Partnerships) oder anderen Gesellschaften, bei einem Nachlass oder einem Trust:		(ii)	Attribution to partnerships, estates, trusts, and corporations:
(A)
		Aktien, welche direkt oder indirekt von oder für einem/einen Partner oder einem/einen Berechtigten eines Nachlasses gehalten werden, gelten als von der betreffenden Personengesellschaft (Partnership) oder vom betreffenden Nachlass gehalten.		(A)	Shares owned, directly or indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate.
(B)
		Aktien, welche direkt oder indirekt von oder für einem/einen Begünstigten eines Trusts gehalten werden, gelten als vom Trust gehalten, sofern der Anspruch des Begünstigten am Trust nicht lediglich geringer und ungewisser Natur ist (remote contingent interest); vorausgesetzt aber, dass direkt oder indirekt einer Person gehörende Aktien, welche gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuer) Eigentümerin eines Trustanteils ist, als vom Trust gehalten gelten. Ein ungewisser Anspruch eines Begünstigten eines Trusts ist im Rahmen des voranstehenden Satzes gering, wenn unter grösstmöglicher Ausschöpfung des Ermessensbereichs des Trustees zugunsten dieses Begünstigten, der rechnungsmässige Wert des Anspruchs 5% oder weniger des Trustvermögens ausmacht. Unter einem Trust im Sinne des Unterabsatzes (B) wird, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.		(B)
Shares owned, directly or indirectly, by or for a beneficiary of a trust shall be considered as owned by the trust, unless such beneficiary's interest in the trust is a remote contingent interest; provided, however, that shares owned, directly or indirectly, by or for a person who is considered the owner of any portion of a trust by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by the trust. For purposes of the preceding sentence, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favour of such beneficiary, the value of such interest, computed actuarially, is 5% or less of the value of the trust property. For purposes of this subparagraph (B), if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.
(C)
		Wenn eine Person direkt oder indirekt wertmässig mit 50% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten; allerdings ist die vorangehende Bestimmung nicht anwendbar, wenn sie aufgrund des Haltens eigener Aktien durch die Gesellschaft zur Anwendung käme.		(C)
If 50% or more in value of the shares in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the shares owned, directly or indirectly, by or for such person; provided, however, the foregoing rule shall not be applied so as to consider a corporation as owning its own shares.

(iii)	Kontrollvereinbarungen. Wenn einer Person aufgrund einer Vereinbarung, eines Vertrages, einer Übereinkunft oder einer sonstigen Beziehung betreffend eine oder mehrere Aktien der Gesellschaft ganz oder anteilsmässig (A) Einfluss auf Stimmrechte zukommt (einschliesslich das Recht zur Ausübung oder zur Bestimmung der Ausübung des Stimmrechts an diesen Aktien); und/oder (B) Einfluss auf die Verfügungsberechtigung dieser Aktien zukommt (einschliesslich das Recht, diese Aktien zu veräussern oder die Veräusserung anzuordnen), so gelten diese Aktien als von der betreffenden Person gehalten.	(iii)	Control arrangements. If a person through any arrangement, contract, understanding, relationship, or otherwise regarding one or more shares of the Company has or shares (A) voting power which includes the power to vote, or to direct the voting of, such share; and/or (B) investment power which includes the power to dispose, or to direct the disposition of, such share(s), such share(s) shall be considered as owned by such person.
(iv)
	Optionsrechte, Wandelrechte oder ähnliche Rechte. Wenn eine Person ein Recht hat, eine oder mehrere Aktien zu erwerben, einschliesslich (A) durch Ausübung eines Options-, Wandel- oder eines ähnlichen Rechts, (B) durch Wandlung einer Sicherheit; (C) durch die Möglichkeit, einen Trust, ein Vermögensverwaltungskonto oder eine ähnliche Vereinbarung für nichtig zu erklären; oder (D) durch die automatische Aufhebung eines Trusts, eines Vermögensverwaltungskontos oder einer ähnlichen Vereinbarung, so gelten diese Aktien als von der betreffenden Person gehalten. Als Option, mit welcher Aktien erworben werden können, gelten in diesem Sinne Optionsrechte (und jede einzelne einer Serie von Optionen), mit denen erstgenannte Option erhalten werden kann.	(iv)
Options, warrants or similar rights. If any person has a right to acquire one or more shares, including (A) by way of an option, warrant or similar right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement, such shares shall be considered as owned by such person. For this purpose, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such shares.
(v)
	Familienmitglieder. Eine natürliche Person hält ihre Aktien direkt oder indirekt von oder für (A) ihren oder seine Ehepartner/in (ausgenommen Ehepartner, die rechtlich aufgrund eines Scheidungsurteils oder einer Verfügung zum Getrenntleben [separate maintenance] getrennt sind); und (B) ihre oder seine Kinder, Enkel und Eltern. Ein im Rechtssinne adoptiertes Kind gilt im Sinne dieses Unterabsatzes (v) als Kind der betreffenden natürlichen Person.	(v)
Members of a family. An individual shall be considered as owning the shares owned, directly or indirectly by or for (A) his or her spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance); and (B) his or her children, grandchildren and parents. For purposes of this subparagraph (v), a legally adopted child of an individual shall be treated as a child of such individual by blood.
(vi)
	Keine Umgehung. Wenn eine Person Trusts, Vollmachten, übrige Vertretungsberechtigungen oder sonstige vertragliche Abreden errichtet oder benutzt in der Absicht, die wirtschaftliche Berechtigung an den Aktien zu verdecken oder die Fälligkeit einer wirtschaftlichen Berechtigung an den Aktien, die sich gemäss einem Plan oder Programm ergeben würde, verhindert, um die Bestimmungen dieser Statuten zu umgehen, so gelten die Aktien als von dieser Person gehalten.	(vi)
No circumvention. If a person creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association, such shares shall be considered as owned by such person.

(vii)	Anwendbarkeitsbestimmungen. Im Rahmen der obenstehenden Unterabsätze (i)–(vi) dieses Artikels 14 lit. c) (bb) gilt folgendes:		(vii)	Rules of application. For purposes of subparagraphs (i) to (vi) of this subparagraph (bb) of subparagraph c) of Article 14, the following shall apply:
(A)
		Aktien, die indirekt von einer Person gemäss den Unterabsätzen (i), (ii), (iii), (iv), (v) und (vi) gehalten werden, gelten im Rahmen der Anwendung dieser Unterabsätze als tatsächlich dieser Person gehörend; allerdings sollen (I) Aktien, die indirekt von einer natürlichen Person gemäss Unterabsatz (v) obenstehend gehalten werden, nicht in der Weise von ihm oder ihr als gehalten gelten, dass unter (nochmaliger) Anwendung von Unterabsatz (v) der/die entsprechend andere als indirekt berechtigt gilt; (II) Aktien, die gemäss Unterabsatz (ii) obenstehend indirekt von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder Trust gehalten werden, nicht in der Weise als gehalten gelten, dass unter Anwendung von Unterabsatz (i) obenstehend (betreffend Zuordnung an einen Partner, Begünstigten, Eigentümer oder Gesellschafter einer Personengesellschaft (Partnership) oder anderen Gesellschaft, eines Nachlasses oder Trusts) der/die entsprechend andere als indirekt berechtigt gilt; und (III) Aktien, die als von einer natürlichen Person gemäss den Unterabsätzen (iv) oder (v) obenstehend gehalten gelten, von ihm oder ihr als gemäss Unterabsatz (iv) gehalten gelten.		(A)
Shares constructively owned by a person by reasons of the application of subparagraphs (i), (ii), (iii), (iv), (v) and (vi) shall, for purposes of applying such subparagraphs, be considered as actually owned by such person; provided, however, that (I) shares constructively owned by an individual by reason of the application of subparagraph (v) above shall not be considered as owned by him or her for purposes of again applying such subparagraph (v) in order to make another the constructive owner of such shares; (II) shares constructively owned by a partnership, estate, trust or corporation by reason of the application of subparagraph (ii) above shall not be considered as owned by it for purposes of applying subparagraph (i) above (relating to attribution to a partner, beneficiary, owner or shareholder from a partnership, estate, trust or corporation) in order to make another the constructive owner of such shares; and (III) if shares may be considered as owned by an individual under subparagraphs (iv) or (v) above, such shares shall be considered as owned by him or her under subparagraph (iv).
(B)
		Aktien, welche aufgrund mehrerer Bestimmungen gemäss den Unterabsätzen (i)–(v) dieses Artikels 14 lit. c) (bb) gehalten werden oder von mehreren Personen, sollen gemäss derjenigen Regel zugeordnet werden, welche der betreffenden Person/den betreffenden Personen den höchsten Prozentsatz an Aktien zuweist.		(B)
For purposes of any one determination, shares which may be owned under more than one of the rules of subparagraphs (i) through (v) above of subparagraph (bb) of subparagraph c) of Article 14, or by more than one person, shall be owned under that attribution rule which imputes to the person, or persons, concerned the largest total percentage of such shares.

d)	Die Generalversammlung wählt einen unabhängigen Stimmrechtsvertreter und einen Stellvertreter. Wählbar sind natürliche oder juristische Personen oder Personengesellschaften. Die Unabhängigkeit richtet sich nach Artikel 728 OR. Die Amtsdauer des unabhängigen Stimmrechtsvertreters und etwaiger Stellvertreter endet mit der Beendigung der auf ihre Wahl folgenden ordentlichen Generalversammlung. Wiederwahl ist möglich. Falls der unabhängige Stimmrechtsvertreter vor Ablauf seiner Amtsdauer aus seinem Amt ausscheidet, seine Unabhängigkeit verliert oder sein Amt nicht ausüben kann, übernimmt sein von der Generalversammlung gewählter Stellvertreter ohne weiteres seine Funktion. Der unabhängige Stimmrechtsvertreter nimmt seine Pflichten in Übereinstimmung mit den einschlägigen Gesetzesvorschriften wahr. Der Verwaltungsrat stellt sicher, dass die Aktionäre die Möglichkeit haben, dem unabhängigen Stimmrechtsvertreter zu jedem in der Einberufung gestellten Antrag zu Verhandlungsgegenständen Weisungen zu erteilen. Zudem müssen sie die Möglichkeit haben, zu nicht angekündigten Anträgen zu Verhandlungsgegenständen sowie zu neuen Verhandlungsgegenständen gemäss Artikel 700 Absatz 3 OR allgemeine Weisungen zu erteilen. Der Verwaltungsrat stellt sicher, dass die Aktionäre ihre Vollmachten und Weisungen, auch elektronisch, bis 6 Uhr Lokalzeit am Tag der Generalversammlung dem unabhängigen Stimmrechtsvertreter erteilen können. Der unabhängige Stimmrechtsvertreter ist verpflichtet, die ihm von den Aktionären übertragenen Stimmrechte weisungsgemäss auszuüben. Hat er keine Weisungen erhalten, so enthält er sich der Stimme. Kann der unabhängige Stimmrechtsvertreter sein Amt nicht ausüben, dann gelten die ihm erteilten Vollmachten und Weisungen als seinem Stellvertreter erteilt.	d)	The General Meeting of Shareholders shall elect an Independent Proxy and a substitute of the Independent Proxy who may either be individuals, legal entities or partnerships. The independence of the Independent Proxy and his, her or its substitute shall be construed in accordance with Article 728 CO. The term of the Independent Proxy and his, her or its substitute shall end with the closing of the next ordinary General Meeting of Shareholders following the General Meeting of Shareholders that elected the Independent Proxy and his, her or its substitute. The Independent Proxy and his, her or its substitute may be re-elected. In case the Independent Proxy leaves office before the end of its term, if he, she or it loses his, her or its independence or may otherwise no longer exercise his, her or its functions, the substitute to be elected by the General Meeting of Shareholders shall assume the office. The Independent Proxy shall exercise his, her or its responsibilities in accordance with the provisions of the law. The Board of Directors shall ensure that the shareholders have the opportunity to give instructions to the Independent Proxy with respect to each agenda point mentioned in the notice to the meeting. In addition, the shareholders shall be given the opportunity to give general instructions with respect to motions made at the meeting concerning an agenda point or with respect to an agenda point not previously announced in the invitation (Article 700 para. 3 CO). Furthermore, the Board of Directors shall ensure that the shareholders may give their proxy or instructions to the Independent Proxy until 6:00 a.m. (local time) on the day of the General Meeting. The Independent Proxy shall exercise the voting rights granted to him, her or it by the shareholders in accordance with their instructions. If no instructions have been given, the Independent Proxy shall abstain from voting. If the Independent Proxy is unable to exercise his, her or its office, the proxies and instructions shall be deemed to be given to the substitute of the Independent Proxy.

	e)	Der Verwaltungsrat hat das Recht, die Bestimmungen dieses Artikels 14 auszulegen, die Berechtigung von natürlichen und juristischen Personen an Aktien der Gesellschaft zur Sicherstellung der Umsetzung der Bestimmungen dieses Artikels 14 festzulegen sowie letzte Berichtigungen (welche er nach den Umständen für gerecht und vernünftig hält) an der Gesamtzahl der mit den Aktien verbundenen Stimmen vorzunehmen, um sicherzustellen, dass keine Person gesamthaft direkt oder indirekt 10% oder mehr der gesamten Stimmkraft aller stimmberechtigten Aktienklassen erhält. Bei der Auslegung kann der Verwaltungsrat Gesetze, Reglemente und übrige Bestimmungen sowie Rechtsprechung aus dem In- und Ausland beiziehen, welche diesem Artikel 14 grundsätzlich ähnlich sind.		e)	The Board of Directors shall have the authority to interpret the provisions of this Article 14 and to determine the ownership of shares by any individual or entity so as to fully implement the provisions of this Article 14 and to make such final adjustments to the aggregate number of votes attaching to any shares that they consider fair and reasonable in all the circumstances to ensure that no Person will have in the aggregate direct or Constructive Ownership of 10% or more of the total combined voting power of all classes of shares entitled to vote. In so interpreting this Article 14, the Board of Directors may look to laws, rules, regulations and court decisions (including of countries outside of Switzerland) having language substantially similar to this Article 14.
f)
		Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den vorerwähnten Stimmrechtsbeschränkungen gewähren. Die Stimmrechtsbeschränkung findet keine Anwendung auf die Ausübung des Stimmrechts durch den unabhängigen Stimmrechtsvertreter.		f)
The Board of Directors may in special cases allow exceptions from this limitation on voting rights. The limitation on voting rights shall not apply with respect to the votes cast by the Independent Proxy.
Artikel 15 Beschlüsse			Article 15 Resolutions
(a)
	Die Generalversammlung ist beschlussfähig, wenn zwei oder mehr Personen, welche als Aktionäre oder Stimmrechtsvertreter mindestens fünfzig Prozent (50%) der gesamten ausstehenden Aktien (entsprechend den im Handelsregister eingetragenen Aktien minus den von der Gesellschaft direkt oder indirekt gehaltenen eigenen Aktien) vertreten, während der Generalversammlung anwesend sind. Falls die Gesellschaft einen Aktionär hat, genügt die Anwesenheit eines Aktionärs oder Stimmrechtsvertreters, um ein gültiges Quorum zu erstellen.		(a)
The General Meeting of Shareholders can validly pass resolutions if two or more persons present in person and representing in person or by proxy in excess of fifty percent (50%) of the total issued and outstanding shares (being the total number of issued shares as registered in the commercial register minus shares held in treasury) are present throughout the meeting; provided, that if the Company shall at any time have only one shareholder, one shareholder present in person or by proxy shall constitute a quorum.
(b)
	Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder diese Statuten nichts anderes vorsehen, mit der einfachen Mehrheit der abgegebenen Stimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).		(b)
Unless otherwise required by law or the Articles of Association, the General Meeting of Shareholders shall pass its resolutions and carry out its elections with the simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).
(c)
	Der Vorsitzende bestimmt das Abstimmungsverfahren. Erfolgen die Wahlen nicht elektronisch, haben sie mittels Stimmzettel zu erfolgen, wenn mindestens 50 anwesende Aktionäre dies per Handzeichen verlangen. Die Weisungserteilung durch die Aktionäre an ihre an der Versammlung anwesenden Vertreter via Internet oder Telefon kann durch den Vorsitzenden gestattet werden.		(c)
The Chairman of the General Meeting of Shareholders shall determine the voting procedure. Provided that the voting is not done electronically, voting shall be by ballot if more than 50 of the shareholders present so demand by a show of hands. The Chairman may permit the shareholders to give their instructions by means of the internet or telephone to their representatives who are present at the meeting.

Artikel 16 Quorum			Article 16 Quorums
Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:			A resolution of the General Meeting of Shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:
1.	die in Artikel 704 Absatz 1 OR aufgeführten Geschäfte, d.h. für:		1.	the cases listed in Article 704 paragraph 1 CO, i.e.:
	(a)	die Änderung des Gesellschaftszwecks;		(a)	the change of the company purpose;
	(b)	die Einführung von Stimmrechtsaktien;		(b)	the creation of shares with privileged voting rights;
	(c)	die Beschränkung der Übertragbarkeit von Namenaktien;		(c)	the restriction of the transferability of registered shares;
	(d)	eine genehmigte oder bedingte Kapitalerhöhung;		(d)	an increase of capital, authorized or subject to a condition;
	(e)	die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;		(e)	an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;
	(f)	die Einschränkung oder Aufhebung des Bezugsrechts;		(f)	the limitation or withdrawal of pre-emptive rights;
	(g)	die Verlegung des Sitzes der Gesellschaft;		(g)	the change of the domicile of the Company;
	(h)	die Auflösung der Gesellschaft.		(h)	the liquidation of the Company.
2.	Fusion, Spaltung und Umwandlung der Gesellschaft (zwingende gesetzliche Bestimmungen vorbehalten);		2.	the merger, de-merger or conversion of the Company (subject to mandatory law);
3.	die Lockerung und die Aufhebung von Übertragungsbeschränkungen der Namenaktien;		3.	the alleviating or withdrawal of restrictions upon the transfer of registered shares;
4.	die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt;		4.	the conversion of registered shares into bearer shares and vice versa;
5.	die Abberufung von Mitgliedern des Verwaltungsrats im Sinne von Artikel 705 Absatz 1 OR; und		5.	the dismissal of any member of the Board of Directors according to Article 705 paragraph 1 CO; and
6.	die Änderung oder Aufhebung der Artikel 8, 14, 15 und 16 der Statuten.		6.	the amendment or elimination of the provisions of Article 8, Article 14 and Article 15 of the Articles of Association as well as those contained in this Article 16.

	B. Der Verwaltungsrat		B. The Board of Directors
Artikel 17 Wahl, Konstituierung und Entschädigung		Article 17 Election, Constitution and Indemnification
a)
	Der Verwaltungsrat besteht aus wenigstens drei und höchstens dreizehn Mitgliedern. Die Amtsdauer des Verwaltungsrats beträgt ein Jahr. Diesbezüglich ist unter einem Jahr der Zeitraum zwischen zwei ordentlichen, aufeinanderfolgenden Generalversammlungen zu verstehen. Die Amtsdauer läuft mit dem Tag der nächsten ordentlichen Generalversammlung ab, vorbehältlich vorgängigen Rücktritts oder Abwahl. Wenn vor Ablauf dieser Amtsdauer Verwaltungsräte ersetzt werden, läuft die Amtsdauer der neu hinzu gewählten Mitglieder mit der ordentlichen Amtsdauer ihrer Vorgänger ab.	a)
The Board of Directors shall consist of a minimum of three and a maximum of thirteen members. The term for each member of the Board of Directors shall conclude at the next ordinary General Meeting of Shareholders. The term of office of a member of the Board of Directors shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting of Shareholders. Newly-appointed members shall complete the term of office of their predecessors.
	Die Mitglieder des Verwaltungsrats können wiedergewählt werden.		Members of the Board of Directors may be re-elected.
b)
	Die Generalversammlung wählt die Mitglieder des Verwaltungsrates einzeln. Die Generalversammlung wählt den Präsidenten des Verwaltungsrates aus dem Kreis der Verwaltungsratsmitglieder. Im weiteren konstituiert sich der Verwaltungsrat selber. Der Verwaltungsrat wählt einen Vizepräsidenten und bezeichnet einen Sekretär; dieser braucht nicht dem Verwaltungsrat anzugehören. Die Organisation des Verwaltungsrats wird im Organisationsreglement festgelegt. Der Vorsitzende hat den Stichentscheid.	b)
The General Meeting of Shareholders shall elect each member of the Board of Directors by separate vote. It furthermore shall elect the Chairman from among the members of the Board of Directors. Otherwise the Board of Directors shall constitute itself. It appoints a Vice-Chairman and a Secretary who does not need to be a member of the Board of Directors. The Organization of the Board of Directors is provided for in the Organizational Regulations. The Chairman shall have the casting vote.
c)	[gelöscht]	c)	[deleted]
d)
	Soweit es das Gesetz zulässt, werden die Mitglieder des Verwaltungsrats sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen bzw. gegen diese erhoben werden, es sei denn, ein rechtskräftiger Entscheid eines Gerichts oder einer anderen Behörde stelle fest, dass die betreffende Person die obgenannten Auslagen und Verpflichtungen aufgrund einer vorsätzlichen oder grobfahrlässigen Pflichtverletzung verursacht hat.	d)
The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the Board of Directors and officers out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company, provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed with intent or gross negligence.

Unabhängig von vorstehender Bestimmung schiesst die Gesellschaft den Mitgliedern des Verwaltungsrats sowie der Geschäftsleitung die im Zusammenhang mit oben erwähnten Angelegenheiten entstehenden Gerichts- und Anwaltskosten vor. Ausgenommen sind jene Fälle, in denen die Gesellschaft selbst gegen die betreffenden Personen vorgeht. Die Gesellschaft kann die aufgewendeten Auslagen zurückfordern, wenn ein Gericht oder eine andere zuständige Behörde rechtskräftig feststellt, dass die betreffende Person gegenüber der Gesellschaft eine Pflichtverletzung begangen hat.
Without limiting the foregoing paragraph, the Company shall advance court costs and attorney's fees to the members of the Board of Directors and officers, except in cases where the Company itself is plaintiff. The Company may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the officer in question has breached its duties to the Company.

Artikel 18 Oberleitung und -aufsicht, Delegation			Article 18 Ultimate Direction, Delegation
a)
	Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ zugewiesen sind.		a)
				The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.
b)
	Der Verwaltungsrat kann aus seiner Mitte Ausschüsse bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung bestimmter Geschäfte betraut sind. Der Verwaltungsrat erlässt hierzu die notwendigen organisatorischen Weisungen. Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung ganz oder teilweise an einzelne Mitglieder, an einen Ausschuss oder an andere natürliche Personen, welche keine Aktionäre zu sein brauchen, übertragen. Ebenso kann der Verwaltungsrat vorgenannten Personen die Befugnis erteilen, im Namen der Gesellschaft zu zeichnen. Der Verwaltungsrat erlässt hierzu die notwendigen Organisationsreglemente und erstellt die erforderlichen Vertragsdokumente.		b)
				The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors. The organizational regulations will be defined by the Board of Directors. While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business or parts thereof and representation of the Company to one or more persons, members of the Board of Directors or others who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.
Artikel 19 Aufgaben			Article 19 Duties
Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:			The Board of Directors has the following non-transferable and inalienable duties:
	1.	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;		1.	to ultimately manage the Company and issue the necessary directives;
	2.	die Festlegung der Organisation;		2.	to determine the organization;
	3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;		3.	to organize the accounting, the financial control, as well as the financial planning if necessary for the administration of the Company;
	4.	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, sowie die Erteilung der Zeichnungsberechtigungen;		4.	to appoint and remove the persons entrusted with the management and representation of the Company and to grant signatory power;
	5.	die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;		5.	to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;
	6.	die Erstellung des Geschäftsberichtes und des Vergütungsberichts sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;		6.	to issue an annual business report and compensation report as well as hold a General Meeting of Shareholders and to implement the latter's resolutions;
	7.	die Benachrichtigung des Richters im Falle der Überschuldung;		7.	to inform the judge in the event of over-indebtedness;
	8.	die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;		8.	to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

	9.	die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen; und		9.	to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby; and
	10.	die Überwachung der Fachkenntnisse der Spezialrevisionsstelle in den Fällen, in denen das Gesetz den Einsatz einer solchen vorsieht.		10.	to examine the professional qualifications of the specially qualified Auditors in the cases in which the law foresees the use of such Auditors.
	C. Revisionsstelle und Spezialrevisionsstelle			C. Auditors and Special Auditor
Artikel 20 Amtsdauer, Befugnisse und Pflichten			Article 20 Term, Powers and Duties
a)	Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.		a)	The Auditors shall be elected by the General Meeting of Shareholders and shall have the powers and duties vested in them by law.
b)	Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz bei Kapitalerhöhungen durch Sacheinlage oder Verrechnung verlangten Prüfungsbestätigungen abgibt.		b)
The General Meeting of Shareholders may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with capital increases against contribution in kind or set-off.
c)
	Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauffolgenden ordentlichen Generalversammlung.		c)
The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.
IIIa.	Vergütung der Mitglieder des Verwaltungsrates und der Geschäftsleitung		IIIa.	Compensation of Members of the Board of Directors and Executive Management
Artikel 20a Vergütungsausschuss			Article 20a Compensation Committee
a)
	Die Generalversammlung wählt einen Vergütungsausschuss bestehend aus einem oder mehreren Mitgliedern. Nur Mitglieder des Verwaltungsrates können in den Vergütungsausschuss gewählt werden. Die Amtsdauer jedes Mitglieds des Vergütungsausschusses endet an der nächsten ordentlichen Generalversammlung. Die Amtsdauer eines Mitglieds des Vergütungsausschusses endet mit dem Tag der nächsten ordentlichen Generalversammlung, vorbehaltlich vorgängigen Rücktritts oder Abwahl. Mitglieder des Vergütungsausschusses können wiedergewählt werden.		a)
The General Meeting of Shareholders elects a Compensation Committee consisting of one or more members. Only members of the Board of Directors are eligible for election to the Compensation Committee. The term for each member of the Compensation Committee shall conclude at the next ordinary General Meeting of Shareholders. The term of office of a member of the Compensation Committee shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting of Shareholders. Members of the Compensation Committee may be re-elected.
b)	Der Vorsitzende des Vergütungsausschusses wird vom Verwaltungsrat gewählt.		b)	The Chair of the Compensation Committee is elected by the Board of Directors.
c)
	Im Falle einer Vakanz im Vergütungsausschuss aufgrund des Todes, Rücktritts, der Abwahl oder eines anderen Ausscheidens eines Mitglieds kann der Verwaltungsrat nach seinem Ermessen ein Ersatzmitglied für die verbleibende Amtsdauer des vorherigen Mitglieds des Vergütungsausschusses bestimmen.		c)
In the event that any vacancy on the Compensation Committee shall occur by reason of a member's death, resignation, removal or otherwise, the Board of Directors at its discretion may appoint a substitute member who shall serve for the remainder of the term of such former member of the Compensation Committee.
d)
	Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Erfüllung seiner Aufgaben in Bezug auf die Vergütungsrichtlinien und die Vergütungsprogramme der Gesellschaft. Der Verwaltungsrat erlässt ein Reglement für den Vergütungsausschuss, in welchem der Zweck, die Aufgaben, Verantwortlichkeiten und Verfahrensregeln des Vergütungsausschusses festgelegt sind.		d)
The Compensation Committee assists the Board of Directors in carrying out its responsibilities relating to the Company's compensation policies and programs. The Board of Directors establishes a charter for the Compensation Committee, which defines the Compensation Committee's purpose, duties and responsibilities, and procedural rules.

Artikel 20b Vergütungsgrundsätze, Erfolgsabhängige Vergütung,		Article 20b Principles of Compensation, Performance-based Compensation, Equity Plans
Beteiligungspläne und Vorsorgepläne		and Benefit Plans
a)
	Die Vergütungsprogramme für die Mitglieder des Verwaltungsrates und der Geschäftsleitung bezwecken die Belohnung erfolgreicher Geschäftsergebnisse und individueller Leistungen, die Anbindung der Interessen der Mitglieder des Verwaltungsrates und der Geschäftsleitung an jene der Aktionäre der Gesellschaft sowie die gleichmässige Gewichtung der Ziele nach einer leistungsbezogenen Vergütung und der Bindung an die Gesellschaft.	a)
The compensation programs for the members of the Board of Directors and Executive Management shall reward strong Company and individual performance, align the interests of the members of the Board of Directors and Executive Management with the Company's shareholders and balance the objectives of pay-for-performance and retention.
b)
	Die Gesellschaft kann den Mitgliedern des Verwaltungsrates eine Vergütung entrichten, die sich aus einem oder mehreren der folgenden Elemente zusammensetzt: (i) Barvergütungen für die Tätigkeit als Mitglied des Verwaltungsrats, Lead Independent Director, Vorsitzender oder Mitglied der verschiedenen Ausschüsse des Verwaltungsrats oder einer anderen vom Verwaltungsrat angeordneten Funktion; (ii) Sitzungsgelder; (iii) aktienbasierte und erfolgsabhängige Vergütungen; und (iv) Krankheits- und Vorsorgeleistungen.	b)
The Company may pay to the members of the Board of Directors compensation that shall consist of one or more of the following elements: (i) cash retainers for services as a director, lead independent director, chairperson or member of various committees of the Board of Directors or such other capacity as requested by the Board of Directors; (ii) meeting attendance fees; (iii) equity-based and/or performance based awards; and (iv) health and welfare benefits.
c)
	Die Gesellschaft kann den Mitgliedern der Geschäftsleitung eine Vergütung entrichten, die sich aus einem oder mehreren der folgenden Elemente zusammensetzt: (i) Grundvergütung; (ii) Leistungsprämien in bar; (iii) eigenkapitalbasierte Vergütungen mit Anreizfunktion; (iv) erfolgsabhängige Vergütungen in bar oder in Aktien/Optionen; (v) Renten-, Krankheits- und Vorsorgeleistungen; (vi) andere Nebenleistungen; und (vii) und weitere jeweils vom Vergütungsausschuss und vom Verwaltungsrat genehmigte Vergütungen, unter Vorbehalt der Genehmigung durch die Generalversammlung. Der Betrag von erfolgsabhängigen Vergütungen ist abhängig von der Erreichung formelhafter und nicht-formelhafter Ziele, die vom Verwaltungsrat bestimmt werden. Die erfolgsabhängige Vergütung kann in bar oder durch die Ausgabe von Aktien, Wandelrechten, Optionsrechten oder anderer Vergütungen mit Anreizfunktion ausgerichtet werden. Die Einzelheiten der erfolgsabhängigen Vergütung der Mitglieder der Geschäftsleitung werden vom Verwaltungsrat im Voraus genehmigt.	c)
The Company may pay to members of Executive Management compensation that shall consist of one or more of the following elements: (i) base salary; (ii) cash bonuses; (iii) equity incentive awards; (iv) performance-based equity or cash incentive awards; (v) retirement, health and welfare benefits; (vi) perquisite benefits; and (vii) such other compensation as may be approved by the Compensation Committee and the Board of Directors from time to time subject to shareholder approval. The amount of any performance-based compensation shall be based upon the achievement of formulaic and non-formulaic goals determined by the Board of Directors. The performance-based compensation may be paid in cash or by the issuance of securities, conversion rights, option rights or other incentive awards. The details of the performance-based compensation of the members of Executive Management shall be approved in advance by the Board of Directors.
d)
	Alle Zahlungen oder Leistungen, die aufgrund von Rentenversicherungs, Krankenversicherungs, oder Vorsorge- plänen gemäss der Beschreibung in Absatz c) erfolgen, stellen keine Vergütung dar. Die Gesellschaft kann zugunsten der Mitglieder des Verwaltungsrates und der Geschäftsleitung auch Organhaftpflichtversicherungen abschliessen und deren Prämien bezahlen. Die Zahlung der Prämien und alle Zahlungen, die aufgrund einer solchen Haftpflichtversicherung erfolgen, stellen keine Vergütung dar, die der Genehmigung durch die Aktionäre bedürfte.	d)
Any payments or benefits received pursuant to the terms of any retirement, health and welfare plans described in paragraph c) shall not be deemed compensation. The Company may also purchase directors and officers liability insurance for the benefit of the members of the Board of Directors and Executive Management and pay the premium therefor. The payment of the premiums or any payment received from such liability insurance carrier shall not be deemed "compensation" that would require shareholder approval.
e)
	Die Zuteilung von Aktien, Wandelrechten, Optionsrechten oder anderen Leistungen mit Anreizfunktion, welche die Mitglieder des Verwaltungsrates oder der Geschäftsleitung als Aktionäre der Gesellschaft erhalten (z.B. Bezugsrechte im Rahmen einer Kapitalerhöhung oder Optionsrechte im Rahmen einer Kapitalherabsetzung) stellen keine Vergütung dar, die der Genehmigung durch die Aktionäre bedürfte.	e)
The allocation of securities, conversion rights, option rights or other incentive awards that members of the Board of Directors or Executive Management receive as shareholders of the Company (e.g., subscription rights within a capital increase or option rights within a capital reduction) shall not be deemed "compensation" that would require shareholder approval.

Artikel 20c Arbeitsverträge, Darlehen, Kredite und Vorsorgeleistungen ausserhalb der		Article 20c Employment Agreements, Loans, Credits and Pension Payments outside the
beruflichen Vorsorge		Occupational Pension Scheme
a)
	Arbeitsverträge mit Mitgliedern der Geschäftsleitung und Verträge mit den Mitgliedern des Verwaltungsrates, die den Vergütungen zugrunde liegen, können für eine befristete Dauer oder für eine unbestimmte Dauer abgeschlossen werden, wobei keine Kündigungsfrist eine Dauer von zwölf Monaten übersteigen darf.	a)
Employment agreements with members of Executive Management and agreements with the members of the Board of Directors that form the basis of the compensation may be entered into for a fixed term or for an indefinite term; provided that any termination period shall not exceed twelve months.
b)	Die Gesellschaft gewährt den Mitgliedern des Verwaltungsrates und der Geschäftsleitung grundsätzlich keine Darlehen oder Kredite.	b)	As a rule, the Company does not grant any loans or credit to members of the Board of Directors or Executive Management.
(c)
	Die Mitglieder der Geschäftsleitung können Rentenleistungen in Übereinstimmung mit zwingenden Rentengesetzen und Pensionssystemen erhalten. Solche Rentenleistungen stellen keine Vergütung dar, die der Genehmigung durch die Aktionäre bedürfte.	c)
The members of Executive Management may receive retirement benefits in accordance with mandatory retirement benefit laws and pension systems. Such retirement benefits do not constitute "compensation" that would require shareholder approval.
Artikel 20d Externe Mandate		Article 20d Outside Directorships
a)	Die Mitglieder des Verwaltungsrats dürfen nicht mehr als zehn externe Mandate innehaben oder ausüben, davon nicht mehr als drei externe Mandate in kotierten Gesellschaften.	a)	The members of the Board of Directors shall not occupy or exercise more than ten outside directorships, of which not more than three outside directorships may be with a public company.
b)	Die Mitglieder der Geschäftsleitung dürfen nicht mehr als fünf externe Mandate innehaben oder ausüben, davon nicht mehr als ein externes Mandat in einer kotierten Gesellschaft.	b)	The members of Executive Management shall not occupy or exercise more than five outside directorships, of which not more than one outside directorship may be with a public company.
c)
	Als externes Mandat gilt eine Position im Verwaltungsrat oder dem obersten Leitungs- oder Aufsichtsorgan einer Rechtseinheit, die weder die Gesellschaft kontrolliert, durch die Gesellschaft kontrolliert wird oder unter gemeinsamer Kontrolle mit der Gesellschaft steht. Mehrere Mandate in Gesellschaften, die der gleichen Unternehmensgruppe angehören, zählen als ein Mandat. Ein Mandat in einer Tochtergesellschaft oder verbundenen Gesellschaft fällt nicht unter die Beschränkungen für externe Mandate gemäss diesem Artikel. Externe Mandate, die ein Mitglied des Verwaltungsrats oder der Geschäftsleitung auf Anordnung der Gesellschaft wahrnimmt, und Mandate in non-profit Organisationen sind auf je zehn derartige Mandate beschränkt.	c)
An outside directorship shall be deemed to be a position on the board or the highest managing or supervising body of any entity that neither controls, is controlled by nor is under common control with, the Company. One or more directorships in companies that are part of the same group of companies is regarded as a single directorship. A directorship in any subsidiary or affiliate of the Company shall not be subject to the limitations regarding outside directorships according to this Article. Outside directorships that are held by a member of the Board of Directors or Executive Management at the request of the Company and directorships with a non-profit organization shall each be limited to no more than ten such directorships.
d)
	Die Ausübung der Pflichten im Zusammenhang mit externen Mandaten darf das betreffende Mitglied nicht in der Ausübung seiner Pflichten gegenüber der Gesellschaft oder anderen Gruppengesellschaften beeinträchtigen.	d)
The performance of his or her duties in connection with any outside directorship shall not interfere with a member of the Board of Directors' or Executive Management's exercise of his or her duties with the Company or other group companies.

Artikel 20e Abstimmung über die Vergütungen durch die Generalversammlung			Article 20e Voting on Compensation by the General Meeting of Shareholders
a)	Die Generalversammlung genehmigt jährlich, gesondert und bindend die vom Verwaltungsrat vorgeschlagenen maximalen Gesamtbeträge für		a)	The General Meeting of Shareholders annually approves separately and in a binding manner the maximum aggregate amount of compensation proposed by the Board of Directors for:
	1.	die Mitglieder des Verwaltungsrats für das an der ordentlichen Generalversammlung laufende Kalenderjahr (die "Genehmigungsperiode"); und		1.	the members of the Board of Directors for the calendar year of the ordinary General Meeting of Shareholders (the "Approval Period"); and
	2.	die Mitglieder der Geschäftsleitung für die Genehmigungsperiode.		2.	the members of Executive Management for the Approval Period.
b)
	Falls der genehmigte Gesamtbetrag für die Vergütung der Geschäftsleitung nicht ausreicht, um nach dem Beschluss der Generalversammlung ernannte Mitglieder der Geschäftsleitung für die in diesem Zeitpunkt laufende Genehmigungsperiode zu entschädigen, steht der Gesellschaft pro Person ein Zusatzbetrag im Umfang von maximal 40% der zuvor genehmigten Gesamtvergütung der Geschäftsleitung für die jeweilige Genehmigungsperiode für die Vergütung der zusätzlichen Mitglieder zur Verfügung. Die tatsächliche Auszahlung eines Zusatzbetrags für die Vergütung von Mitgliedern der Geschäftsleitung, die nach dem Beschluss der Generalversammlung für die laufende Genehmigungsperiode aber vor der folgenden Genehmigungsperiode ernannt werden, bedarf nicht der Genehmigung durch die Generalversammlung.		b)
If the total amount approved for the compensation of Executive Management is insufficient to compensate members of Executive Management appointed after the resolution of the General Meeting of Shareholders for the then current Approval Period, the Company may use per person an additional amount of not more than 40% of the previously approved total aggregate compensation of Executive Management for the respective Approval Period for the compensation of such additional members. The actual payment of any such additional amounts to compensate members of Executive Management appointed after the resolution of the General Meeting of Shareholders for the then current Approval Period but before the following Approval Period does not require shareholder approval.
c)
	Verweigert die Generalversammlung die Genehmigung eines Gesamtbetrags für die Mitglieder des Verwaltungsrats und/oder der Geschäftsleitung, dann kann der Verwaltungsrat jederzeit, unter Einhaltung der gesetzlichen und statutarischen Voraussetzungen eine neue Generalversammlung einberufen und neue Anträge zur Genehmigung unterbreiten. Zusätzlich kann der Verwaltungsrat jederzeit, unter Einhaltung der gesetzlichen und statutarischen Voraussetzungen, eine neue ordentliche oder ausserordentliche Generalversammlung einberufen, um einen zuvor durch die Aktionäre genehmigten Betrag zu erhöhen, zu reduzieren, zu ergänzen oder zu ändern.		c)
If the General Meeting of Shareholders does not approve the total amount for the members of the Board of Directors and/or Executive Management, the Board of Directors may at any time, observing the legal and statutory requirements, call a new General or Extraordinary Meeting of Shareholders and submit a new proposal for approval. In addition, the Board of Directors may at any time, observing legal and statutory requirements, call a new General or Extraordinary Meeting of Shareholders to increase, decrease, amend or modify any amounts previously approved by the shareholders.
d)
	Auslagenersatz für die Tätigkeit als Mitglied des Verwaltungsrats, Mitglied der Geschäftsleitung oder in einer anderen Funktion auf Anordnung der Gesellschaft oder einer Tochtergesellschaft ist keine Vergütung und bedarf keiner Genehmigung der Aktionäre.		d)
Business expense recovery for service as a member of the Board of Directors, a member of Executive Management or in any capacity requested by the Company or its subsidiaries is not compensation and does not require shareholder approval.
e)
	Mitglieder des Verwaltungsrats und der Geschäftsleitung dürfen Vergütungen beziehen für erbrachte Leistungen oder Tätigkeiten in Tochtergesellschaften oder verbundenen Unternehmen der Gesellschaft, sofern die Vergütungen zulässig wären, wenn sie direkt von der Gesellschaft ausgerichtet würden und sofern die von einer Tochtergesellschaft oder einem verbundenen Unternehmen ausgezahlten Beträge in dem von der Generalversammlung der Gesellschaft gemäss Artikel 20e a) der Stauten genehmigten Gesamtbetrag der Vergütungen enthalten ist. Die unter diesem Absatz e) zulässigen Vergütungen können von der Gesellschaft und/oder einer oder mehreren Tochtergesellschaften oder verbundenen Unternehmen bezahlt werden.		e)
Members of the Board of Directors and Executive Management may receive compensation for services rendered or work performed for subsidiaries and affiliates of the Company; provided that, such compensation would be permissible if it were paid directly by the Company and that the amount of such compensation to be paid by a subsidiary or affiliate was included in the aggregate amount of compensation approved by the General Meeting of Shareholders of the Company pursuant to Article 20e a) of these Articles. The compensation permitted by this paragraph e) may be paid by the Company and/or one or more subsidiaries or affiliates of the Company.

f)	Eine von der Generalversammlung für eine bestimmte Genehmigungsperiode genehmigte Vergütung darf ganz oder teilweise auch nach dem Ende dieser Genehmigungsperiode ausgezahlt werden, sofern sie für erbrachte Tätigkeiten in jener Genehmigungsperiode ausgerichtet wird.	f)	Compensation for a particular Approval Period that has been approved by a resolution of the General Meeting of Shareholders may be paid, in whole or in part, after the end of such Approval Period, provided that it is paid for the performance of services during such Approval Period.
IV.	Liquidation	IV.	Liquidation
Artikel 21 Auflösung und Liquidation		Article 21 Dissolution and Liquidation
a)	Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.	a)	The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.
b)	Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird.	b)	The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.
c)	Die Liquidation ist gemäss Artikel 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.	c)	The liquidation of the Company shall take place in accordance with Article 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.
d)	Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter die Aktionäre nach Massgabe der einbezahlten Beträge verteilt.	d)	After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.
V.	Mitteilungen und Sprache der Statuten	V.	Notices and Language of the Articles of Association
Artikel 22 Mitteilungen und Bekanntmachungen		Article 22 Communications and Announcements
a)	Das Schweizerische Handelsamtsblatt ist das offizielle Publikationsmittel der Gesellschaft.	a)	The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.
b)	Mitteilungen der Gesellschaft an die Aktionäre oder Partizipanten sowie andere Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.	b)	Invitations to shareholders or participants and other communications of the Company shall be published in the Swiss Official Gazette of Commerce.
Artikel 23 Sprache der Statuten		Article 23 Language of the Articles of Association
Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.		In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

VI.	Übergangsbestimmungen	VI.	Transitional Provisions
Artikel 24 Sacheinlage		Article 24 Contribution in Kind

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 30. November 2010 gemäss einem Sacheinlagevertrag von 30. November 2010 ("Sacheinlagevertrag") in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Umstrukturierungsplan ("Scheme of Arrangement") vom 18. November 2010 zwischen der Allied World Assurance Company Holdings, Ltd, einer Gesellschaft mit beschränkter Haftung gemäss Bermuda Recht mit Sitz in Bermuda und Kotierung am New York Stock Exchange ("Allied World Bermuda"), und ihren Aktionären, der von den Aktionären der Allied World Bermuda genehmigt wurde, alle 39'794'636 Aktien mit Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 2'337'536'918.64 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 39'794'636 voll einbezahlte Namenaktien mit einem Nennwert von insgesamt CHF 596'919'540 aus an die Allied World Bermuda, die (1) in Bezug auf 38'313'836 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, als indirekte Stellvertreterin für die Aktionäre aller Aktien mit Stimmrechten der Allied World Bermuda, die bei Handelsschluss an der New York Stock Exchange (NYSE) am 30. November 2010 ("Stichzeitpunkt") ausgegeben sind, und (2) in Bezug auf 1'480'800 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, im eigenen Namen und auf eigene Rechnung handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenaktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 1'740'617'378.64 den Reserven der Gesellschaft zu.
In connection with (1) the capital increase, dated November 30, 2010, and in accordance with (2) a contribution in kind agreement ("Contribution in Kind Agreement"), dated November 30, 2010, in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the scheme of arrangement ("Scheme of Arrangement") dated November 18, 2010, by and between Allied World Assurance Company Holdings, Ltd, an exempted company with limited liability under the laws of Bermuda, with a registered office in Bermuda and with common shares listed on the New York Stock Exchange ("Allied World Bermuda"), and Allied World Bermuda's shareholders, all of the 39,794,636 voting common shares of Allied World Bermuda (total value of CHF 2,337,536,918.64) have been acquired by the Company. As consideration for this contribution in kind, the Company has issued a total of 39,794,636 fully paid-in registered shares with a total par value of CHF 596,919,540 to Allied World Bermuda, which acts (i) in relation to 38,313,836 registered shares of the Company, each with a par value of CHF 15.00, as nominee for the account of the holders of all Allied World Bermuda voting common shares outstanding as of the close of trading on the New York Stock Exchange on November 30, 2010 ("Record Date"), and (ii) in relation to 1,480,800 registered shares of the Company, each with a par value of CHF 15.00, in its own name and account. The surplus of the difference between the aggregate par value of the issued registered shares and the total value of the contribution in kind, in the amount of CHF 1,740,617,378.64, is allocated to the reserves of the Company.

Die Gesellschaft übernimmt bei der Schaffung des Partizipationskapitals vom 30. November 2010 gemäss den Sacheinlagevertrag in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Scheme of Arrangement vom 18. November 2010, alle 202'340 Aktien ohne Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 11'885'451.60 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 202'340 voll einbezahlte Namenpartizipationsscheine mit einem Nennwert von insgesamt CHF 3'035'100 aus an die Allied World Bermuda, die als indirekte Stellvertreterin für die Aktionäre aller Aktien ohne Stimmrecht der Allied World Bermuda, die zum Stichzeitpunkt ausgegeben sind, handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenpartizipationsscheine und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 8'850'351.60 den Reserven der Gesellschaft zu.
In connection with (1) the creation of the participation capital, dated November 30, 2010, and in accordance with (2) the Contribution in Kind Agreement in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the Scheme of Arrangement dated November 18, 2010, all of the 202,340 non-voting common shares of Allied World Bermuda (total value of CHF 11,885,451.60) have been acquired by the Company. As consideration for this contribution in kind, the Company issues 202,340 fully paid-in registered participation certificates with a total par value of CHF 3,035,100 to Allied World Bermuda, which acts as nominee for the account of the holders of all non-voting common shares of Allied World Bermuda outstanding as of the close of trading on the New York Stock Exchange on the Record Date. The surplus of the difference between the aggregate par value of the issued registered participation certificates and the total value of the contribution in kind, in the amount of CHF 8,850,351.60, is allocated to the reserves of the Company.

Zug, 19. April 2016 Zug, April 19, 2016
Scott Carmilani